     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 25, 1997


                                                      REGISTRATION NO. 333-23013

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 1


                                       TO


                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                                  MINIMED INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                    DELAWARE                                       95-4408171
        (STATE OR OTHER JURISDICTION OF               (I.R.S. EMPLOYER IDENTIFICATION NO.)
         INCORPORATION OR ORGANIZATION)

                            12744 SAN FERNANDO ROAD
                            SYLMAR, CALIFORNIA 91342
                                 (818) 362-5958
   (ADDRESS, INCLUDING ZIP CODE AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------
                                 ALFRED E. MANN
                         CHAIRMAN OF THE BOARD AND CEO
                                  MINIMED INC.
                            12744 SAN FERNANDO ROAD
                            SYLMAR, CALIFORNIA 91342
                                 (818) 362-5958
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                            ------------------------

                                   COPIES TO:

        ERIC S. KENTOR, ESQ.             ROY J. SCHMIDT, JR., ESQ.           FREDERICK W. KANNER, ESQ.
   SENIOR VICE PRESIDENT, GENERAL       GIBSON, DUNN & CRUTCHER LLP               DEWEY BALLANTINE
        COUNSEL AND SECRETARY              333 SOUTH GRAND AVENUE           1301 AVENUE OF THE AMERICAS
            MINIMED INC.               LOS ANGELES, CALIFORNIA 90067          NEW YORK, NEW YORK 10019
      12744 SAN FERNANDO ROAD                  (213) 229-7000                      (212) 259-8000
      SYLMAR, CALIFORNIA 91342
           (818) 362-5958

                            ------------------------
        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   AS SOON AS PRACTICABLE AFTER THE REGISTRATION STATEMENT BECOMES EFFECTIVE.
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [ ]
     If any of the securities on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [ ]
     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]
     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [ ]
                            ------------------------

                        CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
                                                            PROPOSED MAXIMUM         AMOUNT OF
TITLE OF EACH CLASS OF SECURITIES                          AGGREGATE OFFERING      REGISTRATION
  TO BE REGISTERED                                             PRICE(1)(2)              FEE
----------------------------------------------------------------------------------------------------

Common Stock..............................................      $64,256,250           $19,472
----------------------------------------------------------------------------------------------------
Preferred Stock Purchase Rights...........................          --                  --


================================================================================

(1) Includes shares subject to the Underwriters' over-allotment option.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c).

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.
================================================================================

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES
     AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE.
     THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN
     WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                  Subject to Completion, Dated March 25, 1997

PROSPECTUS

                                2,000,000 SHARES

                                 (MINIMED LOGO)

                                  COMMON STOCK
                          ---------------------------

     Of the 2,000,000 shares of Common Stock offered hereby, 1,000,000 shares are being sold by MiniMed Inc. ("MiniMed" or the "Company") and 1,000,000 shares are being sold by the Selling Stockholders (the "Selling Stockholders"). The Company will not receive any of the proceeds from the sale of shares by the Selling Stockholders. The Company's Common Stock is quoted on the Nasdaq National Market under the symbol "MNMD." On March 6, 1997, the last reported sale price for the Company's Common Stock on the Nasdaq National Market was $28.375. See "Price Range of Common Stock."

     THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS," BEGINNING ON PAGE 6.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                                                   Underwriting
                                 Price to           Discounts          Proceeds to     Proceeds to Selling
                                  Public        and Commissions(1)      Company(2)         Stockholders
-----------------------------------------------------------------------------------------------------------
Per Share..................          $                  $                   $                   $
-----------------------------------------------------------------------------------------------------------
Total(3)...................          $                  $                   $                   $

================================================================================

(1) For information regarding indemnification of the Underwriters, see "Underwriting."
(2) Before deducting expenses of the offering payable by the Company, estimated at $500,000.
(3) The Company and certain of the Selling Stockholders have granted the Underwriters an option, exercisable within 30 days from the date hereof, to purchase up to 300,000 additional shares of Common Stock on the same terms as set forth above, solely to cover over-allotments, if any. If such option
    is exercised in full, the total Price to Public will be $               ,
    the Underwriting Discounts and Commissions will be $               , the
    Proceeds to Company will be $               , and the Proceeds to Selling
    Stockholders will be $               . See "Underwriting."
                          ---------------------------

     The shares of Common Stock offered by the Underwriters are subject to prior sale, receipt and acceptance by them and subject to the right of the Underwriters to reject any order in whole or in part and to certain other conditions. It is expected that delivery of such shares will be made through the offices of UBS Securities LLC, 299 Park Avenue, New York, New York, on or about
            , 1997.
                          ---------------------------

UBS SECURITIES
                      DILLON, READ & CO. INC.
                                                         HAMBRECHT & QUIST
                                                               SMITH BARNEY INC.

March    , 1997

                                   [PICTURES]


     IN CONNECTION WITH THIS OFFERING, CERTAIN UNDERWRITERS (AND SELLING GROUP MEMBERS) MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE COMMON STOCK ON THE NASDAQ NATIONAL MARKET IN ACCORDANCE WITH RULE 103 OF REGULATION M UNDER THE SECURITIES AND EXCHANGE ACT OF 1934, AS AMENDED. SEE "UNDERWRITING."


CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK, INCLUDING BY ENTERING STABILIZING BIDS, EFFECTING SYNDICATE COVERING TRANSACTIONS OR IMPOSING PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY


    The following summary is qualified in its entirety by the more detailed information and financial statements including the notes thereto contained elsewhere in this Prospectus or incorporated herein by reference. This Prospectus contains forward-looking statements that involve risks and uncertainties. The Company's actual results may differ materially from the results discussed in the forward-looking statements. Factors that could cause or contribute to such differences include, without limitation, those discussed in the sections entitled "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business," as well as those discussed elsewhere in this Prospectus or incorporated herein by reference. Unless otherwise indicated, all information in this Prospectus assumes that the Underwriters' over-allotment option is not exercised.


                                  THE COMPANY


     MiniMed Inc. ("MiniMed" or the "Company") designs, develops, manufactures and markets advanced microinfusion systems for delivery of a variety of drugs, with a primary focus on the intensive management of diabetes. Substantially all of the Company's revenues have been derived from the sale of external insulin pumps and related disposables, which are designed to deliver small quantities of insulin in a controlled, programmable profile. The Company believes that it is the leading provider of these systems in the world with a present market share in the U.S. of approximately 75% for new pump sales. The Diabetes Control and Complications Trial (the "DCCT Study"), a landmark, 10-year study conducted under the auspices of the National Institutes of Health (the "NIH"), established that close control of glucose levels can prevent or delay the onset of the long-term consequences of diabetes. Other clinical studies have demonstrated that the use of insulin pumps offers many advantages over injection therapy, such as enabling patients to achieve lower glucose variability, reducing the serious consequences of diabetes and improving the patients' quality of life. The Company has also developed an implantable insulin pump and is developing continuous subcutaneous glucose monitoring systems intended to enable further improvement in glycemic control and avoidance of hypoglycemic (low glucose level) and hyperglycemic (high glucose level) events. The Company's net sales of external pumps and related disposables have grown at a compounded annual rate of 30% from $11.8 million in 1990 to $57.1 million in 1996. The Company believes its primary market is Type I (insulin-dependent, juvenile-onset) diabetes patients. The American Diabetes Association (the "ADA") has estimated that there are 800,000 Type I patients in the U.S., and the Company believes that less than 5% of such patients use insulin pumps.



     Diabetes is a chronic, life-threatening disease that affects the body's production of and response to insulin, a hormone produced by the pancreas that is critical to the metabolism of glucose. Diabetes leads to many serious and potentially fatal complications. According to the ADA, diabetes is not only the sixth leading direct cause of death by disease (169,000 deaths in 1992), but is also the leading cause of blindness in adults 25 to 74 years old
(12,000 - 24,000 new cases annually), renal failure (more than 19,000 cases in 1992), amputations (approximately 54,000 cases annually), as well as a significant cause of male impotence and a major contributor to cardiovascular disease. The total cost to the U.S. health care system of treating diabetics was estimated to be more than $105 billion in 1992.


     The Company's programmable external insulin pumps are thin and lightweight (about the size of a pager) and are designed to be worn under the patient's clothing, on a belt, in a pocket or elsewhere in order not to interfere with normal daily activities. The pumps are designed to utilize the Company's proprietary disposables, consisting of an infusion set and a medication reservoir, which provide the Company with a continuing source of revenue following pump sales. The Company's external infusion pumps deliver insulin subcutaneously in hundreds of microinfusions throughout the day, more closely simulating delivery by a normal pancreas as compared to the two to four large (bolus) doses per day with injection therapy. A prospective, cross-over study published in April 1996 in Diabetes Care has shown that intensive management of diabetes by insulin pump therapy using the Company's external pump reduces the risk of hypoglycemic events four- to six-fold as compared to intensive management of diabetes by multiple daily injections.

     In addition to its external pumps, the Company has developed an implantable pump which to date has been utilized only for insulin delivery. The Company's programmable implantable pump is similar in function to its external pump, but is implanted under the skin of the abdomen, releasing insulin directly into the peritoneal cavity. Peritoneal delivery even more closely simulates normal pancreatic function than subcutaneous delivery via an external pump. Two recent studies presented in France found that intensive insulin therapy with an implantable pump (a majority of which were made by the Company) has significant advantages over alternative intensive management therapies for Type I patients, including providing reduced glycemic variability and a significant reduction in hypoglycemic events. A separate study published in the Journal of the American Medical Association ("JAMA") in October 1996 found that in Type II (adult onset) patients, intensive insulin therapy utilizing the Company's implantable pump, as compared to those patients using multiple daily injections, also provided reduced glycemic variability, reduced risk of hypoglycemic events without weight gain and enhanced quality of life. The Company's implantable pump has been approved for commercial sale in the European Union (the "EU"), and the special insulin used in the implantable pump is subject to a separate regulatory approval process in the EU. The manufacturer of this insulin, Hoechst AG, a German company ("Hoechst"), has applied for such approval. In the U.S., the Company and Hoechst will file a single application to the Food and Drug Administration (the "FDA"). Such application will contain both a New Drug Approval ("NDA") element for the special insulin and a Premarket Approval ("PMA") element for the pump. The Company has completed preparation of the PMA portion of the application for the implantable pump and is working with Hoechst in the preparation of the NDA element of the application for the special insulin.

     Beyond intensive management of diabetes, the Company is seeking to take advantage of its drug delivery expertise by exploring applications of its pumps with drugs other than insulin. The Company believes that its pump technology is well suited for the delivery of a number of drugs that are difficult to administer, including drugs that: (i) are made up of fragile, large molecules,
(ii) cannot be ingested orally, (iii) have short half-lives in vivo, (iv) require site-specific delivery, (v) have very narrow effective ranges of concentration, (vi) require a profiled delivery pattern or (vii) would otherwise require large amounts of drugs that are either expensive or toxic in the high doses required to achieve therapeutic value. Many genetically engineered and manufactured proteins and peptides have these characteristics. The Company is in discussions with a number of biopharmaceutical companies regarding collaboration on developing the Company's infusion systems for use with drugs other than insulin and is negotiating an agreement with respect to one new drug for the treatment of HIV infection.

     The Company is also developing a series of continuous glucose monitoring systems, all of which utilize a sensor that can be inserted into subcutaneous tissue for continuous monitoring of glucose levels. Each sensor is expected to last approximately 3 1/2 days, after which the patient would replace it with another sensor in a different location. The Company has conducted a series of studies of its glucose sensor, involving 48 patients, and intends to initiate a multi-center clinical trial later this year. These systems are being developed to provide minimally invasive, continuous measurements and alarms that warn the patient when glucose levels become too high or too low. The Company believes these systems would provide substantial benefits over widely used glucose meters and strips that provide only intermittent measurements and can cause considerable discomfort and inconvenience as a result of the need to prick a finger to draw blood and then use a strip and a meter to determine glucose levels. Because of the expected advantages of the Company's minimally-invasive glucose monitoring systems over glucose strips and meters, the Company believes that its systems, if successfully developed, would enable better disease management and significantly improve patient compliance.

     The Company's primary goal is to design, develop, manufacture and market advanced medical devices for the treatment of diabetes and other chronic medical conditions. The Company's focus has been, and for the foreseeable future will continue to be, on diabetes, but the Company plans to diversify its drug delivery programs to treat other medical conditions, which the Company believes also offer significant future market opportunities. The key elements of the Company's business strategy to achieve this objective include: (i) expanding the market for insulin pumps in the U.S. and internationally, primarily through the education of physicians, patients and third-party payors regarding the need for intensive therapy and the benefits of pumps over injection therapy (either conventional or multiple daily injections); (ii) diversifying into treatment of other medical conditions by collaborating with biopharmaceutical companies to take advantage of the Company's expertise with insulin delivery systems; (iii) continuing product innovation and expanding into alternative applications for its pumps; and (iv) seeking and expanding strategic alliances with key participants in the diabetes care marketplace.

     The Company was incorporated in 1993 in the State of Delaware and acquired the microinfusion pump business from its predecessor, MiniMed Technologies Limited, a California limited partnership ("MMTL"), effective January 1, 1993. The Company's principal executive offices are located at 12744 San Fernando Road, Sylmar California 91342, and its telephone number is (818) 362-5958. MiniMed(R), Sof-set(R), QR(R) and Polyfin(R) are registered trademarks of the Company.

                                  RISK FACTORS

     The shares offered hereby involve a high degree of risk. See "Risk Factors" located at page 6.

                                  THE OFFERING

Common Stock offered by the Company.............  1,000,000 shares
Common Stock offered by the Selling
  Stockholders..................................
                                                  1,000,000 shares
Common Stock to be outstanding after the
  offering......................................
                                                  12,843,025 shares(1)
Use of Proceeds.................................
                                                  Structural improvements to the Company's
                                                  primary facility, purchase of
                                                  manufacturing, information systems and
                                                  other equipment, and working capital and
                                                  other general corporate purposes including
                                                  establishing strategic relationships and/or
                                                  possible acquisitions.
Nasdaq National Market symbol...................
                                                  MNMD

---------------
(1) Includes 200,000 shares of Common Stock to be issued on the exercise of outstanding warrants concurrently with the consummation of this offering. See "Principal and Selling Stockholders." Excludes 1,456,146 shares issuable upon exercise of outstanding stock options with a weighted average exercise price of $7.81 per share.

                      SUMMARY CONSOLIDATED FINANCIAL DATA
                     (In thousands, except per share data)

                                        DATA OF
                                      PREDECESSOR
                                      ENTITIES(1)
                                      ------------
                                            YEARS ENDED DECEMBER 31,          YEAR ENDED       YEAR ENDED
                                      ------------------------------------   DECEMBER 29,     DECEMBER 27,
                                          1992        1993        1994           1995             1996
                                      ------------   -------   -----------   -------------   ---------------
STATEMENT OF OPERATIONS DATA:
Net sales...........................     $24,079     $31,731       $36,274         $45,107         $59,080
Gross profit........................      10,461      16,784        20,143          28,576          38,640
  Selling, general and
     administrative.................      10,108      14,088        15,366          19,863          25,468
  Research and development..........       3,891       3,998         5,372           7,095           7,900
Operating income (loss).............      (3,538)     (1,302)         (595)          1,618           5,272
Other income, including interest
  income............................          29         154           228             965           1,062
Net income (loss)...................      (3,681)     (1,558)         (900)          1,809           4,672
                                         =======     =======
Net income (loss) per share(2)......                                $(0.10)          $0.17           $0.38
                                                                   =======         =======         =======
Weighted average number of common
  and common equivalent shares used
  in computing net income (loss) per
  share(2)..........................                             9,085,000      10,587,000      12,238,000(3)
                                                                   =======         =======         =======

                                                                                 DECEMBER 27, 1996
                                                                           -----------------------------
                                                                             ACTUAL      AS ADJUSTED(4)
                                                                           -----------   ---------------
BALANCE SHEET DATA:
  Working capital.......................................................       $37,209         $66,194
  Total assets..........................................................        59,503          88,488
  Total stockholders' equity............................................       $49,626         $78,611

---------------

(1) The financial data presented for all periods subsequent to the Company's incorporation in 1993 reflect the operations of the medication infusion business of the Company as an independent entity. The financial data for 1992 reflect the operations of that business as a business unit within two limited partnerships as if the Company were a separate entity.

(2) Pursuant to applicable rules, and because of the significant change in the Company's capital structure related to the conversion of preferred stock as a result of the Company's initial public offering of Common Stock in 1995, per share information and weighted average shares outstanding are presented only for the three years in the period ended December 27, 1996.

(3) Includes 1,456,146 shares of Common Stock issuable upon exercise of outstanding stock options with a weighted average exercise price of $7.81 per share.

(4) Adjusted to give effect to the receipt of the net proceeds from the sale of 1,000,000 shares of Common Stock offered by the Company hereby (at an assumed offering price of $28.375 per share, after deduction of underwriting discounts and commissions and estimated expenses payable by the Company in connection with the offering) and the exercise of warrants to purchase 200,000 shares of Common Stock at $13.00 per share. See "Use of Proceeds" and "Capitalization."

                                  RISK FACTORS

     Prospective investors in the shares of Common Stock offered hereby should carefully consider the following risk factors in addition to the other information appearing in this Prospectus.

     Dependence on Narrow Product Line and Risk of Technological
Obsolescence. The Company's revenues are derived primarily from the sale of external pumps and related disposables. For the year ended December 31, 1996, these products accounted for over 97% of revenues. The emergence of any medical evidence that intensive insulin therapy (i.e., multiple daily injections or pump therapy) does not reduce the complications of diabetes could materially adversely affect the Company's business, financial condition and results of operations. The Company's future success will depend to a large extent on growing acceptance of insulin infusion pump therapy for diabetes. A number of companies and medical researchers are pursuing new delivery devices, delivery technologies, procedures, drugs and bioengineered therapeutics for the prevention and treatment of diabetes, such as pancreas transplantation and beta and insulin-producing islet cell preparations and devices. If these various technological innovations are successful, some or all of the Company's products could be rendered obsolete, or the market for such products could be adversely affected. With the large potential market for glucose sensors, it is likely that other companies, some of which may have substantially greater financial, technical and marketing resources than the Company, will attempt to develop competitive continuous glucose sensors, and others are known to be attempting to develop non-invasive and minimally invasive glucose measurement systems. If any of these efforts are successful, such products could have a material adverse effect on the Company's glucose sensor program. See "Business -- Market
Overview -- Diabetes," "Business -- Products" and "Business -- Competition."

     Dependence on New Products. The Company's future success will depend in part on its ability to continue to develop and market new and innovative products. The Company has developed an implantable insulin pump and is also developing several glucose sensor products, a new implantable insulin pump, improved external pumps with data storage and downloading capabilities, and improved disposable products for use with the Company's pumps. The Company is also seeking to take advantage of its drug delivery expertise to develop and manufacture systems to infuse drugs other than insulin. Although development is ongoing, various hurdles remain before completion, and the marketing of these products will require prior FDA and other regulatory approvals. No assurance can be given that the Company will be successful in developing these new products or in obtaining FDA approval to market such products. See "Business -- Products," "Business -- Government Regulation" and "Management -- Compensation Committee Interlocks and Insider Participation."

     Substantial Competition. At present, the Company considers its primary competition to be insulin injection therapy. In the sale of its external pumps, the Company competes with Disetronic Medical Systems AG, a Swiss company ("Disetronic"), which introduced a competitive model external insulin pump in the U.S. approximately six years ago. Internationally, in addition to Disetronic, the Company competes against several smaller suppliers in the external insulin pump market. A number of companies have pursued implantable insulin pumps. There can be no assurance that past, current and potential makers of insulin pumps, some of which have substantially greater financial, technical, marketing and other resources than the Company, will not become more significant factors in the future. In the sale of its disposable products, the Company competes with Maersk Medical A/S ("Maersk"), a Danish company, which introduced a disposable system in 1995 that is compatible with the Company's pumps. Other companies may also be considering the manufacture and sale of disposables. If Maersk, or any other company, is successful in gaining significant market share, the sales and margins of the Company's products could be materially adversely affected.

     In addition, a number of companies and medical researchers are pursuing new delivery devices, delivery technologies, procedures, drugs and bioengineered therapeutics for the prevention and treatment of diabetes, such as pancreas transplantation and insulin-producing islet and beta cell preparations and devices. If successful, these technologies could have a material adverse effect on the Company's business, financial condition and results of operations, and could even render the Company's products obsolete. With the large potential market for glucose sensors, it is likely that other companies, some of which may have substantially greater financial, technical and marketing and other resources than the Company, will attempt to develop competitive continuous glucose sensors, and others are known to be attempting to develop non-invasive and minimally invasive glucose measurement systems. If any of these efforts are successful, such products could materially adversely affect the Company's glucose sensor program. See
"Business -- Competition."

     Fluctuations in Operating Results. The Company's results of operations have typically fluctuated, and may continue to fluctuate, from quarter-to-quarter. In particular, in prior years, U.S. quarterly sales have generally increased during the year, especially in the fourth quarter, as patients satisfy their insurance deductibles. These seasonal trends have resulted in sales and earnings for each of the first three quarters of a given year being less than sales and earnings for the fourth quarter of the preceding year. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Quarterly Results."

     The fluctuations in the Company's quarterly results of operations have and will continue to result from numerous factors, including (i) practices of insurance companies and other third-party payors with respect to reimbursement for the Company's products, which tend to result in increased sales of the Company's external infusion pumps later in the calendar year, after patients' deductibles are satisfied, (ii) market acceptance of the Company's products,
(iii) timing of regulatory approvals, (iv) new product introductions, (v) competition, (vi) the Company's ability to manufacture its products efficiently and (vii) timing of research and development expenditures. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     Risks, Expense and Uncertainty of Government Regulation. The manufacture and sale of the Company's products are subject to regulation by numerous governmental authorities, principally the FDA and corresponding state and foreign agencies. The regulatory process is lengthy, expensive and uncertain. Prior to commercial sale in the U.S., most medical devices, including the Company's products under development, must be cleared or approved by the FDA. Securing FDA approvals and clearances may require the submission of extensive clinical data and supporting information to the FDA. Current FDA enforcement policy strictly prohibits the marketing of medical devices for uses other than those for which the product has been approved or cleared. Product approvals and clearances can be withdrawn for failure to comply with regulatory standards or the occurrence of unforeseen problems following initial marketing. Foreign governments also have review processes for new products that present many of the same risks.

     All models of the Company's external pumps that are currently on the market in the U.S. have been cleared by the FDA through the 510(k) notification process, which generally takes less time to complete than the FDA's PMA process. Modifications or enhancements to the Company's products that are cleared through the 510(k) process that could significantly affect safety or effectiveness will require new submissions. The Company has made certain changes to its cleared devices which the Company believes do not require the submission of new 510(k) notifications. However, there can be no assurance that the FDA will agree with the Company's determinations and not require the Company to submit new 510(k) notifications for any of these modifications.

     Implantable pumps are subject to more stringent FDA review and require approval by the FDA of a PMA application before commencement of marketing, sales and distribution in the U.S. The special insulin used in the Company's implantable pumps and manufactured by Hoechst will be subject to approval as a new drug by the FDA. The Company's implantable pump and the associated insulin comprise a combined device/drug system, for which approval will be sought in a single application. The Company is working with Hoechst on the preparation of the application. This is the first time that Hoechst has sought FDA approval to market insulin in the U.S. FDA approval of the Company's implantable insulin pump and associated insulin may not be received for a considerable period of time after the application is accepted by the FDA for filing, if at all. Assuming approval of an application for the implantable pump and insulin combination product, certain changes to the product (e.g., design, labeling, manufacturing, dosage, route of administration) would require FDA approval of supplements to the original application. At the present time, the FDA has indicated that there will be only one holder of the approved application for the pump and insulin combination product. The holder will be the entity entitled to file such supplements. The Company is seeking an arrangement with the FDA and Hoechst whereby the Company would be the approved application holder, but there can be no assurance that such an arrangement will be achieved. If the Company does not hold the approved application, then its ability to obtain FDA approval of modifications to the device would require appropriate contractual arrangements with Hoechst, or possibly would require obtaining a new PMA, which could have a material adverse effect on the Company. There also can be no assurance that the Company will be able to obtain necessary regulatory approvals or clearances on a timely basis, if at all, for any of its other products under development, and delays in receipt of or failure to receive such approvals or clearances, the loss of previously received approvals or clearances, or failure to comply with existing or future regulatory requirements would have a material adverse effect on the Company's business, financial condition and results of operations.

     The Company is also required to adhere to FDA regulations setting forth requirements for Good Manufacturing Practices ("GMP") and similar regulations in other countries, which include extensive testing, control and documentation requirements. Ongoing compliance with GMP, labeling and other applicable regulatory requirements is monitored through periodic inspections and market surveillance by state and federal agencies, including the FDA, and by comparable agencies in other countries. Hoechst will be subject to similar requirements with respect to the insulin to be used in the Company's implantable pump. Failure to comply with applicable regulations could result in sanctions being imposed on the Company or Hoechst, including fines, injunctions, civil penalties, failure of the government to grant premarket clearance or premarket approval of devices or drugs, delays, suspension or withdrawal of approvals, seizures or recalls of products, operating restrictions and criminal prosecutions. See "Business -- Government Regulation."

     Reliance on Sole Source Suppliers. The Company relies on single sources for certain critical components of its pumps, including hybrid circuits, integrated circuits, pumping elements, certain disposables and special batteries, as well as a sole source subcontract arrangement for sterilization services. For certain of these sole source components, alternative sources may not be readily available and the loss of any of these vendors as a supplier could result in interruption of supply and could have a material adverse effect on the Company's business, financial condition and results of operations. The special insulin developed for use in the Company's implantable pumps is produced solely by Hoechst. While the Company has had a working relationship with Hoechst for approximately 10 years, there is no formal written agreement between the parties requiring the continued supply of insulin for the Company's implantable pumps. Any interruption in the supply of Hoechst insulin, for which an NDA application is being prepared for submission to the FDA, could disrupt the Company's implantable pump program for at least several years and perhaps well into the future because of the need to develop an alternative insulin for the implantable system and then obtain appropriate regulatory approval for such insulin. See "Business -- Manufacturing."

     Uncertainty of Health Care Reform and Dependence on Third-Party Reimbursement. Demand for the Company's products is dependent in part on the reimbursement policies of third-party payors such as private insurance companies, self-insured employers, health maintenance organizations and government payors. There are widespread efforts to control health care costs in the U.S. and worldwide. Various federal and state legislative initiatives regarding the health care industry have been proposed during recent legislative sessions, and health care reform and similar issues continue to be at the forefront of social and political discussion. Government and private efforts to contain or reduce health care costs are likely to continue, and these trends may lead third-party payors to decline or limit reimbursement for the Company's products, having the possible effect of restricting the pricing and profitability of, or demand for, the Company's products. Additionally, the announcement of any such legislative or market initiative may adversely affect the ability of the Company to raise additional capital in the future. Management cannot at this time predict whether any such legislative or regulatory initiative will be enacted, or market reform initiated, or, if enacted or initiated, the impact on the business, financial condition or results of operations of the Company.

     It is highly uncertain as to whether and to what extent third-party payors will determine that the use of the Company's products is cost-effective or that overall cost savings will be obtained, and it is possible that they will merely focus on the lower initial costs associated with injection therapy or otherwise limit reimbursement of insulin pumps or other products developed by the Company. Reimbursement for the Company's implantable pump has been limited to date because third-party payors typically decline to reimburse for "experimental" procedures, and devices that are not yet approved by the FDA are usually assumed to be experimental. The cost of the implantable pump is expected to be higher than the external pumps. Even if approved by the FDA for commercial distribution in the U.S., many third-party payors may not reimburse for use of the implantable pump (on the basis of medical necessity, reasonableness or otherwise), and there could be significant delays before such reimbursement is available. A third-party payor may decline to reimburse for health care procedures that are determined by the payor to be not "medically necessary," not "reasonable," "experimental," or "investiga-tional," each of which is a subjective standard for which there may be no uniform policy among third-party payors. In the past, the Company has not sold its products to certain prospective patients because payors have indicated that reimbursement would be denied. This trend may continue or escalate, which could have a material adverse effect on the Company's business, financial condition or results of operations. In addition, federal and state governments and private third-party payors such as insurance companies are imposing increasing requirements with respect to patient referrals, payment practices, and related matters. See "Business -- Third-Party Reimbursement."

       Product Liability Exposure. Medical product companies face an inherent business risk of financial exposure to product liability claims in the event that the use of their products results in personal injury. A recent U.S. Supreme Court decision held that product liability may exist despite FDA approval, and future court decisions may also increase the Company's risk of product liability. The Company's products are and will continue to be designed with numerous alarms and other safety features, but it is possible that a patient's health could be adversely affected by use of one of the Company's products or that a death could occur. Also, in the event that any of the Company's products prove to be defective, the Company may be required to recall and redesign these products. Although the Company has not experienced any material losses due to product liability claims to date, there can be no assurance that it will not experience such losses in the future. The Company maintains liability insurance, but, there can be no assurance that such coverage will continue to be available on terms acceptable to the Company or that such coverage will be adequate for liabilities actually incurred. In the event the Company is held liable for damages in excess of the limits of its insurance coverage, or if any claim or product recall results in significant adverse publicity against the Company, the Company's business, financial condition and results of operations could be materially and adversely affected. See "Business -- Product Liability and Warranties" and "Business -- Legal Proceedings."

       Protection of Proprietary Technology. The Company is dependent upon its proprietary technology and seeks to protect such technology through a combination of confidentiality agreements, trade secrets and patents. The Company has applied for and obtained patent protection and has licensed other patents for certain proprietary aspects of its technology and processes in the U.S. and in other countries. There can be no assurance that the Company's owned and licensed patents will prove to be enforceable or that additional patents will be issued. Neither can assurance be given that the technologies used by the Company do not infringe upon the proprietary rights of others, although the Company is not aware of any such infringement or any adverse claim. The Company could incur substantial costs in seeking enforcement of its patents against infringement or the unauthorized use of its trade secrets by others or in defending itself against patent infringement claims by others. Insofar as the Company also relies in part on trade secrets and unpatented know-how to maintain its competitive position, there can be no assurance that others will not independently develop similar or superior technologies or that the Company's trade secrets and know-how will not become known to others. See
"Business -- Patents, Proprietary Rights and Trademarks."

     Sophistication of Products Limits Size of Market. External insulin pumps are a relatively sophisticated means of delivering insulin, and physicians do not prescribe external pumps to certain patients using intensive therapy because of concerns as to such patients' motivation and ability to understand and correctly use the pump technology. See "Business -- Products -- Current
Products -- External Insulin Pumps."

     Dependence on Key Personnel. The Company's ability to maintain its competitive position is dependent upon its ability to attract and retain highly qualified managerial, technical, manufacturing, regulatory and sales and marketing personnel. Competition for such people is intense, and there can be no assurance that the Company will be able to recruit and retain qualified personnel. In addition, the Company is dependent upon Alfred E. Mann, its founder, Chairman and Chief Executive Officer, Terrance H. Gregg, its President and Chief Operating Officer, and several other key personnel, the loss of any of whom could have a material adverse effect on the Company. The Company does not have employment agreements with any of its personnel. The Organization and Compensation Committee of the Company's Board of Directors is exploring the possibility of offering agreements to Messrs. Mann, Gregg, Eric Kentor, Senior Vice President, General Counsel and Secretary and Kevin Sayer, Senior Vice President, Finance and Chief Financial Officer under which they would receive substantial payments if their employment were to terminate in connection with a change of control of the

Company. Although no decision has been made to offer the agreements, it is possible that such an offer will occur in the near future.

     The Company maintains a key man life insurance policy on Mr. Mann in the amount of $5,000,000, expects to have such a policy in place soon on Mr. Gregg in the amount of $2,000,000, and maintains insurance in various amounts on certain other key employees, with the benefits payable to the Company. See "Management -- Executive Officers and Directors."

     Risks Associated with International Operations. In 1996, the Company generated approximately 14% of its revenues in export sales and in operations outside the U.S., and the Company intends to expand its international operations, resulting in increased exposure to certain risks. Foreign regulatory agencies often establish requirements different from those in the U.S. Fluctuations in exchange rates of the U.S. dollar against foreign currencies may affect demand for and the profitability of the Company's products overseas. In addition, the Company's international sales may be adversely affected by export license requirements, the imposition of governmental controls, political instability, trade restrictions, changes in tariffs and difficulties in staffing and managing international operations. In many foreign countries, independent distributorships cannot be terminated without considerable expense. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business -- Marketing and Sales."

     Risks Associated with Casualty Losses. Nearly all of the Company's operations are located in Southern California. The Company carries comprehensive liability, fire and earthquake insurance. California has a significantly higher risk of earthquakes than other areas of the U.S. The Company has relatively large deductibles under its earthquake insurance coverage. An earthquake or other catastrophic loss that causes significant damage to the Company's facilities could have a material adverse effect on the Company's business, financial condition and results of operations as a result of uninsured losses, including business interruption. The Company intends to apply up to $2 million of the proceeds of this offering to upgrade the structure of its principal buildings in order to comply with recently enacted local building code requirements for earthquake protection. See "Use of Proceeds."

     Control by Stockholder. Upon completion of the offering, Alfred E. Mann, Chairman and Chief Executive Officer of the Company, will beneficially own approximately 34% of the outstanding Common Stock. Mr. Mann will thus be in a position to exert substantial influence over the direction and policies of the Company and the outcome of corporate transactions requiring approval of the Company's stockholders, including mergers, consolidations and the sale of all or substantially all of the assets of the Company. See "Principal and Selling Stockholders."

     Possible Volatility of Stock Price. The stock market has from time to time experienced extreme price and volume fluctuations that often have been unrelated to the operating performance of particular companies. Moreover, especially with the current uncertainty about health care policy, reimbursement and coverage in the U.S., there has recently been significant volatility in the market price and trading volume of securities of medical device and other health care companies unrelated to performance of the companies. Announcements of technological or medical innovations or new commercial products by the Company or its competitors, developments or disputes concerning proprietary rights, changes in governmental regulation or the status of the Company's regulatory approvals or applications, changes in earnings, changes in securities analysts' recommendations, changes in health care policies and practices, and economic and other external factors, as well as period-to-period fluctuations in financial results of the Company, may have a significant impact on the market price and marketability of the Common Stock. Fluctuations or decreases in the trading price of the Common Stock may adversely affect the liquidity of the trading market for the Common Stock and the Company's ability to raise capital through future equity financing.

     Absence of Dividends. The Company has not paid any dividends on its Common Stock and does not anticipate paying any dividends on such stock in the foreseeable future. See "Dividend Policy."

     Anti-Takeover Provisions. The Company's Certificate of Incorporation and Bylaws and the Delaware General Corporation Law include provisions that may have the effect of discouraging persons from pursuing a non-negotiated takeover of the Company and preventing certain changes of control. In addition, the Company has adopted a stockholders' rights plan providing for discount purchase rights to certain stockholders of the Company upon certain acquisitions of Common Stock, which may also inhibit a change of control of the Company. The Organization and Compensation Committee of the Board of Directors is exploring the possibility of offering to Messrs. Mann, Gregg, Kentor and Sayer agreements under which they would receive substantial payments if their employment were to terminate in connection with a change of control of the Company. Although no decision has been made to offer the agreements, it is possible that such an offer will be made in the near future. If entered into, such agreements might also inhibit a change of control of the Company. See "Management -- Change of Control Agreements."

                                USE OF PROCEEDS

     The net proceeds to the Company from the sale of the 1,000,000 shares of Common Stock offered hereby by the Company at an assumed offering price of $28.375 per share are estimated to be approximately $26.4 million ($31.8 million if the Underwriters' over-allotment option is exercised in full), after deduction of underwriting discounts and commissions and estimated expenses payable by the Company in connection with the offering. Also in connection with the offering, certain of the Selling Stockholders will exercise warrants to purchase an aggregate of 200,000 shares of the Company's Common Stock at an exercise price of $13 per share, producing additional proceeds to the Company of $2.6 million. The Company will not receive any proceeds from the sale of Common Stock by the Selling Stockholders.

     Of the proceeds of the offering and the proceeds of the warrant exercise, the Company intends to use (i) approximately $2 million for required repairs and upgrades to its principal facility in compliance with recently enacted building code provisions applicable to earthquake protection; (ii) approximately $6 million to purchase manufacturing and other equipment associated with expanding the Company's product lines and bringing more manufacturing in-house, as well as additional information systems equipment; and (iii) approximately $21 million for working capital and other general corporate purposes. The general corporate purposes are expected to include the financing of increased levels of accounts receivables and inventory, research and development related to glucose monitoring systems and other products and further development of the implantable pump system, and to fund the establishment of strategic relationships and/or business acquisitions. The Company, in its ordinary course of business, reviews acquisition opportunities from time to time, but no acquisition agreements or letters of intent are currently in effect. The purpose of the offering is to provide funds for the uses described above, to provide additional working capital for the purposes specified above and for additional needs that may arise in the Company's business. The specific amount expected to be used for each of these purposes has not yet been determined. Pending such use, the net proceeds will be invested in investment grade, short-term, interest-bearing securities.

                          PRICE RANGE OF COMMON STOCK

     The Company's Common Stock commenced trading on the Nasdaq National Market under the symbol "MNMD" on July 25, 1995. The following table sets forth, for the periods indicated, the intra-day high and low sales prices per share of Common Stock on the Nasdaq National Market:

                                                                          HIGH       LOW
                                                                         ------     ------
    1997
    First Quarter (through March 6, 1997)..............................  $34.75     $27.88

    1996
    Fourth Quarter Ended December 27, 1996.............................  $32.75     $23.50
    Third Quarter Ended September 27, 1996.............................   29.75      18.25
    Second Quarter Ended June 28, 1996.................................   33.75      16.25
    First Quarter Ended March 29, 1996.................................   18.25      12.25

    1995
    Fourth Quarter Ended December 29, 1995.............................  $13.38     $ 7.75
    Third Quarter Ended September 29, 1995 (from July 25, 1995)........   13.50       8.75

     The last reported sale price of the Common Stock on the Nasdaq National Market on March 6, 1997 was $28.375. As of February 28, 1997, there were approximately 273 stockholders of record of the Company's Common Stock.

                                DIVIDEND POLICY

     The Company has never declared or paid any cash dividends on its Common Stock. The Company currently intends to retain all available funds for use in its business and therefore does not anticipate paying any cash dividends in the foreseeable future. Any future determination relating to dividend policy will be made in the discretion of the Board of Directors of the Company and will depend on a number of factors, including the future earnings, capital requirements, financial condition and future prospects of the Company and such other factors as the Board of Directors may deem relevant.

                                 CAPITALIZATION

     The following table sets forth, at December 27, 1996, the actual capitalization of the Company and the capitalization as adjusted to reflect the receipt of the net proceeds from the sale of the 1,000,000 shares of Common Stock being offered by the Company hereby at an assumed offering price of $28.375 per share and to reflect the exercise of warrants to purchase 200,000 shares of the Company's Common Stock at an exercise price of $13.00 per share.

                                                                            DECEMBER 27, 1996
                                                                         ------------------------
                                                                         ACTUAL     AS ADJUSTED
                                                                         -------   --------------
                                                                              (IN THOUSANDS)
Stockholders' equity:
  Common stock, par value $0.01 per share; 20,000,000 shares authorized; 11,636,175 shares issued and outstanding; 12,836,175
     shares issued and outstanding as adjusted(1)......................  $   116      $    128
  Additional capital...................................................   46,502        75,475
  Retained earnings....................................................    3,008         3,008
                                                                         -------       -------
          Total stockholders' equity...................................   49,626        78,611
                                                                         -------       -------
          Total capitalization.........................................  $49,626      $ 78,611
                                                                         =======       =======

---------------

(1) Excludes 1,456,146 shares of Common Stock issuable upon exercise of outstanding stock options with a weighted average exercise price of $7.81 per share.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The following table summarizes certain selected consolidated financial data, which should be read in conjunction with the Company's financial statements and notes thereto included elsewhere herein and with "Management's Discussion and Analysis of Financial Condition and Results of Operations." The selected consolidated financial data as of December 27, 1996, December 29, 1995 and December 31, 1994, 1993 and 1992, and for each of the five fiscal years in the period ended December 27, 1996 have been derived from the Company's audited financial statements, which have been audited by Deloitte & Touche LLP, the Company's independent auditors. Other information has been derived from other audited financial statements.

                                           DATA OF
                                         PREDECESSOR
                                         ENTITIES(1)
                                         -----------
                                             YEARS ENDED DECEMBER 31,         YEAR ENDED     YEAR ENDED
                                         ---------------------------------   DECEMBER 29,   DECEMBER 27,
                                            1992        1993       1994          1995           1996
                                         -----------   -------   ---------   ------------   ------------
                                                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Net sales..............................    $24,079     $31,731   $  36,274   $     45,107   $     59,080
Cost of sales..........................     13,618      14,947      16,131         16,531         20,440
                                           -------     -------   ---------      ---------      ---------
Gross profit...........................     10,461      16,784      20,143         28,576         38,640
Operating expenses:
  Selling, general and
     administrative....................     10,108      14,088      15,366         19,863         25,468
  Research and development.............      3,891       3,998       5,372          7,095          7,900
                                           -------     -------   ---------      ---------      ---------
          Total........................     13,999      18,086      20,738         26,958         33,368
                                           -------     -------   ---------      ---------      ---------
Operating income (loss)................     (3,538)     (1,302)       (595)         1,618          5,272
Interest expense.......................       (172)       (410)       (533)          (352)            --
Other income, including interest
  income...............................         29         154         228            965          1,062
                                           -------     -------   ---------      ---------      ---------
Income (loss) before income taxes......     (3,681)     (1,558)       (900)         2,231          6,334
Provision for income taxes.............         --          --          --            422          1,662
                                           =======     =======   =========      =========      =========
Net income (loss)......................    $(3,681)    $(1,558)  $    (900)  $      1,809   $      4,672
                                           =======     =======   =========      =========      =========
Net income (loss) per share(2).........                             $(0.10)         $0.17          $0.38
                                                                 =========      =========      =========
Weighted average number of common and
  common equivalent shares used in
  computing net income (loss) per
  share(2).............................                          9,085,000     10,587,000     12,238,000(3)
                                                                 =========      =========      =========

                                           DATA OF
                                         PREDECESSOR
                                         ENTITIES(1)
                                         -----------
                                                   DECEMBER 31,
                                         ---------------------------------   DECEMBER 29,   DECEMBER 27,
                                            1992        1993       1994          1995           1996
                                         -----------   -------   ---------   ------------   ------------
                                                                 (IN THOUSANDS)
BALANCE SHEET DATA:
Working capital........................    $ 8,879     $ 9,026   $  14,317   $     32,695   $     37,209
Total assets...........................     16,998      19,068      24,510         52,529         59,503
Notes payable, net of current
  portion..............................         --       7,286       7,000             --             --
Redeemable, convertible preferred
  stock................................         --          --       8,513             --             --
Retained earnings (accumulated
  deficit).............................         --      (1,558)     (2,962)        (1,664)         3,008
Total stockholders' equity.............         --       4,005       2,022         42,362         49,626
Net assets.............................      5,563          --          --             --             --

---------------

(1) The financial data presented for all periods subsequent to the Company's incorporation in 1993 reflect the operations of the medication infusion business of the Company as an independent entity. The financial data for 1992 reflect the operations of that business as a business unit within two limited partnerships as if the Company were a separate entity.

(2) Pursuant to applicable rules, and because of the significant change in the Company's capital structure related to the conversion of preferred stock as a result of the Company's initial public offering of common stock in 1995, per share information and weighted average shares outstanding are presented only for the three years in the period ended December 27, 1996.

(3) Includes 1,456,146 shares of Common Stock issuable upon exercise of outstanding stock options with a weighted average exercise price of $7.81 per share.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

     The following discussion of the financial condition and results of operations of the Company should be read in conjunction with the audited consolidated financial statements and the related notes thereto incorporated by reference herein. The discussion in this Prospectus contains forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially from those discussed in the forward-looking statements.

GENERAL

     The Company has focused its efforts on three product lines: external pumps and related disposables, implantable insulin pumps and continuous glucose monitoring systems. There have been no sales of glucose monitoring systems to date. Sales activity of the implantable insulin pump, primarily in Europe, where the product is approved for commercial distribution, is in an early stage.

RESULTS OF OPERATIONS

     The following table sets forth for the years indicated the percentage relationship to net sales of certain items in the Company's consolidated statements of operations and the percentage changes in the dollar amounts of such items on a comparative basis.

                                                                                       ANNUAL %
                                                                                  INCREASE (DECREASE)
                                                    PERCENTAGE OF NET SALES      ---------------------
                                                   -------------------------       1995         1996
                                                   1994      1995      1996      VS. 1994     VS. 1995
                                                   -----     -----     -----     --------     --------
Net sales........................................  100.0%    100.0%    100.0%       24.4%        31.0%
Cost of sales....................................   44.5      36.6      34.6         2.5         23.6
                                                   -----     -----     -----       -----        -----
Gross profit.....................................   55.5      63.4      65.4        41.9         35.2
Operating expenses
  Selling, general and administrative............   42.4      44.0      43.1        29.3         28.2
  Research and development.......................   14.8      15.7      13.4        32.1         11.3
                                                   -----     -----     -----       -----        -----
          Total operating expenses...............   57.2      59.7      56.5        29.9         23.8
                                                   -----     -----     -----       -----        -----
Operating income (loss)..........................   (1.7)%     3.7%      8.9%         --        225.8%
                                                   =====     =====     =====       =====        =====

     The following table sets forth domestic and international net sales, gross profits and research and development expenditures related to the Company's three primary product lines for the three years in the period ended December 27, 1996.

                                            DOLLARS IN THOUSANDS                % OF NET SALES
                                       -------------------------------     -------------------------
                                        1994        1995        1996       1994      1995      1996
                                       -------     -------     -------     -----     -----     -----
NET SALES
External pumps and related
  disposables
  Domestic...........................  $29,980     $37,299     $50,688      82.6%     82.7%     85.8%
  International......................    4,798       5,493       6,396      13.3      12.2      10.8
                                       -------     -------     -------     -----     -----     -----
       Subtotal......................  $34,778     $42,792     $57,084      95.9      94.9      96.6
Implantable pumps
  Domestic...........................      233         151          --       0.6%      0.3%       --
  International......................      960       2,164       1,996       2.7       4.8       3.4
       Subtotal......................    1,193       2,315       1,996       3.3       5.1       3.4
                                       -------     -------     -------     -----     -----     -----
Other net sales......................      303          --          --       0.8        --        --
                                       -------     -------     -------     -----     -----     -----
          Total......................  $36,274     $45,107     $59,080     100.0%    100.0%    100.0%
                                       =======     =======     =======     =====     =====     =====
GROSS PROFITS
External pumps and related
  disposables........................  $21,269     $28,017     $39,044      58.6%     62.1%     66.1%
Implantable pumps....................   (1,429)        559        (404)     (3.9)      1.3      (0.7)
Other................................      303          --          --       0.8        --        --
                                       -------     -------     -------     -----     -----     -----
          Total......................  $20,143     $28,576     $38,640      55.5%     63.4%     65.4%
                                       =======     =======     =======     =====     =====     =====
RESEARCH AND DEVELOPMENT EXPENSES
External pumps and related
  disposables........................  $ 1,355     $ 2,445     $ 3,381       3.7%      5.4%      5.8%
Implantable pumps....................    2,568       2,928       2,683       7.1       6.5       4.5
Glucose monitoring systems...........    1,449       1,722       1,836       4.0       3.8       3.1
                                       -------     -------     -------     -----     -----     -----
          Total......................  $ 5,372     $ 7,095     $ 7,900      14.8%     15.7%     13.4%
                                       =======     =======     =======     =====     =====     =====

FISCAL YEARS ENDED DECEMBER 27, 1996 AND DECEMBER 29, 1995

     Net Sales. Net sales increased 31.0% in 1996 over 1995 to $59,080,000 from $45,107,000. This increase is principally the result of an increase of 33.4%, or $14,292,000, in the sales volume of external pumps and related disposables. Domestic sales of these products grew 35.9%, or $13,389,000, from 1995 to 1996, while international sales increased 16.4%, or $903,000. The domestic sales increase was primarily the result of increased sales volume of external pumps and related disposables, with external pump sales growing at a rate in excess of disposable product sales. Additionally, net sales increased due to a customer shift to more expensive disposable products (principally the Sof-set QR) offered by the Company since June 1995, with enhanced features and commensurately higher sales prices. With the introduction of the Company's new Model 507 insulin pump in June 1996, the domestic average sales prices on external pumps increased, while the related disposable products experienced relative price stability.

     International sales of external pumps and related disposables for 1996 and 1995 include the sale of external pumps to Novo Nordisk A/S, which previously manufactured an external insulin pump and related disposables that were sold in Europe. Under an agreement with the Company entered into in late 1993, the external insulin pumps that Novo Nordisk previously manufactured and sold were replaced with the Company's external insulin pumps. Sales of external pumps to Novo Nordisk represented 15.5% of international sales of external pumps and related disposables in 1996, while such sales represented 23.1% of international sales of these products in 1995. The decline in sales to Novo Nordisk in 1996 reflects the completion of the contractually determined delivery schedule with Novo Nordisk during the quarter ended June 28, 1996.

     Sales of implantable pumps decreased by $319,000, or 13.8%, in 1996 over 1995. Due to problems encountered with the special insulin formulation manufactured by Hoechst and used in the implantable pump, such sales were limited during 1996. Although the Company received certification under the applicable directives issued by the EU and received the CE Mark in March 1995 for the implantable pump (permitting commercial sale throughout the EU), separate approval from the EU is required for commercial sale of the insulin. Hoechst, the manufacturer of that insulin, has applied for such approval. Such approval has not yet been received and no assurance can be given that such approval will be received. Future sales of the Company's implantable insulin pumps may be adversely affected by the lack of availability of the special insulin utilized in the implantable pump, as well as any delay or denial of regulatory approval for the insulin, seasonality, and overall market acceptance of this product line.

     The Company and Hoechst are continuing their testing of the special insulin for use in the implantable pump. No assurance can be given as to the potential for success of these efforts. If such efforts are not successful, the business, results of operations or financial condition of the Company could be materially adversely affected. In order for the implantable pump to be authorized for sale in the U.S., the Company must work with Hoechst under a procedure established by the FDA for approval of a combined application for the Company's pump and the Hoechst insulin. The Company has completed preparation of the PMA element of the application for the implantable pump and is assisting Hoechst in the preparation of the NDA element of the application for this special insulin. Delay or failure to obtain FDA approval could have a material adverse effect on the Company's business, results of operations or financial condition. See
"Business -- Products -- Current Products -- Implantable Insulin Pump" and "Business -- Government Regulation."

     Cost of Sales and Operating Expenses. Cost of sales increased 23.6% in 1996 over 1995 to $20,440,000 from $16,531,000. As a percentage of net sales, cost of sales decreased to 34.6% in 1996 from 36.6% in 1995. Increased sales volume enabled the Company to spread its fixed manufacturing costs over a larger sales base and thereby achieve certain economies of scale. The Company has continued to implement manufacturing efficiency programs that reduced per unit labor, overhead and materials costs. Additionally, the Company achieved lower product costs for certain disposable products by bringing the manufacturing processes in-house during 1996. Cost of sales in 1996 included manufacturing start-up expenses related to the Company's June 1996 release of its latest generation external insulin pump, the Model 507. Gross margins on the external pumps and related disposables increased to 66.1% of sales in 1996, compared to 62.1% in 1995. The Company's gross profits have been adversely impacted by the implantable pump product line during 1996 due to continued unpredictable sales, which have inhibited the Company's ability to realize manufacturing efficiencies on this product line. The Company expects this trend to continue for the foreseeable future.

     Selling, general and administrative expenses increased 28.2% in 1996 over 1995 to $25,468,000 from $19,863,000. As a percentage of net sales, these expenses decreased to 43.1% in 1996 from 44.0% in 1995. Selling, general and administrative expenses increased primarily due to higher external pump and related disposable sales volume, the introduction of the Model 507 external insulin pump, increased efforts to educate patients, professionals and payors in the intensive management of diabetes, and increased spending in international sales and marketing operations. Increased international expenses related primarily to bringing in-house to the Company's French subsidiary certain administrative functions that had been previously performed by a third party and the organizational and continuing start-up costs of the Company's German subsidiary, which was formed in December 1995.

     Research and development expenses increased 11.3% in 1996 over 1995 to $7,900,000 from $7,095,000. As a percentage of sales, research and development expenses decreased to 13.4% in 1996 from 15.7% in 1995. The increase in expenses is primarily the result of greater resources directed to the design and introduction of the Company's Model 507 external insulin pump and increased development of the continuous glucose monitoring systems. Expenses related to the implantable insulin pump product line decreased in 1996, as the Company awaited approval of the special insulin required for this product. The Company anticipates that future research and development expenditures will include amounts for the further development of the Company's existing technologies for use in other medical conditions.

     Other. Other income for 1996 and 1995 consists primarily of interest income generated from the Company's cash, cash equivalents, and short-term investment balances. The Company incurred interest expense in 1995 and 1994. No interest expense was incurred, however, during 1996 as all debt had been retired in connection with the Company's July 1995 initial public offering.

     The Company's effective tax rate for 1996 has been computed giving consideration to the pretax earnings and losses applicable to the Company's foreign and domestic tax jurisdictions and a continual decrease in the Company's valuation allowance against net deferred tax assets due to improved operating results. During 1995, the Company utilized all of its net operating loss carryforwards. The Company anticipates that future income tax rates for financial statement purposes will be lower than statutory state and federal income tax rates, as future income tax payments will be offset by the recognition of deferred income tax assets related to differences between financial reporting and income tax reporting requirements. The Company has not incurred any material foreign income tax expense to date. Inflation has not significantly impacted the Company's results of operations for the past three years.

FISCAL YEARS ENDED DECEMBER 29, 1995 AND DECEMBER 31, 1994

     Net Sales. Net sales increased 24.4% in 1995 over 1994 to $45,107,000 from $36,274,000. The 1995 growth in net sales of external pumps and related disposables amounted to $8,014,000, or 23.0%, over such sales in 1994 due to growth in both the domestic and international markets. Domestic sales of these products grew 24.4%, or $7,319,000, from 1994 to 1995, while international net sales increased 14.5%, or $695,000.

     The domestic net sales increase for 1995 resulted from increased sales volume of external pumps and related disposables, with disposable sales growing at a rate in excess of external pump sales. The effect of the increased sales volume achieved in 1995 was somewhat offset by lower average sales prices obtained on the sale of pumps. However, the related disposable products experienced a price increase during 1995. Domestic sales of external insulin pumps to previous pump users continued to decrease as a percentage of total domestic sales. As a result of this trend, the overall installed base of pump users increased at a faster rate than in prior periods. The 1995 international net sales increase was primarily the result of increased sales volume of pumps and related disposables to foreign distributors. The increase in international sales volume was partially offset by a scheduled decrease in sales under the Company's contract with Novo Nordisk. Sales of external insulin pumps to Novo Nordisk represented 23.1% of international sales of external pumps and related disposables in 1995, while such sales represented 47.1% of international sales of these products in 1994.

     Sales of implantable pumps increased by $1,122,000, or 94.0%, in 1995 over 1994. Due to problems encountered with the special insulin formulation manufactured by Hoechst and used in the implantable pump, such sales were limited to replacements for existing patients during the last half of 1994 and the first half of 1995.

New patient implants for Europe slowly recommenced in the second half of 1995 when the Company received certification under the applicable directives issued by the EU and received the CE Mark in March 1995 for the implantable pump.

     Cost of Sales and Operating Expenses. Cost of sales increased 2.5% in 1995 over 1994 to $16,531,000 from $16,131,000. As a percentage of net sales, cost of sales in 1995 decreased to 36.6% from 44.5% in 1994. Increased sales volume enabled the Company to spread its fixed manufacturing costs over a larger sales base. Gross margins on the primary product line increased to 62.1% of sales in 1995, compared to 58.6% for this product line in 1994. Gross margins on the implantable pump product line were positive for 1995 due to the increased sales, compared to negative gross margins on the implantable pump in 1994.

     Selling, general and administrative expenses increased 29.3% in 1995 over 1994 to $19,863,000 from $15,366,000. As a percentage of net sales, these expenses increased to 44.0% in 1995 from 42.4% in 1994. Higher sales volume in 1995 was the most significant factor in the increase in selling expenses, primarily attributable to increased commissions and other variable costs related to the field sales force. Additional increases in selling expenses relate to the Company's increased focus upon training and education of patients, health care professionals and third party payors. General and administrative expenses also increased in 1995 over 1994. These increased costs related primarily to the development of the Company's accounting, finance, MIS, legal and human resources departments to support the Company's growth and the requirements as a public reporting company.

     Research and development expenses increased 32.1% in 1995 over 1994 to $7,095,000 from $5,372,000. As a percentage of sales, research and development expenses increased to 15.7% in 1995 from 14.8% in 1994. The 1995 increase is primarily the result of greater resources directed to all of the Company's product lines. The Company increased research and development expenses related to the external pump and disposables to further the development of its next generation external insulin pump and several new disposable products. Increased research and development expenses were also incurred for the implantable pump and the continuous glucose monitoring systems.

     Other. Interest expense in 1994 and 1995 related to a $7,000,000 note payable retired in 1995 with proceeds from the Company's initial public offering. Other income in 1994 and 1995 related primarily to interest income generated from the Company's cash, cash equivalents, and short-term investments balances, with the 1995 increase related to increased funds available as a result of the initial public offering.

LIQUIDITY AND CAPITAL RESOURCES

     During the years ended 1996 and 1995, the Company used cash in operations of $336,000 and $1,001,000, respectively. While the Company was profitable in both years, the Company's operating activities used cash, as receivables and inventories increased significantly. The receivables increase relates to several factors, including the extension of more favorable credit terms for some key distributors, increased sales to be reimbursed to the Company by third-party payors (which typically have longer collection cycles) and the overall sales volume increase. Because the Company experienced some product shortages during 1995, primarily related to its disposable products, the Company increased inventories in 1995 and 1996 to better serve its customers. The Company believes that maintaining increased inventories of these products and other key components will enable the Company to better meet customer demands. Expenditures on inventories have also increased in 1996 as a result of the Company's purchases of significant quantities of component parts for the implantable insulin pump under a supply agreement entered into in 1996.

     Capital expenditures were $1,713,000, $8,700,000 and $4,007,000 for 1994,
1995, and 1996 respectively. The Company's 1995 capital expenditures consisted primarily of the purchase and improvement of its operating facilities. The Company's 1996 capital expenditures included continued building improvements, manufacturing expansion, the acquisition of additional research and development engineering equipment and information systems requirements. The Company anticipates that future capital expenditures will increase because of required repairs and upgrades to its principal facility in compliance with recently enacted building code provisions applicable to earthquake protection. Capital expenditures will also increase due to the purchase of manufacturing and other equipment associated with expanding the Company's product lines and bringing more manufacturing in-house, as well as the purchase of additional information systems equipment.

     The Company completed its initial public offering of Common Stock in 1995 which generated net proceeds of $29.5 million. There were no significant equity transactions during 1996. On January 21, 1997, the Company entered into an unsecured line of credit agreement which enables the Company to borrow up to $10.0 million through January 31, 1999. The line of credit, if used, bears interest at an adjustable rate based upon certain commercial paper rates. The rate on such line of credit was 7.52% as of February 28, 1997. The Company is required to maintain certain cash, net worth and debt conditions under the provisions of the credit agreement. The Company is currently in compliance with all of these conditions.

     Management expects that the current level of cash and cash equivalents will be sufficient to meet its cash needs for working capital and capital expenditures for at least one year. However the requirements for additional capital and working capital are subject to change and will depend upon numerous factors, including the level of capital expenditures, research and development activities and results, competitive and technological developments, health care reimbursement trends, and the availability for acquisition by the Company of complementary additional distribution channels, products, and technologies.

     The Company also is involved in certain litigation, the financial impact of which is uncertain. See "Notes to Consolidated Financial Statements" and "Business -- Legal Proceedings" herein.

QUARTERLY RESULTS

     The following table sets forth certain selected consolidated financial information of the Company for its eight most recent quarters. In the opinion of management, this unaudited financial information has been prepared on the same basis as the audited financial information, and includes all adjustments (consisting only of normal, recurring adjustments) necessary to present this information fairly when read in conjunction with the Company's Consolidated Financial Statements and Notes thereto contained elsewhere in this Prospectus.

                                                                           THREE MONTHS ENDED
                                        -----------------------------------------------------------------------------------------
                                        MAR. 31,   JUNE 30,    SEPT. 29,   DEC. 29,   MAR. 29,   JUNE 28,    SEPT. 27,   DEC. 27,
                                          1995       1995        1995        1995       1996       1996        1996        1996
                                        --------   ---------   ---------   --------   --------   ---------   ---------   --------
Net sales..............................  $8,301     $10,989     $11,007    $14,810    $12,209     $13,343     $14,709    $18,819
Cost of sales..........................   3,183       3,902       3,963      5,483      4,312       4,571       5,220      6,337
                                         ------     -------     -------    -------    -------     -------     -------    -------
Gross profit...........................   5,118       7,087       7,044      9,327      7,897       8,772       9,489     12,482
Operating expenses:
  Selling, general and
    administrative.....................   4,257       4,934       4,842      5,830      5,324       5,818       6,156      8,170
  Research and development.............   1,369       2,005       1,700      2,021      1,822       1,953       1,896      2,229
                                         ------     -------     -------    -------    -------     -------     -------    -------
Total operating expenses...............   5,626       6,939       6,542      7,851      7,146       7,771       8,052     10,399
Operating income (loss)................  $ (508)    $   148     $   502    $ 1,476    $   751     $ 1,001     $ 1,437    $ 2,083
                                         ======     =======     =======    =======    =======     =======     =======    =======

     The Company's results of operations have historically fluctuated on a quarterly basis. These seasonal trends have resulted in sales and earnings for each of the first three quarters of a given year being less than sales and earnings for the fourth quarter of the preceding year. These fluctuations have and will continue to result from numerous factors, including (i) practices of insurance companies and other third-party payors with respect to reimbursement for the Company's products, which tends to result in increased sales of the Company's external infusion pumps later in the calendar year, after patients' deductibles are satisfied, (ii) market acceptance of the Company's products,
(iii) timing of regulatory approvals, (iv) new product introductions, (v) competition, (vi) the Company's ability to manufacture its products efficiently and (vii) timing of research and development expenditures. See "Risk
Factors -- Fluctuations in Operating Results."

                                    BUSINESS
GENERAL


     MiniMed designs, develops, manufactures and markets advanced microinfusion systems for delivery of a variety of drugs, with a primary focus on the intensive management of diabetes. Substantially all of the Company's revenues have been derived from the sale of external insulin pumps and related disposables, which are designed to deliver small quantities of insulin in a controlled, programmable profile. The Company believes that it is the leading provider of these systems in the world with a present market share in the U.S. of approximately 75% for new pump sales. The DCCT Study, a landmark, 10-year study conducted under the auspices of the NIH, established that close control of glucose levels can prevent or delay the onset of the long-term consequences of diabetes. Other clinical studies have demonstrated that the use of insulin pumps offers many advantages over injection therapy, such as enabling patients to achieve lower glucose variability, reducing the serious consequences of diabetes and improving the patients' quality of life. The Company has also developed an implantable insulin pump and is developing continuous subcutaneous glucose monitoring systems intended to enable further improvement in glycemic control and avoidance of hypoglycemic (low glucose level) and hyperglycemic (high glucose level) events. The Company's net sales of external pumps and related disposables have grown at a compounded annual rate of 30% from $11.8 million in 1990 to $57.1 million in 1996. The Company believes its primary market is Type I (insulin-dependent, juvenile-onset) diabetes patients. The ADA has estimated that there are 800,000 Type I patients in the U.S., and the Company believes that less than 5% of such patients use insulin pumps.


     The Company's programmable external insulin pumps are thin and lightweight (about the size of a pager) and are designed to be worn under the patient's clothing, on a belt, in a pocket or elsewhere in order not to interfere with normal daily activities. The pumps are designed to utilize the Company's proprietary disposables, consisting of an infusion set and a medication reservoir, which provide the Company with a continuing source of revenue following pump sales. The Company's external infusion pumps deliver insulin subcutaneously in hundreds of microinfusions throughout the day, more closely simulating delivery by a normal pancreas as compared to the two to four large (bolus) doses per day with injection therapy. A prospective, cross-over study published in April 1996 in Diabetes Care has shown that intensive management of diabetes by insulin pump therapy using the Company's external pump reduces the risk of hypoglycemic events four- to six-fold as compared to intensive management of diabetes by multiple daily injections.

     In addition to its external pumps, the Company has developed an implantable pump which to date has been utilized only for insulin delivery. The Company's programmable implantable pump is similar in function to its external pump, but is implanted under the skin of the abdomen, releasing insulin directly into the peritoneal cavity. Peritoneal delivery even more closely simulates normal pancreatic function than subcutaneous delivery via an external pump. Two recent studies presented in France found that intensive insulin therapy with an implantable pump (a majority of which were made by the Company) has significant advantages over alternative intensive management therapies for Type I patients, including providing reduced glycemic variability and a significant reduction in hypoglycemic events. A separate study published in JAMA in October 1996 found that in Type II (adult onset) patients, intensive insulin therapy utilizing the Company's implantable pump, as compared to those patients using multiple daily injections, also provided reduced glycemic variability, reduced risk of hypoglycemic events without weight gain and enhanced quality of life. The Company's implantable pump has been approved for commercial sale in the EU, and the special insulin used in the implantable pump is subject to a separate regulatory approval process in the EU. The manufacturer of this insulin, Hoechst AG, a German company ("Hoechst"), has applied for such approval. In the U.S., the Company and Hoechst will file a single application to the FDA. Such application will contain both an NDA element for the special insulin and a PMA element for the pump. The Company has completed preparation of the PMA portion of the application for the implantable pump and is working with Hoechst in the preparation of the NDA element of the application for the special insulin.

     Beyond intensive management of diabetes, the Company is seeking to take advantage of its drug delivery expertise by exploring applications of its pumps with drugs other than insulin. The Company believes that its pump technology is well suited for the delivery of a number of drugs that are difficult to administer, including drugs that: (i) are made up of fragile, large molecules,
(ii) cannot be ingested orally, (iii) have short half-lives in vivo, (iv) require site-specific delivery, (v) have very narrow effective ranges of concentration, (vi) require a profiled delivery pattern or (vii) would otherwise require large amounts of drugs that are either expensive or toxic in the high doses required to achieve therapeutic value. Many genetically engineered and manufactured proteins and peptides have these characteristics. The Company is in discussions with a number of biopharmaceutical companies regarding collaboration on developing the Company's infusion systems for use with drugs other than insulin and is negotiating an agreement with respect to one new drug for the treatment of HIV infection.

     The Company is also developing a series of continuous glucose monitoring systems, all of which utilize a sensor that can be inserted into subcutaneous tissue for continuous monitoring of glucose levels. Each sensor is expected to last approximately 3 1/2 days, after which the patient would replace it with another sensor in a different location. The Company has conducted a series of studies of its glucose sensor, involving 48 patients, and intends to initiate a multi-center clinical trial later this year. These systems are being developed to provide minimally invasive, continuous measurements and alarms that warn the patient when glucose levels become too high or too low. The Company believes these systems would provide substantial benefits over widely used glucose meters and strips that provide only intermittent measurements and can cause considerable discomfort and inconvenience as a result of the need to prick a finger to draw blood and then use a strip and a meter to determine glucose levels. Because of the expected advantages of the Company's minimally-invasive glucose monitoring systems over glucose strips and meters, the Company believes that its systems, if successfully developed, would enable better disease management and significantly improve patient compliance.

MARKET OVERVIEW

     The Company believes that its most significant near term growth opportunity is to expand its diabetes business and that other opportunities involving application of its technology to the delivery of other drugs will become increasingly important in the future.

     Diabetes. Diabetes is a chronic, life-threatening disease, for which there is no known cure. In patients with diabetes, the body does not produce or respond adequately to insulin, a hormone produced by the pancreas that is critical to the metabolism of glucose. In the normal digestive process, carbohydrates in food are broken down into glucose, which is circulated in the bloodstream to the cells of the body, where it is converted into energy.

     The concentration of glucose in the bloodstream must be controlled within a relatively narrow range to maintain normal health. Insulin, which is secreted by the islet cells in the pancreas, is the primary regulatory mechanism by which the body metabolizes glucose. A normal pancreas produces the correct amount of insulin required to maintain a person's glucose at proper levels. In patients with diabetes, however, insulin-producing cells are destroyed or exist in reduced numbers and/or the body's cells do not effectively metabolize glucose, thereby eliminating or reducing the body's ability to control glucose levels.

     Diabetes is typically classified into two primary types. Type I is the more severe form of the disease and is characterized by a complete lack of insulin secretion by the pancreas, a critical and vital mechanism for controlling glucose levels. As a result, in order to maintain body chemistry balance and sustain life, Type I patients require life-long, daily insulin therapy. In Type II diabetes (the more prevalent form of the disease), the pancreas produces some insulin but may not produce sufficient quantities to control glucose levels and/or cell metabolism of glucose may be impaired, resulting in each case in high glucose concentrations. There is a spectrum of the severity in Type II diabetes, ranging from those patients whose disease is mild and even undiagnosed, to those who can usually manage their disease by diet and exercise, to those who use various oral medications and to the most serious segment that requires use of insulin.

     According to the ADA, diabetes afflicts approximately 16 million people (approximately 6% of the total population) in the U.S., 800,000 of whom are estimated by the ADA to suffer from Type I diabetes. Although patients with Type I diabetes represent the primary market for the Company's insulin pumps, there is a small but growing use of insulin pumps for Type II diabetes. Based on industry sources, the Company estimates that there are 3,500,000 Type II patients using insulin.

     People with diabetes experience distress at both high and low levels of glucose ("hyperglycemia" and "hypoglycemia," respectively), with significant short- and long-term negative impacts on wellness and mortality. High glucose levels occurring acutely inhibit the immune system and result in fatigue, slow healing and lower resistance to infection and, in severe cases, can lead to coma and death. High glucose levels occurring chronically can result in major, long-term complications such as retinopathy (eye disease), nephropathy (kidney disease), neuropathy (nerve disease), male impotence and cardiovascular complications (heart and blood vessel disease) such as heart attacks and strokes. Low glucose levels can also lead to complications, including fainting, weakness and, in severe cases, unconsciousness, permanent loss of cognitive power and death. Diabetes is a leading cause of blindness in adults 25-74 years old (in the U.S. 12,000 - 24,000 new cases annually), renal failure (more than 19,000 cases in
1992), and amputations (approximately 54,000 cases annually), according to the ADA. Based upon data from the ADA, diabetes is the sixth leading direct cause of death by disease in the U.S., accounting for approximately 169,000 deaths in 1992, not including deaths indirectly caused by diabetes, such as diabetes-related cardiovascular disease.


     The costs to the health care system associated with the treatment of diabetes and its complications are significant. According to a study prepared by Lewin-VHI, Inc., a market research firm, the total health care costs in the U.S. of treating people with all types of diabetes was estimated to be more than $105 billion in 1992 ($1 out of every $7 spent on health care), almost four times the cost of treating a like number of non-diabetics. This included over $60 billion for the cost of hospitalization.

     Therapy for Diabetes. To avoid the acute effects of diabetes and to reduce the associated complications, patients with Type I diabetes (and many Type II patients) must use insulin daily to control glucose levels. A person's glucose level will vary depending upon food intake, insulin availability, exercise, stress and illness. Until 1993 there had been an ongoing controversy as to whether glucose control alone is sufficient and how closely it must be controlled in order to avoid the complications of the disease. The DCCT Study settled this controversy, establishing that close glucose control is essential and sufficient to avoid long-term complications. To achieve good control a patient needs a continuous infusion of insulin to provide his or her background metabolic needs, as well as periodic bolus infusions for meals. Pumps can be programmed to meet these needs because they use only fast-acting insulin delivered in hundreds of microinfusions throughout the day in a profile that provides both basal levels and also bolus infusions. Conventional insulin therapy involves one or two self-administered, daily injections of long-acting (timed-release) insulin plus diet control and exercise. Intensive injection therapy requires multiple daily injections (at least three or four per day) of mixtures of long-acting (timed-release) and fast-acting (regular) insulins, as well as diet control and exercise. Because of the limited number of injections and the uneven absorption of timed-release insulins, the Company believes that neither conventional nor multiple injection therapy controls glucose levels as well as pump therapy in many patients. The Company's products have been shown in clinical trials to provide reduced glycemic variability and significantly fewer severe hypoglycemic events.

     To ascertain the actual amount of insulin needed, a patient must have knowledge of his or her glucose level, which should be measured at least several times per day. Currently, this is accomplished by pricking a finger with a needle, drawing a drop of blood, placing it on a disposable strip, inserting the strip into a small meter about the size of a beeper and waiting 12 seconds to two minutes for a number to appear on the display. The patient must then assess his or her carbohydrate intake and, using the measurement of glucose concentration, determine the appropriate amount of insulin required. If necessary, the patient then administers that amount of insulin using a syringe, a pen injector or an infusion pump.

     The Company believes that the discomfort, complexity and time associated with this entire process discourages patient compliance. In addition, the current glucose monitoring procedure provides measurements at only a few points in time. With each such determination the patient does not know if his or her glucose level is rising, falling or remaining stable, which can lead to erroneous conclusions as to the amount of insulin needed. In spite of these limitations, the present worldwide market for these glucose meters and strips and related disposables has been estimated to be approximately $2.5 billion. The glucose monitoring technology being developed by the Company is intended to compete with these glucose meters and strips, especially for insulin-using patients, who comprise a majority of the total worldwide glucose meter and strip market. No assurance can be given, however, that the Company's glucose monitoring systems will prove to be sufficiently accurate and efficacious, or that the Company will be able to commercially market these products.

     DCCT Study. In 1984, the NIH initiated the $165 million DCCT Study involving 1,441 Type I diabetics who participated over the entire term of the study, which was approximately ten years. The study protocol was designed to determine whether close control of blood glucose levels, approaching "normal" levels, could prevent the onset and the progression of certain severe, long-term complications of Type I diabetes. Individuals with diabetes with mild or no significant complications were randomly divided between the "conventionally" and "intensively" managed groups. The conventionally managed group took one or two injections daily of a variety of types of mixed insulins and were required to measure their blood glucose levels once or twice per day. The intensively-managed patients were given the choice of multiple daily injections (three or more injections per day) or use of an insulin pump, and were required to take at least four glucose measurements daily. The insulin pumps provided by the NIH were MiniMed's earlier Model 504-S, although a small number of patients who had already been using other pumps were permitted to continue using their existing pumps. Among the intensively-managed patients, external pumps were utilized in 34% of the patient-years overall, and at the end of the study 42% of the intensively-managed patients were using pumps.

     In September 1993, The New England Journal of Medicine published the results of this landmark study, which concluded that serious consequences of diabetes were reduced significantly for the intensively treated patient group as a whole. Progression of the three primary conditions that were evaluated, retinopathy, nephropathy and neuropathy, was reduced in the intensive group relative to the conventional group by 76%, 50% and 60%, respectively. However, in the DCCT Study, the incidence of hypoglycemic events for the composite intensively managed group was three times higher than for the conventionally managed group. In spite of that finding, the NIH concluded that Type I patients should be treated intensively because the risk of hypoglycemic events was greatly outweighed by the reduction in long-term complications. In fact, the results of the study were so compelling that the study was terminated a year earlier than planned.

     Recent Clinical Studies. Although the protocol for the DCCT Study was not intended to compare the benefits of pump therapy with multiple daily injections, more recent studies have focused on such a comparison and have concluded that pump therapy has significant advantages.

     - External pump vs. multiple daily injections. In April 1996 Diabetes Care published the results of a prospective, cross-over study by Bruce Bode, M.D., et al. involving 55 patients who managed their glucose levels intensively, using multiple daily injections for at least 12 months before switching to the Company's external pump for a minimum of 12 months. The study found that the patients achieved reduced glycemic variability and a four- to six-fold reduction in severe hypoglycemic events with the pump. Reducing the number of hypoglycemic events is critically important because such events can result in fainting, weakness and, in severe cases, unconsciousness, permanent loss of cognitive power and death.

     - Implantable pump vs. alternative intensive management therapy in Type I patients. The EVADIAC study group in France presented two recent studies which included a comparison of pump therapy using implantable pumps (a majority of which were manufactured by the Company) to multiple daily injections and external pumps. The studies, involving more than 240 patients, found that implantable pumps had significant advantages over alternative intensive management therapies for Type I patients and a significant reduction in severe hypoglycemic events.

     - Implantable pump vs. multiple daily injections in Type II patients. In October 1996 JAMA published the results of a prospective, randomized study performed for the U.S. Department of Veterans Affairs which compared pump therapy using the Company's implantable pump to multiple daily injections in a total of 105 Type II patients. The study found that Type II patients with implantable pumps achieved reduced glycemic variability and reduced risk of hypoglycemic events without weight gain, as compared to those patients using multiple daily injections, and enhanced quality of life.

THE MINIMED SOLUTION

     Insulin Pump Technology. The Company's products for diabetes, both those already available commercially and others under development, reduce the serious complications of diabetes by enabling patients to more easily, accurately and intensively manage their glucose levels. The Company's insulin pumps have substantial advantages over conventional or intensive injection therapy, because they:

     - Result in Fewer Severe Hypoglycemic Events. The recent study published in Diabetes Care showed that use of the Company's external pumps reduced severe hypoglycemic events four- to six-fold when compared to multiple daily injections. Moreover, three other studies have shown that the Company's implantable pump also significantly reduced such hypoglycemic events.

     - Enable Rapid Insulin Absorption and Availability. The use of fast-acting insulin allows insulin to be more quickly absorbed into the blood. Timed-release insulins take considerable time before initiating metabolism of glucose, which means that a patient using injection therapy must administer an injection well before the insulin is actually needed. Changing plans can cause problems. For example, a bolus injection (a single sizable dose) of timed-release insulin should be taken 45 minutes to an hour or more before a meal, and, if the carbohydrate intake or the timing changes, glucose control is impaired. In pump therapy, which uses only fast-acting insulin, only a few minutes of lead time are required between the infusion of a bolus and the meal. This time period is even shorter with the new faster-acting insulin analog which has recently become available.

     - Improve Consistency of Insulin Absorption. Fast-acting insulin delivered by a pump in tiny microinfusions also has low variability in absorption. By contrast, both conventional therapy and multiple daily injections require the use of timed-release insulins, which vary in absorption within the same patient by as much as 25% or more from one day to the next. Fast-acting insulin has substantially less variability in absorption, with variability levels as low as 3% in most patients. In addition, injection therapy requires the patient to administer multiple injections of insulin in different locations in the body which may have different absorption characteristics. Pumps, in contrast, deliver the insulin through an infusion set that is connected for two to three days to a single site (usually in a patient's abdomen) thereby providing more consistent absorption.

     - Provide Continuous Insulin Supply. The Company's pumps deliver a continuous infusion of insulin to provide for a patient's background metabolic needs. Injection therapy, in contrast, requires the repeated administration of boluses, which form a subcutaneous depot or collection of insulin and can result in tissue scarring at the injection site. In pump therapy, fast-acting insulin is delivered in hundreds of microinfusions throughout the day, thereby reducing the creation of such depots and further improving the predictability of insulin absorption.

     - Enhance Control Through Programmable Delivery. Because the Company's pumps are programmable, they enable the delivery of insulin to be more closely matched to a patient's needs as they vary throughout the day. This capability is especially advantageous during sleep. In particular, many patients have been shown to suffer from a rise in early morning glucose levels (known as the "Dawn Phenomenon"). The Company's pumps can be programmed by the patient to address this condition as well as the many other predictable fluctuations in glucose levels.

     - Improve Patient Quality of Life. In addition to advantages related to glucose control, the Company believes its pumps provide patients with a more flexible lifestyle, an important advantage that makes pumps a particularly attractive alternative to injection therapy. To obtain good glucose control, patients using multiple daily injections must plan their schedules in advance, particularly with respect to meals and exercise, because the timed-release character of long-acting insulin requires the prediction and timing of insulin needs. Because of the flexibility of infusion pumps to deliver both a continuous background profile of fast-acting insulin and larger episodic boluses when needed before meals, patients are not restricted to the fixed schedule of eating and exercise that is required for both conventional and intensive injection therapy. They are less likely to have glucose level fluctuations as the insulin demands of an active life are met. In addition to these lifestyle benefits, many people using the pump report that they feel much better with pump therapy.

     Glucose Sensor Technology. The Company is developing a series of continuous glucose monitoring systems which utilize a small, thin, pliable sensor to be inserted into subcutaneous (under the skin) tissue, usually in the abdomen or upper arm. The sensing element produces an electrical signal proportional to glucose in the interstitial fluid (fluid in the subcutaneous tissue). The sensor is connected either by cable to a small recording/display unit for some products, or to a telemetry device which transmits the signal to a recording/display unit for other products.

     The Company believes that its glucose monitoring systems will, if successful, offer significant advantages over current methods of monitoring glucose levels because the Company's systems would:

     - Improve Ability of Patients to Normalize Glucose Levels. The Company's glucose monitoring systems have been shown in limited human trials to continuously and accurately measure glucose levels as compared to standard laboratory reference equipment. Such information not only presents quantitative measurements but will allow patients to determine whether glucose levels are rising, falling or remaining stable, which will enable the patient to better manage his or her glucose level.

     - Warn Against Dangerously High or Low Blood Glucose Levels. Studies indicate that patients experience wide swings of glucose levels during a 24-hour period which are not easily detected even by testing with four to six finger pricks per day. With the Company's continuous glucose monitoring systems, when a sensor measurement indicates a glucose level above or below an acceptable range, an alarm will activate, in the form of an audible signal or a vibration, as well as a flashing marker on the display, providing a glucose level warning and enabling the patient to take corrective action. The Company's sensing systems will also operate during periods of sleep and will sound an alarm to wake the patient if his or her glucose level gets too high or too low. Significant variations of glucose levels during sleep can be especially serious, particularly for children. Such extreme variations of glucose levels can lead to coma, require costly hospitalization, leave permanent damage and even result in death.

     - Improve Patient Compliance. The Company's subcutaneous glucose sensor is inserted through the skin every 3 1/2 days, thereby avoiding multiple daily finger pricks. Because it is small, thin and pliable, the microsensor causes little, if any, patient discomfort. By avoiding the discomfort, complexity and time associated with repeatedly pricking a finger to draw blood and waiting for a meter reading of the sample, the Company's glucose monitoring system is expected to remove many of the obstacles which are believed to deter patient compliance, particularly in the case of intensive management of diabetes. A patient using the Company's glucose monitoring system would need only two sensor insertions (and possibly two calibrations) per week as compared to at least 28 finger pricks per week for recommended monitoring with strip meters in an intensive management regimen.

     - Enable Health Care Professionals to Establish Improved Treatment Protocols. The challenge of establishing a suitable treatment program for patients beginning intensive management is great. In some medical practices, patients are hospitalized for several days so that frequent glucose measurements can be made to enable the generation of a suitable treatment protocol for a given patient. Even this procedure has limited efficacy because the patient's behavior in the hospital is different from his or her normal lifestyle. Continuous sensing and recording outside a hospital will permit better treatment protocols to be generated at lower cost and without the need for hospitalization or close surveillance.

     No assurance can be given that development of the Company's sensor products will be successful or that they will be approved for commercial distribution. See "Risk Factors -- Dependence on New Products."

OTHER MEDICAL CONDITIONS

     The Company has gained considerable expertise from its experience with infusion of insulin, which it believes can be applied to meet the complex delivery requirements of many other drugs. Many genetically engineered and manufactured proteins and peptides have delivery problems comparable to insulin. Delivery problems for these drugs arise because they contain fragile, large molecules, cannot be ingested orally, have short half lives in vivo, require site specific delivery, have very narrow effective ranges of concentration, require a profiled delivery pattern or would otherwise require large amounts of drugs that are either expensive or toxic in the high doses required to achieve therapeutic value. The Company is exploring opportunities for applications of delivery systems for other drugs with several biopharmaceutical companies, including a new drug under development for the treatment of HIV infection. Many of these drugs have large potential markets. For example, approximately 1,000,000 people in the United States are infected with HIV, according to an article published in JAMA in 1996.

     The Company is developing a series of pumps to address these delivery requirements. While the Company believes that such new applications for its pumps represent a significant opportunity for the future, its efforts in the area are at a very preliminary stage, and no assurance can be given that the anticipated collaborative efforts with biopharmaceutical companies will occur, that the development of such new applications for the Company's pumps will be successful or that such applications will be approved by the FDA or other regulatory authorities. In addition, many of the new applications may involve new drugs which themselves must be approved by the FDA in addition to the approval required for the use of the Company's infusion systems to deliver the drugs. See "Risk Factors -- Dependence on New Products."

BUSINESS STRATEGY

     The Company's primary goal is to design, develop, manufacture and market advanced medical devices for the treatment of diabetes and other chronic medical conditions. The Company's focus has been, and for the foreseeable future will continue to be, on diabetes. The Company plans, however, to diversify its drug delivery programs to treat other medical conditions, which the Company believes also offer significant future market opportunities. To achieve these objectives, the Company is pursuing the following business strategy:

     - Expand the Market for Insulin Pumps. The NIH and the ADA have established intensive therapy as the standard of care for most Type I patients, in part as a result of the DCCT Study. The Company believes that, once continuous glucose monitoring shows the relatively poor glucose level achieved with either conventional therapy or multiple daily injections, there will be an increasing use of insulin pumps. A recent clinical study has shown that continuous insulin therapy utilizing insulin pumps is the most effective way to provide intensive management, and as a result the Company believes that it has a significant opportunity to expand the market for its insulin pumps. Since verification of the benefits of intensive therapy is a relatively recent development and since many patients are treated by primary care physicians who do not have the facilities and support personnel to pursue intensive management, the majority of Type I patients and almost all insulin-using Type II patients are still being treated with conventional therapy. The Company estimates that in the U.S. fewer than 5% of Type I patients are using pump therapy. The Company is therefore focusing its marketing efforts on educating physicians, patients and third-party payors as to the need for intensive therapy and the benefits of pumps over injection therapy (either conventional or multiple daily injections). The Company also intends to expand the market for its pumps by enhancing its selling efforts internationally and entering additional geographic areas. The Company has adopted as a strategy the initial introduction of certain of its new products and applications in selected foreign countries because of potentially less extensive and less time-consuming governmental regulatory procedures.

     - Diversification Into Treatment of Other Medical Conditions. The Company believes that there are substantial opportunities to use its infusion pump technology with medications other than insulin. While the Company's previous strategy has focused on diabetes, it believes that its organization has matured sufficiently and that it can now consider pursuing other delivery applications. In this connection, discussions are underway with a number of biopharmaceutical companies and the Company is negotiating an agreement with respect to several drugs, including one intended for use in the treatment of HIV infection. Additionally, preliminary evaluations of the Company's products for delivery of several other drugs have been initiated.

     - Continue Product Innovation. The Company is currently developing enhancements to its most advanced external insulin pump and related disposables, continuing to improve and enhance its implantable insulin pump and developing other external and implantable pumps for alternative applications. The Company is also involved in the development of continuous glucose monitoring systems, including an alarm, a monitor to be used by health care professionals to collect data over two to three days to evaluate glucose control of a patient and a second monitor product to be used by a patient to collect information as to glucose levels over 3 1/2 days. A long-term goal of the Company is to develop a "closed loop" system, or artificial pancreas, which utilizes a sensor to control a pump for the automatic infusion of insulin. No assurance can be given, however, that any of these products can be developed or that the various components of any of such systems can be made to work together or be approved for commercial distribution and accepted in the marketplace. See "Risk Factors -- Dependence on New Products."


     - Seek and Expand Strategic Alliances. The Company intends to continue efforts to expand the market for its products through strategic alliances with key partners. In the diabetes care marketplace, the Company will continue to collaborate and expand its relationships with insulin and glucose meter manufacturers, hospital service providers and home health care service providers. The Company has a collaborative relationship with Hoechst to work together to develop and test the special insulin for use in the Company's implantable pump. Additionally, in 1996 the Company entered into a co-promotion agreement with Boehringer Mannheim Corporation ("Boehringer Mannheim"), one of the two largest suppliers of glucose strip meters in the world, under which each company markets its products to the customers of the other, and in March 1997 the two companies entered into a co-development and co-promotion agreement under which they will collaborate on the development of a glucose management system for use primarily in hospitals.

PRODUCTS

     The following table summarizes certain information with respect to the Company's principal products in commercial distribution or under development.

----------------------------------
             PRODUCT                           DESCRIPTION                     STATUS*            DATE INTRODUCED
----------------------------------   -------------------------------  --------------------------  ---------------
  EXTERNAL PUMPS
  507 insulin pump                   Fourth generation model          Commercially available(1)       1996
  506 insulin pump                   Third generation model           Commercially available(1)       1992
  505 insulin pump                   Reduced feature version of the   Commercially available in       1996
                                     earlier 506                      certain foreign countries,
                                                                      principally the EU
  507C insulin pump                  Similar to 507, but able to      Under development(2)
                                     store three months of patient
                                     data
  Data collection system             Communications cradle to         Under development(2)
                                     download patient information
                                     from the 507, 507C and other
                                     products under development
  Glucose management system          Hospital based system to         Under development(3)
                                     control glucose levels

  DISPOSABLES AND ACCESSORIES
  Sof-set QR infusion set            Insulin-compatible tubing set    Commercially available          1995
                                     with soft Teflon cannula         (1)(4)
                                     (instead of a needle) and quick
                                     release feature
  Sof-set infusion set               Similar to Sof-set QR, without   Commercially available          1987
                                     quick release feature            (1)(4)
  Polyfin QR infusion set            Insulin-compatible tubing set    Commercially available          1997
                                     with needle and quick release    (1)(4)
                                     feature
  Polyfin infusion set               Similar to Polyfin QR, without   Commercially available          1985
                                     quick release feature            (1)(4)
  Medication reservoir               Syringe-like reservoir used      Commercially available          1983
                                     with external insulin pump       (1)(4)
  Sof-serter                         Automatic Sof-set cannula        Under development(2)
                                     inserter

  IMPLANTABLE PUMPS
  MIP 2001                           Implanted under the skin of the  CE Mark received in EU;
                                     abdomen; used for insulin        application in preparation
                                     therapy                          in U.S.(5)(6)
  Constant Flow Pump                 Single rate pump for certain     Under development(7)
                                     drugs other than insulin

  GLUCOSE MONITORING SYSTEMS
  Glucose alarm                      Used by patient to warn of high  In human testing(3)
                                     or low glucose levels
  Professional monitor               Used by health care              In human testing(3)
                                     professionals to monitor
                                     patients for 2-3 days
  Patient glucose monitoring         Used by the patient to           Under development(3)
    system                           continuously monitor blood
                                     glucose levels

---------------

    * See "-- Government Regulation."

  (1) Cleared for commercial distribution in the U.S. under Section 510(k) and in several foreign countries, principally the EU.

  (2) Requires 510(k) clearance process.

  (3) Requires 510(k) clearance process with supporting clinical data.

  (4) Labeled to be replaced every two or three days.

  (5) Approved for commercial distribution in the EU (March 1995); approval for special insulin pending in EU.

  (6) Requires combined PMA/NDA product approval application with respect to the implantable pump and the special insulin manufactured by Hoechst.

  (7) Requires PMA approval.
--------------------------------------------------------------------------------

  Current Products

     External Insulin Pumps. The Company's external pumps are designed to provide the patient with an easy, comfortable and flexible means of insulin infusion in order to maintain glucose levels. They are generally worn by the patient attached to a belt, placed in a pocket, strapped to a leg or worn on a cord around the neck. The Company's most technically advanced external pump product, the Model 507, was introduced in June 1996 and has been well received by the market. It weighs approximately 3 1/2 ounces and is about the size of a pager. The pump can accurately deliver throughout the day a controlled, programmable profile of insulin in several hundred microinfusions of one microliter each. The insulin delivery profile can thus be adjusted to meet individual needs. The insulin is delivered from the pump through special insulin-compatible tubing either to a needle or soft cannula (a tiny tube which penetrates the skin), usually into the subcutaneous tissue of the abdomen.

     The Model 507 represents the fourth generation of the Company's external pumps, the first of which was introduced in 1983. The Company's pumps have many safety features, including numerous alarms (36 in the Model 507), maximum limitations on the rate and amount of basal and bolus deliveries, and automatic shut-off mechanisms to prevent excessive delivery of insulin. The Model 507 is easier to use and represents an improvement over the earlier Model 506. It stores a record of the timing and size of the last 12 bolus doses administered plus daily totals for the past seven days of insulin delivery. It provides the ability to set a temporary basal rate for particular activities such as exercise, and it can be programmed to turn itself off if the user does not enter a command for a specified period of time. It offers an extended bolus delivery over time ("square wave"), which is especially useful with very fast-acting insulin analogs and is especially important for high fat content foods. The Model 507 also incorporates a backlight that makes it easier for a patient to program his or her pump in low light conditions, and an audible bolus indicator for the vision impaired.

     In September 1996, the Company introduced its Model 505 external insulin pump. This pump is a reduced feature version of the earlier Model 506. It has full bolus programming capability but only a single basal rate. It is intended primarily for those markets where more sophisticated technology has not yet been introduced.

     Insulin pumps and associated disposables are prescribed by physicians to achieve better control of glucose levels. When a pump is prescribed, a nurse typically assists in teaching the patient how to use the pump and the related skills, such as calculating the appropriate amount of insulin for boluses. A patient typically returns to the physician's office for periodic check-ups and often contacts the Company's Clinical Services Department for information. While the Company's external pumps have become increasingly easy to use, physicians do not prescribe external pumps for certain patients using intensive therapy because the pumps are a relatively sophisticated means of delivering insulin and some patients do not have the motivation and ability to understand and correctly use them. Also some patients, particularly in their teenage and early adult years, may object to pumps because they do not like the idea of having a device attached to their bodies.

     Disposables. The Company's external pumps are used with disposable elements consisting of a tubing set and a special syringe-type reservoir, which stores the insulin in the pump. The most popular tube sets with soft cannulas have been marketed under the trade name Sof-set. The Company has introduced more advanced versions, called the Sof-set QR (for Quick Release) and the Polyfin QR (which are similar to the earlier Sof-set and Polyfin infusion sets), both of which incorporate a quick release connector so that patients can more conveniently and discreetly disconnect the pump for showering, bathing, swimming, exercise or intimacy. These disposables provide the Company with a continuing source of revenue from pump customers. Most of these products are labeled to be replaced every 48-72 hours.

     The Company estimates that the average increase in direct cost of using external insulin pumps (including amortizing the suggested retail price of the pump over the Company's estimate of a five-year useful life plus the cost of the related disposables) over multiple daily injection therapy is approximately $1,600 per year. The amount of any offsetting savings, either short- or long-term, has not been established, although the Company believes that the long-term savings are substantial.

     Implantable Insulin Pump. The Company's implantable insulin pump, the MIP 2001, is similar in function to the external insulin pump but is implanted under the skin of the abdomen in a relatively minor surgical procedure. Like the external pump, the implantable pump releases a basal flow of insulin, with larger bolus doses delivered before meals. The amount of insulin released can be programmed by the patient with a hand-held communicator to meet individual needs. The communicator uses radio waves to control the pump, similar to the way radio waves are used to control cardiac pacemakers. The pump stores approximately a three-month supply of a special insulin manufactured by Hoechst and is refilled in the doctor's office from a special syringe by inserting a needle through the skin and into the pump, which then draws the insulin into its negative pressure reservoir. The negative pressure reservoir is a significant safety feature which virtually precludes the possibility of a spill of the stored medication from a reservoir leak or during refilling.

     Clinical trials of the Company's MIP 2001 implantable pump began in the U.S. and France in 1990. Approximately 260 patients participated in the formal trial, and approximately 350 additional patients received implantable pumps outside of the trial. By December 1996, over 1,230 patient years had been completed under the efficacy portion of the FDA protocol, involving multiple centers in the U.S. and France. Additionally, many pumps have been implanted in Europe (mostly in France) outside of the clinical trial, bringing the total number of units implanted (including replacements) through December 31, 1996 to approximately 900.

     The Company continues its development efforts to improve the implantable pump and to correct certain complications which arose during the clinical trials. During the early phase of the trials there was a tendency in approximately 10-15% of patients for blockage or clogging of the intra-peritoneal catheter or for deposits to collect on a pump valve, resulting in a decreased rate of infusion. These problems began to escalate in late 1993, resulting in the Company's decision in June 1994 to discontinue implants in new patients except for compassionate use. The escalation of the problem was traced to changes in the insulin when the supplier transferred manufacturing from a pilot facility to a production facility. The Company was able to develop a special rinsing procedure to restore full function in most patients and a "side-port catheter" to simplify this rinsing procedure. As a result, a limited number of implants were resumed in France, pending final regulatory approval of the insulin. Regulatory approval in the U.S. and the EU has been delayed by these problems with the insulin and by the amount of time required to test both pilot and full production lots of improved insulin.

     The Company has verified in laboratory tests that improved formulations of the insulin supplied by the manufacturer are comparable or superior to the earlier formulations that had performed acceptably in the Company's pumps. The Company has developed a new test system and predictive algorithm that enables quantitative projection of the performance of a given insulin formulation in the implantable pump. A second test system was installed by the Company at Hoechst. These systems will be used as a quality control diagnostic tool in the testing of insulin lots.

     The Company received certification under applicable ISO quality standards and received the CE Mark in March 1995 for the MIP 2001 implantable pump, permitting commercial sale throughout the EU. However, separate approval from the EU is required for the insulin, and Hoechst has applied for this approval. No assurance can be given that such approval will be received. Full commercial distribution of the Company's implantable pump in the EU will be limited until the special insulin required for use in the pump is approved.

     The Company decided not to resume new patient implants in the U.S. until FDA approval is received because of the high costs of the clinical trial monitoring. The Company is continuing to pursue approval for commercial sale of the implantable pump in the U.S. and is working with Hoechst under a procedure established by the FDA for approval of a combined application for the Company's pump and the Hoechst insulin. The Company has completed preparation of the PMA element of the application for the implantable pump and is working with Hoechst in the preparation of the NDA element of the application for the special insulin. No assurance can be given that these applications will be approved by the FDA. If approved, the labeling would limit this insulin for use only in combination with the Company's implantable pump. If Hoechst were to cease its efforts to obtain FDA approval or cease to manufacture the insulin, the Company's implantable pump program would be materially and adversely affected.

  Products Under Development

     The Company believes that its success in the future will depend on continuing to enhance its existing products and developing new products for the treatment of diabetes and other medical conditions.

     External Pumps. The Company is developing a variation of its Model 507 insulin pump, known as the Model 507C, which will have the capability of storing in its electronic memory up to three months of information tracking the insulin use of the patient. A second product being developed, the data collection system, will permit health care professionals to download to a personal computer this information from the 507 or 507C, process the information using special software and print out the results in summary or graphical form. This information will enable the professional to assess the glucose control of the patient over the three month period and, where indicated, to adjust the insulin delivery protocol for the patient. The Company has operating prototypes of these products and is in the process of testing them and enhancing their design. The Company expects to seek clearance by the FDA through the 510(k) process for both these products in the summer of 1997.


     The Company is developing a glucose management system in collaboration with Boehringer Mannheim for use primarily in hospitals. The system is designed to enable health care professionals to better control the glucose levels of their patients. The device is expected to be submitted for FDA approval through the 510(k) process.


     Disposables and Accessories. The Company has developed a number of enhancements to its Sof-set infusion set which it intends to submit to the FDA for clearance under the 510(k) process, with introduction expected later this year. These enhancements include modifications which are designed to provide greater patient comfort. To facilitate the insertion of the cannula through the skin, the Company has developed a device known as the Sof-serter, which allows the patient to automatically insert the cannula. The Company is also working on a new generation of disposables known as Sof-set II.

     Implantable Pumps. The Company is developing an implantable Constant Flow Pump, which is not programmable. The pump is designed to be built with a pre-set flow rate specified by the physician, and is designed to be appropriate for a number of drugs other than insulin. Approval of this pump by the FDA is expected to require a PMA, and the Company expects to begin clinical trials under an IDE in late 1997 or early 1998.

     Glucose Monitoring Systems. The Company is developing glucose monitoring systems which are designed to provide continuous measurement of glucose levels without the need to draw blood. Although the Company's development efforts are at an advanced stage, no assurance can be given that the development of these products will be successful or that they will be approved for commercial distribution. See "Risk Factors -- Dependence on New Products." All of these products will utilize a small, thin, pliable microsensor, the "subcutaneous sensor," which is to be inserted into subcutaneous tissue, generally in the abdomen or upper arm, to detect glucose levels. Each sensor is expected to last approximately 3 1/2 days, after which the patient would replace it with another sensor in a different location. A series of products using this technology is planned. The first two products involve the Company's glucose sensor connected by wire to a recording/display device and others are currently planned with telemetry, permitting wireless communication. One of the first two products will provide programmable alarms for high and low glucose levels to warn the patient when glucose levels become too high or too low. This early device will record but will not display actual glucose readings. The second product will involve the same hardware but is to be used by health care professionals to evaluate glycemic control, much like a cardiologist uses a Holter monitor to monitor cardiac electrical function. This product will record glucose levels and trends for two to three days after which the data can be downloaded by the professional into a personal computer for evaluation. In using this system the patient will be asked to use various prompts to input times of meals, amounts of carbohydrate, exercise times, and other events affecting glucose metabolism. A third product will be used by patients to continuously monitor glucose levels. The Company expects to miniaturize the display unit for this device so that it can be worn like a wristwatch or carried in a pocket.

     The Company's sensors have been evaluated in humans in limited trials involving 48 patients. The Company will seek approval for a formal multicenter human trial of the sensors under an Investigational Device Exemption from the FDA in order to gather clinical data to support submission to the FDA for 510(k) clearance. The trial is expected to involve four geographically dispersed medical centers and approximately 40 to 60 patients. The development and production engineering of these products and various accessories including the introducer, the transmitter and the receiver/display devices are not yet complete. If clearance from the FDA is received, the Company also plans to conduct a field trial before general release. The Company believes that there will be a substantial market for its glucose monitoring sensors even if the cost of the sensors exceeds the cost of the glucose strips that they would replace. However, to maximize penetration of the glucose meter and strip market, the Company believes that it may be necessary for the price of the Company's sensors over their useful life to be reasonably comparable to the cost of presently available strips. No assurance can be given that this objective will be achieved, particularly if glucose meter companies try to compete with the Company by drastically reducing prices. Also, because of the size of its potential market, many other companies are attempting to develop non-invasive glucose measuring systems. See "Risk Factors -- Dependence on New Products" and "Risk Factors -- Substantial Competition."

  Future Products

     A long-term goal of the Company is to develop a system in which a version of its implantable pump would be coupled with a long-term glucose sensor in a "closed-loop" system in what would essentially constitute an artificial pancreas. The goal is to create a device that would automatically maintain glucose levels within a normal range via feedback from the sensor to the pump to continuously adjust the rate of insulin infusion without constant intervention and programming by the patient or physician.

     In order for such a system to be feasible, the Company would need to develop or acquire the technology for a long-term sensor, as well as develop appropriate technology for the sensor to control the implantable pump so that they function as a closed-loop system. To that end, the Company is considering acquiring an option, exercisable prior to the end of 1998 (which option may be extended under certain circumstances to the end of 1999), to the marketing rights to long-term sensor technology under development by Medical Research Group LLC ("MRG"), an entity in which the Company's Chairman and CEO owns a significant interest (see "Management -- Compensation Committee Interlocks and Inside Participation" for further description of the proposed agreement). The Company is also considering acquiring from MRG certain technology under development relating to extending the useful life of the Company's implantable pump to eight to ten years. See "Risk Factors -- Dependence on New Products."

     A complete closed-loop system, as described above, would require an IDE and a PMA, the timing of which are as yet undetermined. No assurance can be given that further development of the combined system of implantable pump and long-term sensor will be successful or that it will prove to be safe and effective and be approved for commercial distribution.

RESEARCH AND DEVELOPMENT

     The Company's research and development activities are performed primarily by its research and development organization, which consisted of 66 persons as of February 28, 1997. The Company obtains its product ideas from its staff and Medical Advisory Board, as well as patients and health care professionals, whose opinions on products are actively solicited through surveys, field visits, medical symposia, focus groups and personal relationships. See "Medical Advisory Board." All research and development costs are expensed as incurred, and for 1994, 1995, and 1996, research and development expenses were $5,372,000, $7,095,000 and, $7,900,000.

MARKETING AND SALES

     Orders for the Company's external insulin pumps in the U.S. are typically placed by the patient upon the advice and recommendation of his or her physician, who provides a prescription. The Company's primary marketing efforts are focused on endocrinologists, diabetologists and other health care professionals who treat diabetes, and on third-party payors. In 1995 more than 90% of the Company's revenues from the sale of its external pumps was reimbursed by third-party payors (subject to applicable deductible amounts). The Company has begun to broaden its marketing efforts to include those primary care physicians who treat relatively large numbers of diabetics in managed care organizations. The Company sponsors educational symposia in intensive diabetes management for physicians, other health care professionals and third-party payors, teaching the benefits of, and providing training in, pump therapy. The Company has trained over 5,000 health care professionals in the use of its insulin pumps for intensive management of patients and intends during 1997 to conduct 80 one-day and 12 two-day symposia in the U.S. and eight one-day symposia in Europe. Boehringer Mannheim and Eli Lilly & Co. have begun to co-sponsor and contribute to the funding of these educational programs.

     The Company also seeks to develop patient interest in and demand for diabetes products by providing patients with access to its existing substantial service and support network, including: (i) the services of an experienced Clinical Services Department available by telephone, toll-free, 24-hours per day, seven days per week, to answer patient questions and provide guidance, advice and trouble-shooting regarding daily pump use; (ii) free short-term, replacement pumps sent within 48 hours or less to promote continuous therapy;
(iii) an insurance assistance department consisting of 20 people at February 28, 1997 to answer questions, simplify and expedite claims processing and assist patients in obtaining third-party reimbursement; (iv) participation in a patient advocacy program in collaboration with the American Association of Clinical Endocrinologists; (v) an extensive Internet web site (www.minimed.com); (vi) advertisements in targeted media; and (vii) free videotapes and other educational material. Under their co-promotion agreement, the Company and Boehringer Mannheim each send targeted advertising to patients describing the other's products, including in the case of materials sent by Boehringer Mannheim, descriptions of the Company's patient service and support network. The Company has recently expanded its insurance support activities to better address the growing managed care segment of health care payors in the U.S. The Company has arrangements with over 50 third-party payors providing for reimbursement for the Company's external pumps, including contracts with U.S. Healthcare, Inc. and various Blue Cross/Blue Shield affiliates.

     The Company markets its diabetes products and serves customers through a combination of a direct sales organization and distributors. In addition to senior sales and marketing management and an extensive in-house support staff, as of February 28, 1997, the direct sales organization in the U.S. consisted of four regional directors, 52 field staff personnel and four field insurance coordinators. These representatives are extensively trained and specialize in diabetes therapy and the use of the Company's products. The Company compensates its sales representatives in the U.S. with a base salary, a sales commission and an annual bonus based on meeting performance objectives. In the U.S., the Company also contracts with nurse educators (many of whom are registered nurses) who assist in educating potential patients about use of the Company's external pumps.

     The Company believes that its strategy of maintaining its own direct sales force dedicated to diabetes is an important factor in market development and an important competitive advantage. Nevertheless, the Company also utilizes independent distributors in the U.S. to augment its direct sales force and increase the number of physicians served. Internationally, independent distributors are used to provide sales coverage in geographic areas not served by the Company's direct sales force. Also, some third-party payors in the U.S. require that certain classes of purchases be made through specified distributors, and certain distributors in the U.S. and internationally maintain substantial infrastructure to support physician and patient needs. In 1996 42% of revenues were attributable to sales by the Company's direct sales force.

     Internationally, the Company has its own sales organizations for France, Germany, the Netherlands, Belgium and Luxembourg, consisting of 19 people at February 28, 1997, including administrative staff. The Company has a distribution manager in the United Kingdom and utilizes independent distributors in other countries. The Company believes that the international market provides a significant opportunity for growth and is seeking to expand its international sales. International sales increased from 7.4% of total revenues in 1992 to 14.2% in 1996. Also, the Company expects that some of its new products and new applications will be introduced in foreign countries prior to their introduction in the U.S. because the regulatory approval process in other countries has generally been less time consuming and less expensive than in the U.S.

MANUFACTURING

     The Company purchases from outside vendors most of the components, certain subassemblies and various services used in the manufacture of its products. The purchased items are generally produced to the Company's specifications and in many instances to the Company's designs. The Company then assembles the components into finished products. Certain disposable products have been purchased from OEM suppliers.

     The Company's Quality Assurance Department provides guidance to vendors and performs inspections and product tests at various steps in the manufacturing cycle to ensure compliance with the Company's stringent specifications. The manufacturing facilities are subject to periodic inspection by regulatory authorities. See "-- Government Regulation." In 1995 the Company was approved under International Standards Organization ("ISO") 9002 relating to quality standards, and in 1996 it was approved under ISO 9001 relating to design control standards. Such approvals enable the Company to quickly introduce certain products into the EU based on annual certification of the Company's quality system.

     In 1996 the Company instituted Demand Flow Technology( 1/8) manufacturing procedures. This version of "Just in Time" manufacturing is intended to significantly reduce total manufacturing cycle times, thereby reducing inventories. Also, the manufacturing line can then be more responsive to customers orders, quality is improved and manufacturing costs and paperwork are reduced.

     The Company relies on single sources for certain critical components, including hybrid circuits, integrated circuits, pumping elements, special batteries, special insulin formulations, and various disposable products and components as well as a sole source subcontract arrangement for sterilization services. Arrangements for additional or replacement suppliers for certain of these components could not be accomplished quickly. The loss of any of these vendors as a supplier could have a material adverse effect on the Company's business, financial condition and results of operations. See "Risk
Factors -- Reliance on Sole Source Suppliers."

COMPETITION

     At present the Company considers its primary competition in the diabetes market to be injection therapy. The Company competes against injection therapy primarily by educating doctors, nurses, patients and managed care organizations and other third-party payors about the need for intensive management of glucose levels and the advantages of pump therapy over multiple daily injections.

     In the sale of its external pumps, the Company competes with Disetronic, which introduced a competitive external pump product in the U.S. approximately six years ago. The Company estimates that Disetronic currently has approximately 25% of the U.S. market for external pumps for new patients. Internationally, in addition to Disetronic, the Company competes in the insulin pump market against several smaller suppliers which generally offer less sophisticated products. The Company competes with other pump makers primarily on the basis of product design, quality and utility, physician and patient education and support services and price. There can be no assurance that past, current and potential makers of competitive pumps, some of which may have substantially greater financial, technical, marketing and other resources than the Company, will not become more significant factors in the future.

     In the sale of its disposable products, the Company competes with Maersk, which has introduced a disposable system that is compatible with the Company's pumps and is intended to compete with the Company's Sof-set QR. Other companies may be considering the manufacture and sale of disposables intended for use with the Company's pumps. If any such products are successful, they will divert sales of the Company's disposables, which could have an adverse effect on the Company business, financial condition and results of operations.

     A number of companies, including Strato-Infusaid, Inc. (a subsidiary of Pfizer Inc.), Medtronic, Inc., Therex Corp. (a subsidiary of Arrow International, Inc.) and Siemens-Elema (a subsidiary of Siemens AG), have, or have attempted to, develop and market implantable microinfusion pumps. Infusaid, Therex and Tricumed Medizintechnik GmbH, a small German company (whose marketing and manufacturing rights for the Anschutz Pump were recently acquired by Medtronic Inc.), manufacture non-programmable pumps, which are adequate for delivery of certain drugs other than insulin and which are less expensive than programmable insulin pumps. Siemens discontinued its efforts to develop an implantable insulin pump in 1994. More recently, Strato-Infusaid has discontinued its insulin program, leaving MiniMed as the only company known to it to be actively pursuing the application. Infusaid, Medtronic and Therex have each obtained FDA approval for use of their implantable pumps with certain drugs other than insulin. Certain of these potentially competitive companies have substantially greater financial, technical, manufacturing, marketing and other resources than the Company.

     Numerous companies, some of which have substantially greater financial, technical, manufacturing, marketing and other resources than the Company, are attempting to develop non-invasive glucose measurement systems. Many of these noninvasive efforts are being directed to near-infrared spectroscopic measurements through tissue, such as by analysis of light reflectance from an arm or transmission through a finger inserted into a well, through an ear lobe or through other tissue. The technical obstacles to such technologies are substantial and to date no such instrument has been approved for commercial distribution by the FDA. However, if such efforts are successful and provided universal calibration is possible (so far all reports indicate that even with extensive, individual calibration, results are not adequate), then applications that can be adequately served by intermittent measurements, such as measurements in doctors' offices, might be served with such instruments. There are also several efforts directed to reducing the discomfort associated with the finger pricks required with current glucose meter systems by reducing the depth of penetration of the needle, using a laser and/or using other methods to breach the outer derma layers so as to extract interstitial fluid rather than blood. There are also other approaches being pursued for glucose level determination. Several are attempting to draw out interstitial fluid by electrical or chemical means and then measuring the glucose. There are also at least three other efforts being directed toward subcutaneous measurement with electrochemical sensors. It is possible that some patients might prefer such systems to the Company's continuous glucose monitors for routine monitoring. The successful development and acceptance of non-invasive or minimally invasive glucose measurement systems or systems without pain could therefore have a material adverse effect on the Company's glucose sensor program.

     A number of companies and medical researchers are pursuing new delivery devices, delivery technologies, procedures, drugs and bioengineered therapeutics for the treatment and prevention of diabetes, such as for example, pancreas transplantation and insulin-producing islet and beta cell preparations and devices. If successful, these technologies and/or medical procedures could have a material adverse effect on the Company's business, financial condition and results of operations and could possibly render the Company's products obsolete.

PATENTS, PROPRIETARY RIGHTS AND TRADEMARKS

     The Company files patent applications to protect technology, inventions and improvements that it considers important to the development of its business. The Company currently holds numerous issued U.S. patents and foreign patents and has pending many U.S. and foreign patent applications that cover various aspects of its technology. In addition, the Company holds fully paid, non-exclusive, worldwide licenses to several patents relating to infusion pumps and a license to numerous other patents relating to implantable pumps.

     Litigation may be necessary to enforce patents issued to the Company, to protect trade secrets or know-how owned by the Company or to determine the enforceability, scope and validity of the proprietary rights of others. Although the Company knows of no infringement of patents held by others, it is always possible that a third-party may assert infringement. The Company believes that it owns or has the right to use all technology incorporated into its products, but an adverse determination in any litigation or interference proceeding to which the Company may become a party could subject the Company to significant liabilities to third parties or require the Company to seek licenses from third parties.

     Although patent and intellectual property disputes in the medical device area have often been settled through licensing or similar arrangements, associated costs may be substantial and could include ongoing royalties. Furthermore, there can be no assurance that necessary licenses would be available to the Company on satisfactory terms or at all. Accordingly, an adverse determination in a judicial or administrative proceeding or failure to obtain necessary licenses could prevent the Company from manufacturing and selling certain of its products or its planned products, which would have a material adverse effect on the Company's business, diversification opportunities, financial condition and results of operations.

     The Company owns the trademarks MiniMed, Sof-set, QR, Sof-set QR, Polyfin, and certain other trademarks. The Company also relies on certain trade secrets and proprietary know-how that it seeks to protect, in part, through confidentiality agreements with its employees and consultants. There can be no assurances that any unprotected information will not also be developed by others. See "Risk Factors -- Protection of Proprietary Technology."

GOVERNMENT REGULATION

     Clinical testing, manufacture and sale of the Company's products are subject to regulation by numerous governmental authorities, principally the FDA and corresponding state and foreign agencies. In the U.S., the Company is required to register as a medical device manufacturer with the FDA and state agencies such as the Food and Drug Branch of the California Department of Health Services ("DHS"). The Company is subject to inspection on a routine basis by both the FDA and the DHS for compliance with the FDA's GMP regulations. These regulations impose certain procedural and documentation requirements upon the Company with respect to manufacturing and quality assurance activities. Hoechst, the manufacturer of the special insulin to be used in the Company's implantable pump, is also subject to regulation and inspection by the FDA, as well as European regulatory agencies.

     Under the Federal Food, Drug and Cosmetic Act (the "Act"), as amended, medical devices are classified into one of three classes (i.e., Class I, II, or III) on the basis of the controls necessary to reasonably ensure their safety and effectiveness. Safety and effectiveness can reasonably be assured for Class I devices through general controls (e.g., labeling, premarket notification and adherence to GMPs) and for Class II devices through the use of general and special controls (e.g., performance standards, postmarket surveillance, patient registries, and FDA guidelines). Generally, Class III devices are those which must receive PMA by the FDA to ensure their safety and effectiveness (e.g., life-sustaining, life-supporting and implantable devices, or new devices which have been found not to be substantially equivalent to legally marketed Class I or Class II devices).

     Before a new device can be introduced to the market, the manufacturer generally must obtain FDA clearance through either a 510(k) premarket notification or a PMA. A 510(k) clearance will be granted if the submitted data establishes that the proposed device is "substantially equivalent" to a legally marketed Class I or Class II medical device, or to a pre-amendment Class III medical device for which the FDA has not called for PMAs. Generally an application for 510(k) clearance only requires submission of a file, including design, manufacturing, test and marketing information, including labeling. However, in some cases the FDA requires clinical trials under an IDE (as defined below), even for products to be cleared under the 510(k) process, although in such instances these trials are generally relatively small and of short duration. It generally takes from four to 12 months from submission to obtain 510(k) premarket clearance, but may take longer, and there can be no assurance that the Company will obtain 510(k) premarket clearance within this time frame, if at all, for any of the devices for which it may file a 510(k) notice. The FDA may determine that the proposed device is not substantially equivalent, or that additional data are needed before a substantial equivalence determination can be made. A "not substantially equivalent" determination, or a request for additional data, could delay the market introduction of new products that fall into this category and could have a material adverse effect on the Company's business, financial condition and results of operations.

     A PMA must be filed if the proposed device is not substantially equivalent to a legally marketed device or if it is a pre-amendment Class III device for which the FDA has called for PMAs. In addition, a "new drug" may not be marketed without an approved NDA establishing the safety and effectiveness of the drug for its intended uses. The NDA process is typically costly, lengthy and uncertain.

     In order to obtain a PMA, a device that poses a significant risk to patients must undergo clinical evaluation under an Investigational Device Exemption ("IDE") that is granted by the FDA to permit testing of the device in a limited number of humans in clinical trials conducted at a restricted group of clinical sites. Similarly, a new drug, such as the insulin used for the implantable pump, must be evaluated in an Investigational New Drug ("IND") trial. In addition to obtaining from the FDA an IDE approval or IND authorization to conduct a clinical trial, the sponsor of the investigational research must also obtain approval for the clinical research from an institutional review board or committee established for this purpose by each medical center where the trials will be conducted. Clinical trials leading to a PMA or an NDA are intensive and costly activities that usually extend over two or more years. As the clinical trial progresses under an IDE or IND, the FDA may at certain milestones allow expansion of the scope of the trial to allow additional patients or additional clinical sites or both.

     In late 1991, the FDA adopted new procedures for the review of products that involve both devices and drugs, which permit clinical investigation and approval to be coordinated by a lead center of the FDA. The Company's implantable pump and the associated insulin comprise a combined device/drug system that will be regulated under these procedures. Following the adoption of these procedures, the Company, which had already submitted a PMA application for the Company's MIP 2001 implantable insulin pump, withdrew its initial application for a PMA and the Company and Hoechst intend to submit a single application to obtain FDA approval of the combination product. This is the first time that Hoechst has sought FDA approval to market insulin in the U.S. Although the Company and Hoechst will file a single application, it will contain both an NDA element for the insulin and a PMA element for the pump. The FDA's Center for Drug Evaluation and Research will be the lead center and will review the NDA portion of the application, while the Center for Devices and Radiological Health will be responsible for reviewing the PMA portion. The Company anticipates that, if the FDA grants approval, such approval would include issuance of an approved NDA for the insulin and an approved PMA for the pump. There can be no assurance, however, that the application will ever be approved. Under the Act, even after approval, each batch of insulin produced by Hoechst for the combination product would require FDA's certification that the batch meets requisite strength, quality and purity standards.

     Clinical trial results are presented to the FDA in a PMA or NDA application. In addition to the results of clinical investigations, the applicant must submit other information relevant to the safety and efficacy of the device and/or the drug, including the results of non-clinical tests, a full description of the device and/or drug and their components, a full description of the methods, facilities and controls used for manufacturing, and proposed labeling. Such submissions are extremely detailed and complex, often involving tens of thousands of pages. The FDA staff then reviews the submitted application and determines whether or not to accept the application for filing. There is no assurance that either the safety or efficacy data in these submissions will be deemed sufficiently complete and adequate by the FDA, and if they are not, a final determination by the FDA could be delayed while additional trials are performed or the project could be abandoned. Such trials would add significant new costs to such a program, which would have a material adverse effect on the Company's business, financial condition and results of operations.

     If accepted for filing, the applications are further reviewed first by the FDA staff and, if appropriate, subsequently by an FDA scientific advisory panel comprised of physicians and others with expertise in the relevant field. A public meeting is held before the advisory panel in which the PMA or NDA application is reviewed and discussed. The scientific advisory panel then issues a recommendation of approval or denial to the FDA or recommends approval with conditions. Although the FDA is not bound by the opinion of the advisory panel, the FDA tends to give considerable weight to panel recommendations. If the FDA's evaluations of the application are favorable, the FDA will subsequently publish an order approving the PMA application or NDA application. Interested parties can file comments on the order and seek further FDA review.

     Although by statute the FDA is granted 180 days in which to review a PMA or NDA and either approve or disapprove it, in practice the FDA has often taken much longer. Generally, during the review, the FDA will request additional data and the applicant will agree to extend the review time. The FDA will make an initial assessment as to whether the PMA or NDA is sufficiently complete for review and may require the development and submission of additional data or analysis. The PMA and NDA processing in the past has typically lasted more than a year from the time of filing, and in some cases several years, but the FDA is being pressured to meet its statutory timelines. Many such reviews are now being completed within six months, but others are not, and there is no assurance when or if an application will be approved.

     New PMA applications or PMA supplements are required for certain modifications to a device that is approved through the PMA process. Supplements to a PMA application often require submission of the same type of information as for a PMA application except that the supplement is limited to information needed to support any changes from the product covered by the original PMA application and may not require the submission of clinical data or the convening of an advisory committee and corresponding review. In addition, certain changes, including changes to the labeling, manufacturing, dosage, or route of administration of an approved new drug require the approval of a supplement to the NDA application prior to initiating such changes. Submission of significant NDA supplements often require data similar to that submitted with the original NDA application. Likewise, with respect to the implantable pump and insulin combination product, certain changes to the product (e.g., design, labeling, manufacturing, dosage, route of administration) would require FDA's approval of a supplement to the original application. At the present time, FDA has indicated that there will be only one holder of the approved application for the pump and insulin combination product. The holder will be the entity entitled to file such supplements. The Company is seeking an arrangement with the FDA and Hoechst whereby the Company would be the approved application holder, but there can be no assurance that such an arrangement will be achieved. If the Company does not hold the approved application, then its ability to obtain FDA approval of modifications to the device would require appropriate contractual arrangements with Hoechst, or possibly would require obtaining a new PMA, which could have a material adverse effect on the Company.

     The PMA and NDA processes can each be expensive, uncertain and lengthy, and a number of devices and drugs for which PMA or NDA approval has been sought have never been approved for marketing. There can be no assurance that the Company will be able to obtain necessary regulatory approvals or clearances on a timely basis or at all for any of its products under development, and delays in receipt of or failure to receive such approvals, the loss of previously received approvals, or failure to comply with existing or future regulatory requirements would have a material adverse effect on the Company's business, financial condition and results of operations.

     Approvals restrict devices and drugs to specifically labeled uses, and the combination pump/insulin product would be similarly restricted. The FDA actively enforces regulations prohibiting marketing of products for unapproved uses.

     The FDA also conducts inspections to determine whether the Company conforms with GMP, and subsequent GMP inspections will continue after the FDA approval. A GMP inspection was last completed in February 1995, with only one minor citation, which has been corrected. A further such inspection may be conducted relative to any PMA application submitted by the Company for other products or pursuant to the FDA's practice of performing periodic inspections.

     Failure to comply with applicable regulatory requirements can result in, among other things, fines, injunctions, civil penalties, failure of the government to grant premarket clearance or premarket approval of devices or drugs, delays or suspensions or withdrawals of approvals, seizures or recalls of products, operating restrictions and criminal prosecutions. Changes in existing requirements or adoption of new requirements could have a material adverse effect on the Company's business, financial condition and results of operations.

     The FDA can withdraw an NDA or PMA approval if new evidence or new information shows the drug or device is no longer safe or effective, or if the FDA discovers that the NDA or PMA contains any untrue statement of material fact. Other reasons justifying withdrawal of an NDA or PMA by the FDA include, but are not limited to, failure to maintain required records or to file records and reports, new questions regarding manufacturing, and whether labeling is false or misleading.

     Exports of products subject to 510(k) notification requirements, but not yet cleared to market, are permitted without FDA export approval, provided that certain requirements are met. Unapproved products subject to PMA requirements must receive prior FDA export approval unless they are approved for use by any member country of the EU and certain other countries, including Australia, Canada, Israel, Japan, New Zealand, Switzerland and South Africa, in which case they can be exported to any country without prior FDA approval. International sales are subject to foreign government regulation, the requirements of which vary substantially from country to country. The time required to obtain approval by a foreign country may be longer or shorter than that required for FDA approval, and the requirements may differ. Within the next several years, a company must obtain the CE Mark prior to sale within the EU of certain medical devices, including implantable products. During this process, the sponsor must demonstrate compliance with ISO manufacturing and quality requirements. The Company received approval for use of its implantable insulin pump in France in June 1993. In March 1995, the Company obtained the CE Mark to market its implantable pump throughout the EU, but full commercial distribution of the Company's implantable pump in the EU will be limited until the special insulin required for use in the pump is approved and made available. See
"-- Products -- Current Products -- Implantable Insulin Pump." In March 1995, the Company received certification under applicable ISO 9002 quality standards and in July, 1996 received certification under ISO 9001 design control standards. As is the case with GMP inspections in the U.S., inspections by foreign bodies will continue in the EU on a periodic basis after receipt of the CE Mark.

     The Company also is subject to numerous federal, state and local laws relating to such matters as safe working conditions, manufacturing practices, environmental protection, fire hazard control and disposal of hazardous or potentially hazardous substances. Additionally, the Company must comply with various FDA, and in some cases Federal Trade Commission, requirements for design, safety, advertising, labeling, record keeping and reporting of adverse experiences with the use of a product. There can be no assurance that the Company will not be required to incur significant costs to comply with such laws and regulations in the future or that such laws or regulations will not have a material adverse effect upon the Company's ability to do business.

     External pumps have generally qualified for clearance under Section 510(k), although certain features of advanced pumps may require clinical validation. The Company's Models 507 and 506 external pumps have all been cleared by the FDA pursuant to the Section 510(k) premarket notification process and a 510(k) notification has been submitted with respect to Model 505. Modifications or enhancements to the Company's products that are cleared through the 510(k) process that could significantly affect safety or effectiveness will require new submissions. The Company has made certain changes to its cleared devices which the Company believes do not require the submission of new 510(k) notifications. However, there can be no assurance that the FDA will agree with the Company's determinations and not require the Company to submit new 510(k) notifications for any of these modifications. The Company believes short term subcutaneous glucose monitor may be cleared through the 510(k) process after a limited clinical trial, but there is no assurance that the FDA will not later require the more stringent PMA application process for such devices.

     There can be no assurance that the necessary approvals for the use of new generations of the Company's external pumps and disposables, the Company's implantable insulin pump or its glucose monitoring systems will be granted by the FDA or other authorities on a timely basis or at all, and delays in receipt of or failure to receive such approvals, or the loss of previously received approvals, could result in significant delays, substantial costs or even the cessation of operations relating to a product or group of products, and any of these could have a material adverse effect on the business, financial condition and results of operations of the Company. See "Risk Factors -- Risk, Expense and Uncertainty of Government Regulation."

THIRD-PARTY REIMBURSEMENT

     In the U.S., the Company's products are generally purchased directly by patients, physician groups, hospitals, and/or dealers. In many cases the Company, on behalf of the patients, bills third-party payors, including private insurance companies, health maintenance organizations, preferred provider organizations, other managed care providers, and, to a limited extent, Medicaid. Under the Medicaid program, states generally reimburse for approved procedures on a reasonable cost or fee schedule basis. Currently, certain states reimburse for the Company's products under the Medicaid program. Although the Company does not currently derive revenues from the Medicare program for any of its products, it is in the process of seeking coverage for its external pump. The Company believes that the primary value of Medicare coverage for diabetes today is that it facilitates reimbursement by many other third party payors because they follow Medicare guidelines. Although, the Clinton Administration's plan to address the crisis in the Medicare Trust Fund recently announced is directed toward reducing costs further, it also contains provisions directed specifically towards expanded coverage for certain chronic diseases, including diabetes. There is no certainty that these proposals expanding coverage for diabetes will be enacted or, if so, whether the Company's products would benefit.

     The Company maintains an insurance assistance department consisting of 20 people at February 28, 1997 to simplify and expedite claims processing and to assist patients in obtaining third-party reimbursement. Based upon sales made by the Company's direct sales force (which represent 42% of the total revenues), in 1995 the Company believes that more than 90% of the revenues from Company's external pump sales represented reimbursement by third-party payors (subject to applicable deductible amounts).

     Third-party payors may also decline to reimburse for procedures, supplies or services determined to be not "medically necessary" or "reasonable." Certain payors have initially indicated that they would decline to reimburse for certain of the Company's products on that basis. The Company attempts to deter and reverse such practices through education and has expanded its insurance assistance efforts toward this end. These efforts are usually successful, but such reimbursement may become less likely in the future as pressure continues to mount for lower health care costs.

     Medicare and many other third-party payors also do not reimburse for procedures deemed "experimental" or "investigational." There is usually no precise date when a procedure ceases to be experimental or investigational, but devices in clinical investigation under an IDE are usually deemed to be experimental or investigational. The failure to cover early use of a procedure deters usage, delaying acceptance even longer. Use of implantable pumps is still considered to be an investigational procedure by many third-party payors in the U.S. and reimbursement for the small number of pumps sold in the U.S. has therefore been limited to date.

     There is widespread concern that health care market initiatives in the U.S. may lead third-party payors to decline or further limit reimbursement. The extent to which third-party payors may determine that use of the Company's products will save costs or will at least be cost effective is highly uncertain, and it is possible, especially for diabetes, that they will merely focus on the lower initial costs associated with injection therapy or will otherwise limit reimbursement for insulin pumps or other products developed by the Company. Because of uncertainties regarding the possible health care reform measures that could be proposed in the future and initiatives to reduce costs by private payors, the Company cannot predict whether reimbursement for the Company's products will be affected or, if affected, the extent of any effect. The unavailability of third-party coverage or the inadequacy of reimbursement for the Company's products would materially and adversely affect the Company's business, financial condition and results of operations. See "Risk
Factors -- Uncertainty of Health Care Reform and Dependence on Third-Party Reimbursement."

PRODUCT LIABILITY AND WARRANTIES

     The Company's products are generally warranted for various periods ranging from two to four years. The special motors contained in the Company's external pumps are warranted for life. The Company sets aside a reserve based on monthly return rates to pay for customer service and repair of products. Additional reserves are set aside during early stages of product introduction. The Company believes such reserves to be adequate, but in the event of a major product problem or recall, the reserves may be inadequate to cover all costs, and such event could have a material adverse effect on the Company's business, financial condition and results of operations.

     The Company's business involves the inherent risk of product liability claims. The Company maintains product liability insurance with coverage limits of $15 million per occurrence and an annual aggregate maximum of $15 million, with a deductible of $25,000 per occurrence. There can be no assurance that this insurance coverage will continue to be available on terms acceptable to the Company or that such coverage will be adequate for liabilities actually incurred.

LEGAL PROCEEDINGS

     In September 1996, the Company filed an action against Fimed, Inc. ("Fimed") in Los Angeles County Superior Court seeking declaratory relief and rescission of a distributorship agreement giving Fimed an exclusive right to distribute the Company's external pumps using third-party consumer financing. The Company alleged that Fimed fraudulently induced the Company to enter into the agreement and failed to disclose material facts. Fimed answered the Company's complaint generally denying the allegations but also asserted counterclaims against the Company alleging breach of contract, promissory fraud, unfair competition, intentional interference with prospective economic advantage, defamation (libel and slander) and abuse of process and seeking compensatory damages of $600 million and punitive damages of $300 million. No significant amount of the Company's products has ever been sold using third-party consumer financing, and Fimed never made any sales under the agreement. The Company notified Fimed that the Company was seeking rescission of the agreement less than six months after it was signed and before Fimed began marketing the Company's products. The Company believes that it has meritorious defenses to the counterclaim asserted by Fimed. The Company intends to prosecute its claim against Fimed and defend against the counterclaim vigorously. Discovery has commenced in the litigation, but the matter has not yet been set for trial.

     The Company is not presently a party to any other material pending legal proceedings. The Company may be subject from time to time to various other legal proceedings, including product liability claims, which arise in the ordinary course of its business. The Company believes that none of such proceedings, individually or in the aggregate, are likely to have a material adverse effect on its business or financial condition.

EMPLOYEES

     As of February 28, 1997, the Company employed 373 full-time persons, plus 34 temporary employees, including 66 in research and development, 145 in manufacturing, production engineering and quality assurance, 74 in administration and 122 in sales and marketing. The Company believes that the success of its business depends, in part, on its ability to attract and retain qualified personnel, particularly qualified scientific, technical and key management personnel. The Company believes its relationships with its employees are good.

FACILITIES

     The Company owns its current primary facilities with an aggregate of approximately 175,000 square feet in Sylmar, California. The Company currently occupies approximately 150,000 square feet of such facilities. The Company intends to use up to $2 million of the proceeds of the offering contemplated by this Prospectus to upgrade the structure of its principal buildings in order to comply with recently adopted local building code requirements for earthquake protection. Approximately 23,400 square feet of the remaining space is leased to Alfred E. Mann, the Company's Chairman and Chief Executive Officer. See "Management -- Compensation Committee Interlocks and Insider Participation." The Company believes that its facilities are adequate to meet its foreseeable requirements for its existing products through at least the end of 1998, without any requirement to expand into additional space.

MEDICAL ADVISORY BOARD

     A Medical Advisory Board, consisting of five individuals with recognized expertise in fields relating to diabetes care and treatment, has been organized to advise the Company concerning long-term product planning, research, development and marketing of its diabetes treatment products. Members of the Medical Advisory Board consult and meet formally and informally with the Company. Certain members of the Medical Advisory Board are employed by academic institutions and may have commitments to or consulting or advisory agreements with other entities that may limit their availability to the Company. Members of the Medical Advisory Board may also serve as consultants to other medical product companies. The members of the Medical Advisory Board have agreed, however, to maintain the confidentiality of all proprietary information disclosed to them by the Company. In addition, any ideas, inventions, developments, improvements and works of authorship developed by the members of the Medical Advisory Board relating to insulin pumps or glucose sensors are the property of the Company. Currently, the following persons comprise the Company's Medical Advisory Board:

     Jay S. Skyler, M.D. (Chairman), is a Professor of Medicine, Pediatrics and Psychology at the University of Miami in Miami, Florida, past President of the American Diabetes Association, and current Vice-President of the International Diabetes Federation. Dr. Skyler is the Chairman for the NIH-sponsored Multi-center Diabetes Prevention Trial. Dr. Skyler is the author of numerous research and review articles, many of which focus on the complications of diabetes and the risk reduction of such with intensive diabetes management.

     Irl B. Hirsch, M.D., is Associate Professor of Medicine at the University of Washington School of Medicine in Seattle, Washington and the Medical Director of the Diabetes Care Center at the University of Washington in Seattle, Washington. Dr. Hirsch has been an Associate Editor for Clinical Diabetes (a medical journal specializing in diabetes) since 1992 and is a reviewer for several scientific and medical journals. From 1993, he has been a consultant to the Diabetes Control Project in the state of Washington. He is the author of numerous articles covering topics such as use of insulin pump therapy to treat hypoglycemia, insulin treatment during surgery and an update on insulin therapy for family practitioners. Dr. Hirsch recently published a book with the ADA for individuals with diabetes entitled, How To Get Great Diabetes Care: What You and Your Doctor Can Do to Improve Your Medical Care--And Your Life. Dr. Hirsch has diabetes and uses the Company's Model 507 insulin pump.

     Francine Ratner Kaufman, M.D. is an Associate Professor of Pediatrics at the University of Southern California School of Medicine. Dr. Kaufman was past President of the Board of Directors of the Los Angeles Chapter of the ADA (1988-1990, 1993-1994) and is President of the Board of Directors of the California affiliate of the ADA. She is a member of the national ADA Board of Directors, where she is on the Professional Practice

Committee and a member of the Clinical Initiatives Committee of the Endocrine Society. For the past five years, she has been an associate editor for Clinical Diabetes.

     Christopher D. Saudek, M.D., is Professor of Medicine at the Johns Hopkins University School of Medicine and a leader in the field of implantable pump therapy. Dr. Saudek began working on implantable insulin pump therapy with a predecessor of the Company in the early 1980's, implanted the first MiniMed pump in 1987 and was the principal investigator in the Company's clinical trials of its MIP 2001. Dr. Saudek received the Clinician of the Year Award from the ADA in 1991.

     Robert J. Tanenberg, M.D., FACP, is Clinical Associate Professor of Medicine at Georgetown University School of Medicine, Washington, D.C. and senior attending physician at Washington Hospital Center in Washington, D.C. Dr. Tanenberg is on the Medical Advisory Board for the Washington, DC Chapter of the Juvenile Diabetes Foundation. He is an investigator in the Company's implantable pump trials. Dr. Tannenberg was formerly the Chairman of the ADA's Council on Health Care Delivery and Public Health.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The following table sets forth certain information with respect to the executive officers and directors of the Company:

              NAME                AGE                               POSITION
  ----------------------------    ---     ------------------------------------------------------------
  Alfred E. Mann                  71      Chairman of the Board and Chief Executive Officer
  Terrance H. Gregg               48      President and Chief Operating Officer
  Eric S. Kentor                  37      Senior Vice President, General Counsel and Secretary
  Kevin R. Sayer                  39      Senior Vice President, Finance and Chief Financial Officer
  Clifford W. Hague               41      Vice President, Marketing and Business Development
  William Arthur                  45      Vice President, Sales
  John H. Livingston              50      Vice President, Research, Development and Engineering
  Noory Shaolian                  55      Vice President, Instrument Manufacturing and Service
  David Chernof, M.D.(1)          61      Director
  William R. Grant(1)             72      Director
  David H. MacCallum(2)           59      Director
  Thomas R. Testman(2)            61      Director
  John C. Villforth(1)            66      Director

---------------

(1) Member of the Organization and Compensation Committee of the Board of Directors

(2) Member of the Audit Committee of the Board of Directors

     Alfred E. Mann has served as Chairman of the Board and Chief Executive Officer of the Company since its incorporation and was President until 1994 and from October 1995 until October 1996. Until March 1994, Mr. Mann served as the Chairman of the Board of the General Partner of MMTL, a predecessor of the Company, which was also engaged in the design, manufacture and marketing of hospital intravenous pumps and electrostimulation devices primarily for restoration of hearing for the deaf. Mr. Mann has also served as Chairman of Advanced Bionics since 1994 and as CEO from 1994 to February 1996. Advanced Bionics is the successor to the electrostimulation business segment of MMTL. From 1985 to September 1992, Mr. Mann was also President and CEO of Siemens-Pacesetter, Inc., a manufacturer and distributor of cardiac pacemakers. Mr. Mann founded and from 1972 until 1985 was Chairman of the Board and CEO of Pacesetter Systems, Inc., a California corporation and predecessor of Siemens-Pacesetter, Inc. Prior to 1972, he was President of Spectrolab, an electro-optical and aerospace systems company, and Heliotek, a semiconductor and electro-optical components manufacturer, which companies Mr. Mann founded in 1956 and 1960, respectively, and which were sold to Textron Inc. in 1960. Mr. Mann is currently Chairman of the Board of Trustees of the Alfred E. Mann Foundation, a medical research foundation. Mr. Mann holds a B.A. and an M.S. degree in physics from the University of California, Los Angeles.

     Terrance H. Gregg was promoted to Executive Vice President, Operations in February 1996 and to President and Chief Operating Officer in October 1996. Mr. Gregg joined the Company as Vice President of Regulatory Affairs and Clinical Research in September 1994. Prior to employment with the Company, Mr. Gregg spent the preceding nine years as Vice President of Governmental Affairs for Ioptex Research, the ophthalmic surgical products subsidiary of Smith & Nephew, plc. Prior to joining Ioptex Research, Mr. Gregg was responsible for Regulatory Affairs, Clinical Research and Quality Assurance for divisions of Allergan, Inc. Mr. Gregg earned a B.S. degree in zoology from Colorado State University in 1971.

     Eric S. Kentor was promoted to Senior Vice President in February 1996. Mr. Kentor joined the Company in May 1995 as Vice President, General Counsel and Secretary. Prior to joining the Company, Mr. Kentor was Vice President, Legal Services, of Health Net, California's second largest health maintenance organization, where he held various positions beginning in March 1994. From March 1994 until May 1995, Mr. Kentor also served as Executive Counsel of Health Net's parent corporation, Health Systems International, Inc. Previously, from 1987 until 1994, Mr. Kentor practiced with the law firm of McDermott, Will & Emery, where he was elected partner in 1992. Mr. Kentor received a J.D. degree from the UCLA School of Law in 1986.

     Kevin R. Sayer was promoted to Senior Vice President, Finance, in February 1996. Mr. Sayer joined the Company in May 1994 as Vice President, Finance and Chief Financial Officer. Prior to joining the Company, Mr. Sayer spent the previous 11 years with Ernst & Young, where he specialized in providing auditing, accounting and consulting services to high growth companies, primarily in the health care and high technology industry segments. Mr. Sayer received a B.S. in accounting from Brigham Young University in 1981 and received a Masters degree in accounting/information systems from Brigham Young University in 1983.

     William Arthur has served as Vice President, Sales, since March 1995. Previously Mr. Arthur served from July 1993 to February 1995 as the Company's Vice President, Sales and Marketing. He joined the Company in July 1993 after serving as President and CEO of Med-Fusion Inc., a subsidiary of Medex, Inc. and a manufacturer of ambulatory infusion pumps. Mr. Arthur founded Med-Fusion Inc. in 1984 and remained as its Chief Executive Officer after its acquisition by Medex in 1988. Prior to his employment with Med-Fusion, Mr. Arthur served as Director of Marketing for infusion systems for Pacesetter Systems, Inc. Previously Mr. Arthur served as Vice President of Sales and Marketing for Auto-Syringe, a subsidiary of Baxter International, an earlier competitor of a predecessor of the Company. Mr. Arthur received a B.S. degree in microbiology from Pennsylvania State University in 1973.

     Clifford W. Hague has served as Vice President, Marketing and Business Development, since March 1995. From February 1993 until March 1995, Mr. Hague was Vice President, Marketing and Clinical Research, of VIA Medical Corporation, an early-stage company developing a series of sensor systems primarily for hospital use. Previously, from October 1991 to January 1993, Mr. Hague served as Vice President, Marketing of Siemens Infusion Systems ("SIS") and before that, Director of Marketing of MiniMed Technologies, a predecessor of both SIS and the Company. Before joining MiniMed Technologies in January 1986, Mr. Hague was a product manager at Parker-Hannifin, Biomedical Division. Mr. Hague received an M.B.A. degree from the University of California, Irvine in 1983, and a B.S. degree in zoology from the University of California, Davis, in 1980.

     John H. Livingston has been Vice President, Research, Development and Engineering of the Company and its predecessors since May 1985. Mr. Livingston served as Director, Research, Development and Engineering at IMED Corporation from November 1983 until May 1985. From January 1978 until November 1983, Mr. Livingston worked at Cordis Corporation, where for the final two years he was Manager, Instrument and Software Design, for the Implantables Product Engineering Division, responsible for the design and development of electronic hardware and software for implantable medical electronic systems. Mr. Livingston received his B.S. degree in electrical engineering from Yale University and both an M.S. degree in electrical engineering and a J.M. degree from Stanford University in 1975.

     Noory Shaolian has been Vice President in charge of Instrument Manufacturing and Service since joining the Company in June 1992. From 1991 to June 1992, Mr. Shaolian pursued private real estate investments. Previously, from 1983 to 1991 he was Vice President of Manufacturing and Service at Mitsubishi Electronics, a manufacturer of personal and lap-top computers. Mr. Shaolian is a Certified Quality Engineer. His education includes a B.S. degree in mechanical engineering from California Polytechnic University, San Luis Obispo, and an M.S. degree in business administration from California State University at Los Angeles.

     In addition to Mr. Mann, the Board of Directors includes:

     David Chernof, M.D. has been a Director of the Company since July 1994. He has served as Chief Medical Officer of LA Care Healthplan since October 1966. Previously, Dr. Chernof was an independent medical and healthcare consultant. From 1991 to July 1995, Dr. Chernof served as the Senior Vice President and Corporate Medical Director of Blue Cross of California, where he was responsible for medical policies, physician relations, utilization and quality monitoring programs and technology assessment. Dr. Chernof was a member of the Blue Cross of California Board of Directors from 1987 to 1991 and was in private practice from 1968 to 1991.

     William R. Grant has been a Director of the Company since June 1994 and is the Chairman of the Organization and Compensation Committee of the Board. He has served as managing General Partner and Chairman of Galen since 1989. Previously, Mr. Grant served as President and Vice Chairman of Smith Barney

Inc. and as President and Chairman of Mac-Kay Shields Financial Corporation. Mr. Grant currently serves as Vice Chairman of SmithKline Beecham and on the boards of Fluor Corporation, Witco Corporation, New York Life Insurance Company, Allergan, Inc. and Seagull Energy Corporation. He is a Trustee of the Mary Flagler Cary Charitable Trust and is a member of the General Electric Equity Advisory Board.

     David H. MacCallum has been a Director of the Company since July 1994. He joined UBS Securities LLC in May 1994 as Managing Director, Investment Banking, heading the life sciences effort. Previously, Mr. MacCallum served as Co-Head of Investment Banking of Hambrecht & Quist from 1991 to 1994. Prior to 1991, Mr. MacCallum was a Managing Director of Hambrecht & Quist. Mr. MacCallum is also a Director of Bionx Implants, Inc., a medical device company.

     Thomas R. Testman has been a Director of the Company since July 1994 and is the Chairman of the Audit Committee of the Board. He retired from his position as Managing Partner with Ernst & Young, an international auditing, accounting and consulting services firm, in October 1992 after 30 years of continuous service. During his tenure, he held the position of National Director of Management Consulting Services, served on the operating committee of the firm from 1976 to 1980, was Western Regional Director of Healthcare Services and engaged in management consulting during various periods. He formerly served as a director of Nichols Institute, a publicly-held laboratory company that was sold to Corning, Inc. in 1994. He currently also serves as a director of six other privately-held health care companies.

     John C. Villforth has been a director of the Company since May 1996. He has served since September 1990 as President and Executive Director of the Food and Drug Law Institute, a non-profit organization whose mission is to increase knowledge about the laws and regulations pertaining to food, drugs, cosmetics, medical devices and biological products. Prior to 1990 and for 29 years, Mr. Villforth was a Commissioned Officer in the U.S. Public Health Service in the Department of Health and Human Services, the last 19 years of which he was assigned to the FDA. Mr. Villforth retired from the Public Health Service in August 1990 with the rank of Assistant Surgeon General (Rear Admiral). During his tenure, he held the positions of Director, Center for Devices and Radiological Health of the FDA (1982-1990); Director, Bureau of Radiological Health of the FDA (1969-1982); and Chief Engineer, U.S. Public Health Service (1985-1990), among other positions. Mr. Villforth currently serves on the board of Target Therapeutics, Inc., a medical device company.

CHANGE OF CONTROL AGREEMENTS

     The Organization and Compensation Committee of the Board of Directors is exploring the possibility of offering agreements to Messrs. Mann, Gregg, Kentor and Sayer under which they would receive substantial payments if their employment were to terminate in connection with a change in control of the Company. Although no decision has been made to offer the agreements, it is possible that such an offer will be made in the near future.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Company is considering entering into an agreement with MRG, a company in which Mr. Mann has a substantial interest, under which (i) the Company would have the right to acquire the exclusive marketing rights to MRG's long-term (30 days or more) implantable glucose sensor technology for continuous monitoring of glucose levels, (ii) MRG would have the right to purchase implantable pumps from the Company for sale solely with a glucose sensor supplied by MRG and/or to manufacture the Company's implantable pump for sale with such an implantable sensor and (iii) MRG would make available to the Company certain enhancements under development by MRG that can be used with the Company's implantable pump. See "Business -- Future Products." MRG is a for-profit limited liability company formed in 1995, of which 65% of the equity is owned by the Alfred E. Mann Foundation for Scientific Research (the "Foundation"), a non-profit charitable medical research foundation founded and largely financed by Mr. Mann. The remaining 35% of the equity of MRG is owned beneficially by Mr. Mann. The purchase price for the exclusive marketing rights to the MRG sensor system would be $30 million, and the option to purchase would expire at the earlier of December 31, 1998 or 90 days after the MRG sensor is successfully implanted under an Investigational Device Exemption which MRG would have to obtain from the FDA. In the event a certain predetermined milestone is not achieved by MRG, the

Company would have the right (but not the obligation) to extend the option period for up to twelve one-month extensions (up to December 31, 1999), upon the payment of $500,000 for each such one-month extension. Such options to extend the agreement would terminate to the extent MRG satisfies the milestone. In the event the Company exercises the purchase option to acquire the marketing rights from MRG, any such extension payment or payments would be applied against the $30 million acquisition price. If the Company exercised the option, it would have the right to purchase the MRG glucose sensors for the list price less a 35% discount. The Company would also have right to rescind the agreement under certain circumstances. Under the terms of the option, the Company would not have the right to manufacture the sensors and would be dependent upon MRG to do the manufacturing or to contract with a third party in order to supply product. At present, MRG does not have any manufacturing capability. If the Company exercises its option and acquires the marketing rights, but subsequently fails to satisfy certain performance requirements, the Company may forfeit its exclusive marketing rights to the MRG sensor, retaining a nonexclusive marketing right. No assurance can be given that the agreement with MRG being considered will be entered into or, if entered into, that the terms will be as described.

     A portion of the MRG sensor technology is exclusively licensed to MRG under a license agreement from the Foundation. Under that agreement MRG is obligated to pay to the Foundation royalties of 4.5% on sales of sensors and certain related products utilizing the licensed technology. In addition, MRG is required to pay the Foundation an aggregate of $1,500,000 payable in installments upon the commencement of trials of the MRG sensor approved by appropriate authorities, upon FDA approval of the sensor and upon the earliest regulatory approval of the sensor in the EU, any country in the EU, Canada or Japan. Additional cash amounts aggregating $3,500,000 are payable by MRG in installments as aggregate sales of products using the technology reach certain designated levels up to $100,000,000. These obligations of MRG would not be assumed by the Company.

     Another portion of the technology is owned by the Regents of the University of California (the "University") and is licensed to Medical Research Group, Inc., a corporation wholly-owned by Mr. Mann ("Medical Research"). In March 1996 MRG and Medical Research entered into an agreement pursuant to which MRG agreed to perform certain research and development services to develop the technology licensed to Medical Research. Medical Research agreed to pay up to $5,000,000 for the services. Medical Research also granted MRG the right to purchase the results of the research and development, at any time prior to February 28, 2001, for an amount equal to the payments by Medical Research for the research and development services plus an amount equal to a 20% per annum return thereon (calculated from the date the payments were made by Medical Research to the date that MRG exercises its right to purchase) plus $100,000. If MRG exercises that purchase right, it will enter into an exclusive sublicense with Medical Research with respect to the technology owned by the University. Under that sublicense MRG would pay to Medical Research an amount equal to the royalties owed by Medical Research to the University, which is 4.5% on sales of sensors and certain related products utilizing the licensed technology, subject to a minimum annual royalty of $25,000. These obligations of MRG would not be assumed by the Company.

     If MRG's development of the enhancements to the Company's implantable pump are successful, the Company would have a right to such technology with its implantable pumps (whether or not it exercised the option with respect to MRG's sensor technology) and the Company would pay a royalty on sales of such pumps of 8%, until total royalties paid equal $5 million, and royalties of 2.5% of all sales thereafter. In the event the Company discontinues the sale of pumps which utilize such enhancements, the Company may be obligated to make a payment to MRG if, and to the extent, cumulative royalties previously paid do not equal $5 million. If MRG exercises its right to purchase implantable pumps for sale with a glucose sensor provided by it, the purchase price will be the Company's list price less a 35% discount. If MRG exercises its right to manufacture the Company's implantable pumps, it would pay the Company a royalty on sales of such pumps of 10%, until total royalties paid equals $5 million, and royalties of 3% of all sales thereafter. Royalties payable by MRG to the Company on sales of any such pumps which utilize the enhancements developed by MRG will be reduced by 25% (7.5% until total royalties paid equals $5 million and 2.25% thereafter).

     Because of Mr. Mann's interest in MRG, in May 1996 the Board of Directors of the Company appointed a special committee of the Board consisting of all of the directors except Mr. Mann (the "Committee") to consider approval of the then proposed transaction between the Company and MRG. Mr. Testman served as Chairman of the Committee. The Committee retained the services of legal counsel, a financial advisory firm and a scientific advisor, all of whom had no existing or prior relationship or business dealings with Mr. Mann, the Company, MRG or the Foundation. The Committee engaged in extensive negotiations with MRG over a period of several months. On February 18, 1997 the Committee, exercising the full powers of the Board which had been delegated to it with respect to this matter, unanimously approved pursuing the contemplated transaction, as described above, and the financial advisory firm retained by the Committee, Pacific Growth Equities, Inc., has rendered an oral opinion, to be confirmed in writing at or prior to execution of the definitive agreement, to the effect that the transaction contemplated is fair to the Company's stockholders (other than Mr. Mann) from a financial point of view. Mr. Mann did not participate in any of the deliberations of the Committee with respect to the contemplated transaction except to the extent that he was requested to do so.


     During 1996 the Company sold certain equipment for $90,000 to Advanced Bionics Corporation ("Advanced Bionics"), a company owned primarily by Mr. Mann and of which he is the Chairman. No material gain or loss was recognized by the Company on the sale of this equipment, and the Company believes that the purchase price approximates the fair market value of the equipment. The purchase price of the equipment remains outstanding.


     In July 1996 the Company amended an existing lease with Mr. Mann on a portion of its principal facility in Sylmar, California. Under the terms of the amendment, the amount of space being leased was increased from 8,600 to 23,400 square feet, the Company improved the space to the specification of MRG and the Foundation at Mr. Mann's expense and the monthly rent was increased from $3,120 per month to $8,424 per month for the balance of the lease term, which expires in 2001. Pursuant to the terms of the lease, Mr. Mann is also responsible for paying for tenant improvements made to the facilities, in the amount of $4,050 per month over the balance of the term (which includes an interest factor of 7.5%). The lease may be terminated by either party upon 90 days notice prior to the end of any calendar year. If the lease is terminated by Mr. Mann, he will be obligated to continue to repay the Company for the tenant improvements, until such time as the Company occupies and utilizes such space. The Company believes that the terms of the lease reflect the fair rental value of the space. A portion of that space has been subleased by Mr. Mann to MRG, and a portion has been made available to the Foundation at no charge.

                       PRINCIPAL AND SELLING STOCKHOLDERS


     The following table sets forth information with respect to the beneficial ownership of the Common Stock of the Company as of March 19, 1997 and as adjusted to reflect the sale of 1,000,000 shares by the Company and 1,000,000 shares by the Selling Stockholders, by (i) each person known by the Company to own beneficially more than 5% of the Common Stock, (ii) each Director of the Company, (iii) each of the five most highly compensated executive officers, all Directors and executive officers as a group, and (iv) the Selling Stockholders. Except as otherwise noted, each named beneficial owner has sole voting and investment power with respect to the shares owned.



                                   SHARES BENEFICIALLY                              SHARES BENEFICIALLY
                                      OWNED PRIOR TO                                    OWNED AFTER
                                       OFFERING(1)               NUMBER OF              OFFERING(1)
                                 ------------------------       SHARES BEING       ----------------------
             NAME                  NUMBER         PERCENT(2)      OFFERED            NUMBER       PERCENT(2)
-------------------------------  ----------       -------       ------------       ----------     -------
Alfred E. Mann(3)..............   5,100,126(4)      43.6%          500,000          4,550,126(4)    35.2%
Alfred E. Mann Foundation for
  Scientific Research..........     156,000          1.3%           50,000            106,000           *
1997 Alfred E. Mann Charitable
  Trust........................     250,000          2.1%           50,000            200,000        1.6%
Galen Partners II, L.P.(5)
Galen Partners International
II,
  L.P.(5)
Galen Employees Fund,
L.P.(5)........................   1,191,111(6)      10.1%          400,000(6)(7)      791,111        6.2%
William Arthur.................      51,000             *               --             51,000           *
David Chernof, M.D.............       6,250             *               --              6,250           *
William R. Grant...............   1,198,169(8)(9)   10.1%               --            798,169(8)(9)    6.2%
Terrance H. Gregg..............      30,191             *               --             30,191           *
John H. Livingston.............      67,143             *               --             67,143           *
David H. MacCallum.............       6,635(9)          *               --              6,635(9)        *
Kevin R. Sayer.................      30,676             *               --             30,676           *
Thomas R. Testman..............       9,631(9)          *               --              9,631(9)        *
John C. Villforth..............       1,752(9)          *               --              1,752(9)        *
All Directors and Executive
  Officers as a group (13
  persons).....................   6,565,021         54.2%          500,000          5,615,021       42.8%


---------------

 *  Less than 1%.


(1) Includes the following number of shares which the Director or Executive Officer has the right to acquire under outstanding stock options which are exercisable or become exercisable within 60 days: Mr. Mann -- 68,000, Mr. Gregg -- 30,000, Mr. Sayer -- 30,500, Mr. Arthur -- 21,000, Dr.
    Chernof -- 6,250, Mr. Grant -- 6,250, Mr. Livingston -- 29,567, Mr. MacCallum -- 6,500, Mr. Testman -- 6,250 and Mr. Villforth -- 1,250.



(2) Percentage calculations assume no exercise of the Underwriters' over-allotment option.


(3) Mr. Mann has been Chairman of the Board, CEO and a director of the Company since its incorporation and was President from the date of its incorporation until 1994 and from October 1995 until October 1996.

(4) Includes the shares beneficially owned by the Alfred E. Mann Foundation for Scientific Research (the "Foundation"), of which Mr. Mann is a trustee. As a trustee, Mr. Mann shares voting and investment power with respect to the shares beneficially owned by the Foundation. Mr. Mann disclaims any beneficial interest in the shares owned by the Foundation.


(5) William R. Grant, the Managing General Partner and Chairman of Galen Partners II, L.P., Galen Partners International II, L.P. and Galen Employees Fund, L.P. (collectively the "Galen Partnerships"), has been a director of the Company since June 1994.


(6) Includes 200,000 shares of Common Stock subject to warrants that are presently exercisable.

(7) In addition, the Galen Partnerships have granted to the Underwriters an option, exercisable for 30 days from the date of this Prospectus, to purchase up to an aggregate of 100,000 shares to cover over-allotments, if any.

(8) Includes the shares beneficially owned by the Galen Partnerships, of which Mr. Grant is the Managing General Partner and Chairman.

(9) Includes the following number of shares which the Director has the right to acquire pursuant to the Director's participation in the Company's Non-Employee Deferred Stock Units Plan: Mr. Grant -- 808, Mr.
    MacCallum -- 135, Mr. Testman -- 1,381 and Mr. Villforth -- 502.

                                  UNDERWRITING

     Subject to the terms and conditions of the Underwriting Agreement, the underwriters named below (the "Underwriters"), for whom UBS Securities LLC, Dillon, Read & Co. Inc., Hambrecht & Quist LLC and Smith Barney Inc. are acting as representatives (the "Representatives"), have agreed to purchase from the Company the following respective number of shares of Common Stock:

                                                                            NUMBER OF
                                   UNDERWRITER                               SHARES
        ------------------------------------------------------------------  ---------
        UBS Securities LLC................................................
        Dillon, Read & Co. Inc. ..........................................
        Hambrecht & Quist LLC.............................................
        Smith Barney Inc..................................................

                  Total...................................................  2,000,000

     The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent, including the absence of any material adverse change in the Company's business and the receipt of certain certificates, opinions and letters from the Company and its counsel. The nature of the Underwriters' obligation is such that they are committed to purchase all shares of Common Stock offered hereby if any of such shares are purchased. The Underwriting Agreement contains certain provisions whereby if any Underwriter defaults in its obligation to purchase shares, and the aggregate obligations of the Underwriters so defaulting do not exceed 10% of the shares of Common Stock offered hereby, the remaining Underwriters, or some of them, must assume such obligations.

     The Representatives have advised the Company that the Underwriters propose to offer the shares of Common Stock directly to the public initially at the offering price set forth on the cover page of this Prospectus and to certain
dealers at such price less a concession not in excess of $     per share. The
Underwriters may allow and such dealers may reallow a concession not in excess
of $     per share to certain other dealers. After the initial public offering of the shares of Common Stock, the offering price and other selling terms may be changed by the Underwriters.

     The Company has granted to the Underwriters an option, exercisable no later than 30 days after the date of this Prospectus, to purchase up to 200,000 additional shares of Common Stock and the Galen Partnerships have granted the Underwriters an identical option to purchase up to 100,000 additional shares of Common Stock, in each case to cover over-allotments, if any, at the public offering price, set forth on the cover page of this Prospectus, less the underwriting discounts and commissions. To the extent that the Underwriters exercise either such option, each of the Underwriters will have a firm commitment to purchase approximately the same percentage thereof which the number of shares of Common Stock to be purchased by it shown in the above table bears to the total number of shares of Common Stock offered hereby. The Company and each of the Galen Partnerships will each be obligated, pursuant to the option granted by it, to sell such shares to the Underwriters to the extent the option is exercised.

     The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments the Underwriters may be required to make in respect thereof.

     The Company's executive officers and directors, who will beneficially own in the aggregate approximately 5,536,373 shares of Common Stock after the offering, and the Galen Partnerships, which after the offering will own 791,111 shares of Common Stock, have agreed that, except as noted below, they will not, without the prior written consent of UBS Securities LLC, during the period ending 90 days after the date of this Prospectus, (i) sell, offer, contract to sell, make any short sale, pledge, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of any shares of Common Stock or any securities convertible into or exchangeable or exercisable for or any rights to purchase or acquire Common Stock, or (ii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of Common Stock, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise. The foregoing agreement does not apply to 10,000 shares held by one of the executive officers of the Company. The Company has agreed that it will not, without the prior written consent of UBS Securities LLC, offer, sell or otherwise dispose of any shares of Common Stock, options or warrants to acquire shares of Common Stock or securities exchangeable for or convertible into shares of Common Stock during the 90-day period following the date of this Prospectus, except that the Company may issue stock upon the exercise of options granted prior to the date hereof and may issue additional stock and grant additional options under its stock option and stock purchase plans in effect on the date hereof.

     In connection with the offering of the Common Stock and in compliance with applicable law and industry practice, the Underwriters may over-allot or effect transactions which stabilize, maintain or otherwise affect the market price of the Common Stock at levels above those which might otherwise prevail in the open market, including by entering stabilizing bids, effecting syndicate covering transactions or imposing penalty bids. A stabilizing bid means the placing of any bid, or the effecting of any purchase, for the purpose of pegging, fixing or maintaining the price of a security. A syndicate covering transaction means the placing of any bid on behalf of the underwriting syndicate or the effecting of any purchase to reduce a short position created in connection with the offering. A penalty bid means an arrangement that permits UBS Securities LLC, as managing underwriter, to reclaim a selling concession from a syndicate member in connection with the offering when shares of Common Stock originally sold by the syndicate member are purchased in syndicate covering transactions. Such transactions may be effected on the Nasdaq National Market, in the over-the-counter market, or otherwise. The Underwriters are not required to engage in any of these activities. Any such activities, if commenced, may be discontinued at any time.

     David H. MacCallum, a Director of the Company, is Managing Director, Investment Banking, of UBS Securities LLC.

                                 LEGAL MATTERS

     Certain legal matters with respect to the valid issuance of the Common Stock being offered hereby will be passed upon for the Company and the Selling Stockholders by Gibson, Dunn & Crutcher LLP, Los Angeles, California. Certain legal matters will be passed upon for the Underwriters by Dewey Ballantine, New York, New York.

                                    EXPERTS

     The financial statements of the Company as of December 29, 1995 and December 27, 1996 and for each of the three years in the period ended December 27, 1996 included in this Prospectus and the financial statements and financial statement schedule incorporated in this Prospectus by reference from the Company's annual report on Form 10-K for the year ended December 29, 1995 and the financial statement schedule included elsewhere in the Registration Statement have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports appearing herein and elsewhere in the Registration Statement and incorporated herein by reference, and are included in reliance upon the reports of such firm as experts in auditing and accounting.

                             AVAILABLE INFORMATION

     The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company with the Commission in accordance with the Exchange Act may be inspected without charge at the Public Reference Room of the Commission at its principal office at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the Commission's Regional Offices at 75 Park Place, New York, New York 10007, and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and copies may be obtained at the prescribed rates from the Public Reference Section of the Commission at its principal office in Washington, D.C. Electronic filings made through the Electronic Data Gathering Analysis and Retrieval System are also publicly available through the Commission's Web Site (http://www.sec.gov).

     The Company has filed with the Commission a Registration Statement on Form S-3 under the Securities Act with respect to the Common Stock offered hereby. This Prospectus, which constitutes part of the Registration Statement, omits certain of the information contained in the Registration Statement and the exhibits and schedules thereto on file with the Commission pursuant to the Securities Act and the rules and regulations of the Commission thereunder. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. The Registration Statement, including exhibits and schedules thereto, may be inspected and copied at the public reference facilities maintained by the Commission at its principal office, as described above.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE


     The Company's Annual Report on Form 10-K for the fiscal year ended December 27, 1996 and the Company's Registration Statement on Form 8-A dated June 14, 1995 filed by the Company with the Commission are hereby incorporated by reference in this Prospectus except as superseded or modified herein. All documents filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the Offering of the shares offered hereby shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as modified or superseded, to constitute a part of this Prospectus. The Company will provide without charge to each person, including any beneficial owner to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any and all of the documents that have been or may be incorporated by reference herein (other than exhibits to such documents which are not specifically incorporated by reference into such documents). Such requests should be directed to the Senior Vice President, General Counsel and Secretary at the Company's principal executive offices at 12744 San Fernando Road, Sylmar, California 91342, telephone number
(818) 362-5958.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                        PAGE
                                                                                        ----
Independent Auditors' Report..........................................................   F-1
Financial Statements:
  Consolidated Balance Sheets.........................................................   F-2
  Consolidated Statements of Operations...............................................   F-3
  Consolidated Statements of Convertible Preferred Stock and Stockholders' Equity.....   F-4
  Consolidated Statements of Cash Flows...............................................   F-5
  Notes to Consolidated Financial Statements..........................................   F-6

                          INDEPENDENT AUDITOR'S REPORT

To the Shareholders and Board of Directors of MiniMed Inc.:

     We have audited the accompanying balance sheets of MiniMed Inc. (the "Company") as of December 29, 1995 and December 27, 1996, and the related statements of operations, Convertible Preferred Stock and Stockholders' Equity, and of cash flows for each of the three years in the period ended December 27, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such financial statements present fairly, in all material respects, the financial position of the Company as of December 29, 1995 and December 27, 1996, and the results of its operations and its cash flows for each of the three years in the period ended December 27, 1996 in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP

Woodland Hills, California
January 17, 1997 (February 20, 1997 as to the last paragraph of note 3)

                                  MINIMED INC.

                          CONSOLIDATED BALANCE SHEETS
                    DECEMBER 29, 1995 AND DECEMBER 27, 1996

                                     ASSETS

                                                                       1995            1996
                                                                    -----------     -----------
CURRENT ASSETS:
  Cash and cash equivalents.......................................  $14,762,000     $10,286,000
  Short-term investments..........................................    8,724,000       9,517,000
  Accounts receivable, net of allowance for doubtful accounts of
     $1,327,000 and $2,575,000 in 1995 and 1996, respectively.....   10,562,000      15,617,000
  Receivables due from related entities (Note 3)..................       23,000          90,000
  Inventories:
     Raw materials................................................    2,994,000       3,465,000
     Work-in-process..............................................      929,000       1,117,000
     Finished goods...............................................    1,242,000       2,143,000
                                                                    -----------     -----------
          Total inventories.......................................    5,165,000       6,725,000
  Deferred income taxes (Note 10).................................    1,675,000       3,003,000
  Prepaid expenses and other current assets.......................    1,065,000       1,042,000
                                                                    -----------     -----------
          Total current assets....................................   41,976,000      46,280,000
OTHER ASSETS (Note 5).............................................           --         577,000
LAND, BUILDINGS, PROPERTY AND EQUIPMENT -- Net (Note 4)...........   10,553,000      12,646,000
                                                                    -----------     -----------
TOTAL.............................................................  $52,529,000     $59,503,000
                                                                    ===========     ===========

                             LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable................................................  $ 1,895,000     $ 1,642,000
  Current portion of notes payable and line of credit (Note 6)....      600,000              --
  Accrued salaries and related benefits...........................    1,352,000       2,065,000
  Accrued sales commissions.......................................      614,000       1,568,000
  Accrued warranties..............................................    3,243,000       2,873,000
  Income taxes payable (Note 10)..................................      532,000         463,000
  Other accrued expenses..........................................    1,045,000         460,000
                                                                    -----------     -----------
          Total current liabilities...............................    9,281,000       9,071,000
                                                                    -----------     -----------
  Deferred income taxes...........................................      886,000         806,000
COMMITMENTS AND CONTINGENCIES (Note 7)
STOCKHOLDERS' EQUITY (Notes 1 and 8):
  Common stock, par value $.01; 20,000,000 shares authorized;
     11,405,933 and 11,636,175 shares issued and outstanding in
     1995 and 1996, respectively..................................      114,000         116,000
  Additional capital..............................................   43,912,000      46,502,000
  Retained earnings (Accumulated deficit).........................   (1,664,000)      3,008,000
                                                                    -----------     -----------
          Total stockholders' equity..............................   42,362,000      49,626,000
                                                                    -----------     -----------
TOTAL.............................................................  $52,529,000     $59,503,000
                                                                    ===========     ===========

                 See notes to consolidated financial statements

                                  MINIMED INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
     YEARS ENDED DECEMBER 31, 1994, DECEMBER 29, 1995 AND DECEMBER 27, 1996

                                                                      YEAR ENDED,
                                                      -------------------------------------------
                                                         1994            1995            1996
                                                      -----------     -----------     -----------
NET SALES...........................................  $36,274,000     $45,107,000     $59,080,000
COST OF SALES.......................................   16,131,000      16,531,000      20,440,000
                                                      -----------     -----------     -----------
GROSS PROFIT........................................   20,143,000      28,576,000      38,640,000
                                                      -----------     -----------     -----------
OPERATING EXPENSES:
  Selling, general and administrative...............   15,366,000      19,863,000      25,468,000
  Research and development..........................    5,372,000       7,095,000       7,900,000
                                                      -----------     -----------     -----------
          Total operating expenses..................   20,738,000      26,958,000      33,368,000
                                                      -----------     -----------     -----------
OPERATING INCOME (LOSS).............................     (595,000)      1,618,000       5,272,000
INTEREST EXPENSE....................................     (533,000)       (352,000)             --
OTHER INCOME, Including interest income.............      228,000         965,000       1,062,000
                                                      -----------     -----------     -----------
INCOME (LOSS) BEFORE INCOME TAXES...................     (900,000)      2,231,000       6,334,000
PROVISION FOR INCOME TAXES (Note 10)................           --         422,000       1,662,000
                                                      -----------     -----------     -----------
NET INCOME (LOSS)...................................  $  (900,000)    $ 1,809,000     $ 4,672,000
                                                      ===========     ===========     ===========
NET INCOME (LOSS) PER SHARE (Note 2)................  $     (0.10)    $      0.17     $      0.38
                                                      ===========     ===========     ===========
WEIGHTED AVERAGE NUMBER OF COMMON AND COMMON
  EQUIVALENT SHARES USED IN COMPUTING NET INCOME
  (LOSS) PER SHARE (Note 2).........................    9,085,000      10,587,000      12,238,000
                                                      ===========     ===========     ===========

                See notes to consolidated financial statements.

                                  MINIMED INC.

CONSOLIDATED STATEMENTS OF CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS' EQUITY
     YEARS ENDED DECEMBER 31, 1994, DECEMBER 29, 1995 AND DECEMBER 27, 1996

                                            REDEEMABLE,
                                            CONVERTIBLE
                                          PREFERRED STOCK            COMMON STOCK                        RETAINED
                                      ------------------------   ---------------------                   EARNINGS
                                      NUMBER OF                  NUMBER OF                             (ACCUMULATED
                                        SHARES       AMOUNT        SHARES      AMOUNT      CAPITAL       DEFICIT)        TOTAL
                                      ----------   -----------   ----------   --------   -----------   ------------   -----------
BALANCE JANUARY 1, 1994.............                             7,805,478    $ 78,000   $ 5,485,000   $(1,558,000)   $ 4,005,000
  Issuance of preferred stock for
    technology (Note 3).............    200,000             --
  Issuance of preferred stock for
    cash, net of expenses...........    911,111    $ 8,009,000
  Repurchase of treasury shares
    (Note 8)........................                               (75,703)     (1,000)     (578,000)                    (579,000)
  Accretion of preferred stock to
    redemption value................                   212,000                                            (212,000)      (212,000)
  Accrual of preferred stock
    dividends.......................                   292,000                                            (292,000)      (292,000)
  Net loss..........................                                                                      (900,000)      (900,000)
                                        -------     ----------   ---------    --------   -----------   -----------    -----------
BALANCE, DECEMBER 31, 1994..........  1,111,111      8,513,000   7,729,775      77,000     4,907,000    (2,962,000)     2,022,000
  Accretion of preferred stock to
    redemption value................                   219,000                                            (219,000)      (219,000)
  Accrual of preferred stock
    dividends.......................                   292,000                                            (292,000)      (292,000)
  Issuance of common stock in
    initial public offering, net of
    expenses........................                             2,500,000      25,000    29,513,000                   29,538,000
  Conversion of redeemable
    convertible preferred...........  (1,111,111)   (9,024,000)  1,111,111      11,000     9,013,000                    9,024,000
  Exercise of stock options.........                                65,047       1,000       300,000                      301,000
  Tax benefit associated with stock
    option exercises................                                                         179,000                      179,000
  Net income........................                                                                     1,809,000      1,809,000
                                        -------     ----------   ---------    --------   -----------   -----------    -----------
BALANCE, DECEMBER 29, 1995..........         --             --   11,405,933    114,000    43,912,000    (1,664,000)    42,362,000
  Exercise of stock options.........                               203,020       2,000       986,000                      988,000
  Tax benefit associated with stock
    option exercises................                                                         994,000                      994,000
  Issuance of stock under employee
    stock plan......................                                14,822                   272,000                      272,000
  Issuance of stock for technology
    license (Note 6)................                                10,000                   285,000                      285,000
  Stock awards to directors.........                                 2,400                    53,000                       53,000
  Net income........................                                                                     4,672,000      4,672,000
                                        -------     ----------   ---------    --------   -----------   -----------    -----------
BALANCE, DECEMBER 27, 1996..........         --             --   11,636,175   $116,000   $46,502,000   $ 3,008,000    $49,626,000
                                        =======     ==========   =========    ========   ===========   ===========    ===========

                See notes to consolidated financial statements.

                                  MINIMED INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

     YEARS ENDED DECEMBER 31, 1994, DECEMBER 29, 1995 AND DECEMBER 27, 1996

                                                                  1994             1995            1996
                                                               -----------     ------------     -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)..........................................  $  (900,000)    $  1,809,000     $ 4,672,000
  Adjustments to reconcile net income (loss) to net cash
    provided by (used in) operating activities:
    Depreciation.............................................      760,000        1,365,000       1,914,000
    Amortization of loan discount............................      314,000               --              --
    Deferred income taxes....................................           --         (789,000)     (1,408,000)
    Changes in operating assets and liabilities:
      Accounts receivable, net...............................    1,171,000       (2,795,000)     (5,055,000)
      Receivables due from related entities..................      233,000          101,000         (67,000)
      Inventories............................................    2,091,000       (2,916,000)     (1,560,000)
      Prepaid expenses and other current assets..............     (372,000)        (261,000)         23,000
      Other assets...........................................           --               --        (300,000)
      Accounts payable.......................................   (1,425,000)         407,000        (253,000)
      Accrued sales commissions..............................     (375,000)          59,000         954,000
      Accrued salaries and related benefits..................      406,000          335,000         713,000
      Accrued warranties.....................................      549,000          360,000        (370,000)
      Other accrued expenses.................................     (557,000)         792,000         470,000
      Income taxes payable...................................           --          532,000         (69,000)
                                                               -----------     ------------     -----------
      Net cash provided by (used in) operating activities....    1,895,000       (1,001,000)       (336,000)
                                                               -----------     ------------     -----------
CASH FLOWS FROM INVESTING ACTIVITIES --
  Short-term investments.....................................           --       (8,724,000)       (793,000)
  Purchase of land, buildings, property and equipment........   (1,713,000)      (8,700,000)     (4,007,000)
                                                               -----------     ------------     -----------
    Net cash used in investing activities....................   (1,713,000)     (17,424,000)     (4,800,000)
                                                               -----------     ------------     -----------
CASH FLOWS FROM FINANCING ACTIVITIES --
  Repayment of note payable..................................           --       (7,000,000)       (600,000)
  Proceeds from issuance of preferred stock, net of
    expenses.................................................    8,009,000               --              --
  Proceeds from initial public offering, net of expenses.....           --       29,538,000              --
  Proceeds from stock option exercises.......................           --          301,000         988,000
  Proceeds from issuance of common stock under employee stock
    plan.....................................................           --               --         272,000
  Repurchase of treasury shares..............................     (579,000)              --              --
                                                               -----------     ------------     -----------
    Net cash provided by financing activities................    7,430,000       22,839,000         660,000
                                                               -----------     ------------     -----------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS.........    7,612,000        4,414,000      (4,476,000)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD...............    2,736,000       10,348,000      14,762,000
                                                               -----------     ------------     -----------
CASH AND CASH EQUIVALENTS, END OF PERIOD.....................  $10,348,000     $ 14,762,000     $10,286,000
                                                               ===========     ============     ===========
SUPPLEMENTAL CASH FLOW INFORMATION --
  Cash paid during the period for:
  Interest...................................................  $   314,000     $    361,000              --
  Income taxes...............................................  $     1,000     $    500,000     $ 1,866,000

SUPPLEMENTAL DISCLOSURE OF NONCASH FINANCING ACTIVITY -- During 1994 and 1995, the Company recorded $212,000 and $219,000, respectively in accretion of preferred stock to redemption value and $292,000 in accrued preferred stock dividends directly to accumulated deficit. The Company has recognized a reduction in income taxes payable of $179,000 and $994,000 during 1995 and 1996, respectively related to the exercise of nonqualified stock options. During 1996, the Company issued 10,000 shares of common stock with a value of $285,000 to a supplier in exchange for a license. The Company also issued 2,400 shares of Common Stock with a value of $53,000 to certain Directors in lieu of fees during 1996.

                See notes to consolidated financial statements.

                                  MINIMED INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     YEARS ENDED DECEMBER 31, 1994, DECEMBER 29, 1995 AND DECEMBER 27, 1996

 1. GENERAL INFORMATION


     Operations -- MiniMed Inc. ("MiniMed" or the "Company") designs, develops, manufactures and markets medical devices for drug delivery and monitoring patients with diabetes and other medical conditions. The drug delivery systems include external and implantable microinfusion drug pumps and related disposable products which provide long-term delivery of medication for treatment of chronic disorders. The Company is developing glucose sensor systems which will, if successful, provide diabetic patients with continuous monitoring of glucose levels and may ultimately be linked to the microinfusion pumps to create an "artificial pancreas." Other development efforts focus on developing non-diabetes uses of the Company's technologies.


 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Principles of Consolidation -- The accompanying financial statements include the accounts of the Company and its wholly owned subsidiaries MiniMed S.A. and MiniMed GmbH. All intercompany accounts and transactions have been eliminated. The financial statements of MiniMed S.A. and MiniMed GmbH have been translated using the exchange rate at the end of each period as to balance sheet items and the weighted average exchange rate during each period as to operating results. Translation and transaction gains and losses are immaterial for all periods presented.

     Cash and Cash Equivalents -- The Company considers all highly liquid instruments with an original maturity of three months or less to be cash equivalents.

     Short-term Investments -- In May 1993, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No 115, "Accounting for Certain Investments in Debt and Equity Securities," effective for fiscal years beginning after December 15, 1993. The Company has classified all of its debt securities as available-for-sale. For securities available-for-sale, unrealized gains and losses are recorded directly to stockholders' equity. As of December 29, 1995 and December 27, 1996, fair market value approximates cost for the investments held. Realized gains and losses are included in other income in the Company's statement of operations. Realized gains and losses on short-term investments for 1995 and 1996 were not material. The Company's investment policy is to invest idle and excess funds in high grade, short-term, fixed income securities. The primary objective of investment activities is to protect capital value.

     Inventories -- Inventories are stated at the lower of cost or market. Cost is determined using the first-in, first-out method.

     Land, Building, Property and Equipment and Depreciation -- Land, building, property and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets, which range from two to thirty-nine years.

     Research and Development -- Research and development costs are expensed as incurred.

     Net Income (Loss) per Common and Common Equivalent Share -- For the year ended December 27, 1996, net income per common and common equivalent share is computed based upon the weighted average number of shares of the Company's outstanding common stock and common stock equivalents, if dilutive. For the year ended December 29, 1995, net income per common and common equivalent share is computed based upon the weighted average number of shares of the Company's outstanding common stock and common stock equivalents, if dilutive, subsequent to the completion of the Company's initial public offering in July 1995. As required by rules promulgated by the Securities and Exchange Commission for 1994, shares, options, warrants and convertible preferred shares issued at prices below the initial public offering price of $13.00 in the twelve months prior to the initial public offering have been included in the calculation of weighted average common and common equivalent shares as if outstanding using the treasury stock method.

                                  MINIMED INC.

     YEARS ENDED DECEMBER 31, 1994, DECEMBER 29, 1995 AND DECEMBER 27, 1996

     Income Taxes -- Income taxes are provided for taxes currently payable or refundable, and deferred income taxes arising from future tax consequences of events that have been recognized in the Company's financial statements or tax returns. The effects of income taxes are measured based on enacted tax laws and rates. An allowance is provided for net deferred tax assets and tax loss carryforwards for which realization is not assured.

     Revenues and Concentration of Credit Risk -- During 1994, 1995 and 1996, the Company derived approximately 84%, 84% and 86%, respectively, of its revenues from domestic sales. Approximately 60%, 62% and 58%, respectively, of the Company's 1994, 1995 and 1996 domestic revenues were sales to distributors of medical products who sell the products directly to patients. The remaining domestic revenues represent products sold by the Company directly to patients. The Company bills these patients directly or processes billing to their health care payors, which include indemnity insurers, HMOs, PPOs and various state agencies. Certain distributor receivables are secured while all other receivables are unsecured. Foreign revenues in most countries represent sales to dealers in various countries in Europe. Sales to the European dealers may be shipped from the United States or through the Company's subsidiaries. Certain foreign sales are transacted directly by the Company's European subsidiaries with patients, with reimbursement provided by the appropriate third party payors in the appropriate country. Levels of payments from third-party payors and patients vary, depending upon the specific benefits provided under each patient's coverage. No single customer represents more than 10% of the Company's sales for any period presented.

     The Company has recorded an allowance for doubtful accounts to cover the difference between recorded revenues and collections from distributors, patients and third-party payors. The allowance and provision for bad debts are adjusted periodically based upon the Company's evaluation of historical collection experience, industry reimbursement trends and other relevant factors.

     Stock Based Compensation -- The Company has granted stock options for a fixed number of shares to employees with an exercise price equal to the fair market value of the shares at the date of grant. The Company accounts for stock option grants in accordance with APB Opinion No. 25, Accounting for Stock Issued to Employees, and, accordingly, recognizes no compensation expense for the stock option grants.

     Pervasiveness of Estimates -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of certain assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The Company's most significant estimates relate to the allowance for uncollectible accounts, provisions for inventory reserves and accrued warranties.

     Fiscal Year -- In fiscal 1995, the Company adopted a 4-4-5 accounting cycle with the fiscal year ending on the Friday closest to December 31. All prior years presented were based on the "calendar" year ended December 31. The Company's 1997 fiscal year end will be on January 2, 1997.

     Reclassifications -- Certain reclassifications have been made to the 1994 and 1995 financial statements to conform with the 1996 presentation.

 3. RELATED PARTY TRANSACTIONS

     Services and Facilities Agreements -- During 1995 and 1994, the Company provided certain support services to and shared certain facilities and equipment with Advanced Bionics Corporation (ABC), a Company owned primarily by the individual who is currently the Company's largest single stockholder, Chairman and Chief Executive Officer. Costs charged to ABC were $470,000 and $180,000 for the years ended December 31, 1994 and December 29, 1995. ABC owed the Company $105,000 at December 31, 1994, $15,000 at December 29, 1995 and $90,000 at
December 27, 1996. The amount owed by ABC to the Company at

                                  MINIMED INC.

     YEARS ENDED DECEMBER 31, 1994, DECEMBER 29, 1995 AND DECEMBER 27, 1996

December 27, 1996 relates to equipment sold to ABC without a material gain or loss recognized. The Company has leased certain operating facilities to its current Chairman and Chief Executive Officer under a one-year lease renewable for four additional one year periods. In the event that the Chairman and Chief Executive Officer gives the Company a notice of non-renewal, he is obligated to pay the Company approximately $4,000 per month for improvements made to the facility through the earlier of June 2001 or the date the Company occupies the space. If the Company gives the Chairman and Chief Executive Officer a notice of non-renewal, neither he nor the Company has any further obligation. Rents charged under this agreement were $15,600 and $74,847 for the years ended December 29, 1995 and December 27, 1996, respectively. Rental income related to this lease is recorded in other income.

     Research and Development Costs and Purchase of Technology -- During the first six months of 1994, the Company performed research and development services for an entity owned by its Chairman, Chief Executive Officer, and largest single stockholder. The Company charged this affiliated entity $303,000 in 1994 for these research and development services. On June 22, 1994, the Company issued 200,000 shares of its redeemable, convertible preferred stock to this entity in exchange for certain technologies related to the development of a subcutaneous glucose sensor. As the Company purchased this technology from another entity which is considered an affiliate under rules and regulations of the Securities and Exchange Commission, the accounting basis of the technology transferred by the affiliate has been used to establish the value of the technology transferred as well as the preferred stock issued by the Company. The transferred technology had a $0 basis at the affiliate, as amounts related to the subcutaneous glucose sensor research had been recorded as research and development expense. Therefore, the Company assigned a $0 value to the technology acquired, and to the preferred stock issued, for this technology. These shares of preferred stock, along with all other outstanding shares of preferred stock, were converted to Common Stock in conjunction with the Company's initial public offering.

     On February 18, 1997, the Company's board of directors approved a mutual license and product improvement agreement between Medical Research Group, LLC ("MRG"), an entity controlled by the Company's Chief Executive Officer, and the Company. The final agreement has not yet been entered into. Under the proposed terms of this agreement, the Company will grant MRG a license to utilize certain MiniMed technology in the development of a diabetes treatment and management system (the "system") and will pay MRG royalties on MiniMed's sale of other products that may utilize improvements made by MRG to the MiniMed technology. MRG will grant MiniMed the option to purchase the marketing rights of the system for $30.0 million at the earlier of December 31, 1998 or 90 days after MRG achieves a pre-determined regulatory milestone in the development of the system (subject to extensions of the option period of up to one year under certain circumstances). In the event that MiniMed does not exercise its option to purchase these marketing rights, MRG may, at its option, purchase products and components from MiniMed at pre-determined transfer prices or may manufacture these products and pay royalties to MiniMed on the use of MiniMed's technology in the system.

                                  MINIMED INC.

     YEARS ENDED DECEMBER 31, 1994, DECEMBER 29, 1995 AND DECEMBER 27, 1996

 4. LAND, BUILDING, PROPERTY AND EQUIPMENT -- NET

     Land, building, property and equipment, net consists of the following:

                                                   DECEMBER 29,     DECEMBER 27,        USEFUL
                                                       1995             1996         LIVES (YEARS)
                                                   ------------     ------------     -------------
    Land, buildings and improvements.............  $  6,028,000     $  7,058,000       39 to 40
    Machinery and equipment......................     4,987,000        6,682,000        3 to 5
    Tooling and molds............................     2,299,000        2,979,000           3
    Furniture and fixtures.......................     1,131,000        1,733,000           7
                                                    -----------      -----------
                                                     14,445,000       18,452,000
    Less accumulated depreciation................    (3,892,000)      (5,806,000)
                                                    -----------      -----------
    Total........................................  $ 10,553,000     $ 12,646,000
                                                    ===========      ===========

 5. OTHER ASSETS

     Other assets consist of the following:

    Technology license (Note 7)...............................................    277,000
    Inventory components, non-current (Note 7)................................    300,000
                                                                                 --------
                                                                                $ 577,000
                                                                                 ========

 6. NOTES PAYABLE AND LINE OF CREDIT

     A customer advanced the Company $600,000 as part of a supply contract without interest, payable on demand. The loan was repaid during 1996. All other notes payable were retired with proceeds from the Company's initial public offering in July 1995.

     In January 1997, the Company entered into an unsecured line of credit agreement which expires on January 31, 1999. Under terms of this agreement, the Company may borrow up to $10.0 million and is required to pay monthly interest at a rate equal to the 30-day commercial paper rate plus 2.15%. MiniMed is also required to maintain certain cash, net worth and debt conditions under the provisions of this agreement. The Company is currently in compliance with all of these conditions.

 7. COMMITMENTS AND CONTINGENCIES

     Rental expense under operating leases to non-related parties was $143,000, $212,000, and $0 for 1994, 1995, and 1996, respectively.

     On September 11, 1996, the Company filed a lawsuit against another company seeking rescission of a product distribution contract. Subsequent to the filing of this action, the other company has filed a counter-claim seeking compensatory damages of approximately $600 million and punitive damages of $300 million. The Company believes that it has meritorious defenses to the counterclaim asserted by Fimed. The Company intends to prosecute its claim against Fimed and defend against the counterclaim vigorously. Discovery has commenced in the litigation, but the matter has not yet been set for trial.

     On November 1, 1996, the Company entered into a material supply and technology license agreement with a supplier. The Company also issued 10,000 shares of common stock valued at $28.50 per share, the market value of the stock on the date of the agreement, to this supplier in exchange for the technology license. The Company is obligated to purchase component parts valued at $1,125,000 during fiscal 1997. On September 30, 1997, the

                                  MINIMED INC.

     YEARS ENDED DECEMBER 31, 1994, DECEMBER 29, 1995 AND DECEMBER 27, 1996

Company has the option to purchase an additional $1,125,000 in components during fiscal 1998 or discontinue its purchasing activity with this supplier and utilize its technology license to develop a manufacturing operation to produce these components internally. The Company may also discontinue the utilization of these components in all the Company's products at September 30, 1997. In conjunction with the material supply and technology license agreement described above, the Company purchased component parts from this supplier during fiscal 1996 which will not be used in the sale of products in fiscal 1997 based upon planned sales levels derived from historical product demand. Accordingly, the Company has reclassified $300,000 of these component parts as a long-term asset included in other assets (Note 5).

     During the normal course of business, the Company is subject to litigation involving various business matters. Management believes that an adverse outcome of any such known matters would not have a material impact to the Company.

 8. REDEEMABLE, CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS' EQUITY

     Redeemable, Convertible Preferred Stock -- On June 22, 1994, the Company's Board of Directors authorized the issuance of a series of preferred stock of the Company, designated Series A Preferred Stock, and each share was convertible into one share of the Company's common stock at the option of the holder of the Series A Preferred Stock. The Company issued 1,111,111 shares of Series A Preferred Stock in 1994. All issued and outstanding shares of Series A Preferred Stock were automatically converted to common stock concurrent with the Company's initial public offering in July, 1995. An additional 3,899,999 shares of preferred stock are authorized and unissued as of December 27, 1996. Preferences, rights, and qualifications of the unissued but authorized preferred stock will be determined by the Board of Directors prior to the issuance of any additional shares of preferred stock.

     Treasury Stock -- On June 22, 1994, the Company's Board of Directors approved the repurchase of 75,703 shares of common stock from its Chairman and Chief Executive Officer for $700,000, of which $579,000 was recognized by the Company as treasury stock and $120,000 was recognized as compensation expense.

     Warrants -- In connection with the issuance of Series A Preferred Stock, which was converted to common stock in 1995, the Company issued warrants to purchase 200,000 shares of the Company's common stock at an exercise price of $13.00 per share to the holders of the Series A Preferred Stock. These warrants are exercisable at any time prior to June 22, 1997.

                                  MINIMED INC.

     YEARS ENDED DECEMBER 31, 1994, DECEMBER 29, 1995 AND DECEMBER 27, 1996

     Stock Options and Purchase Plan -- The Company has granted stock options under its Incentive Stock Plan ("stock option plan"), which provides that options may have a term of up to 10 years and become exercisable and vest in annual increments of up to six years. An additional 524,567 options are available for grant at December 27, 1996. Stock option plan activity is as follows:

                                                                        RANGE OF OPTION
                                                                          PRICES PER
                                                           SHARES            SHARE
                                                          ---------     ---------------
        Outstanding options at January 1, 1994..........    880,850     $ 4.50 - $ 6.00
        Options granted                                     184,250     $ 6.00 - $ 7.65
        Options canceled                                    (78,550)
                                                          ---------
        Outstanding options at December 31, 1994........    986,550
        Options granted                                     543,500     $ 7.65 - $12.00
        Options exercised                                   (65,047)    $ 4.50 - $ 7.65
        Options canceled                                    (38,035)
                                                          ---------
        Outstanding options at December 29, 1995........  1,426,968
                                                          =========
        Options granted                                     303,847     $14.75 - $27.00
        Options exercised                                  (203,020)    $ 4.50 - $ 7.65
        Options canceled                                    (71,649)
                                                          ---------
        Outstanding options at December 27, 1996........  1,456,146     $ 4.50 - $27.00
                                                          =========

     The following table summarizes information about stock options outstanding at December 27, 1996:

   RANGE OF             NUMBER               WEIGHTED
   EXERCISE         OUTSTANDING AT       AVERAGE REMAINING     WEIGHTED AVERAGE
    PRICES         DECEMBER 27, 1996     CONTRACTUAL LIFE       EXERCISE PRICE
--------------     -----------------     -----------------     ----------------
    $4.50                422,546                   4                $ 4.50
$5.00 - $ 7.25           242,050                   5                  5.86
    $7.65                490,800                   6                  7.65
$8.75 - $27.00           300,750                   7                 14.56
                       ---------               -----                 -----
                       1,456,146                   5                $ 7.81
                       =========               =====                 =====

                    SHARES EXERCISABLE      WEIGHTED AVERAGE
                   AT DECEMBER 27, 1996      EXERCISE PRICE
                   --------------------     ----------------
                           310,119               $ 4.50
                           119,753                 5.80
                           110,100                 7.65
                            23,350                14.36
                         ---------                -----
                           563,322               $ 5.80
                         =========                =====

     During 1996, the Company's stockholders approved an employee stock purchase plan ("stock purchase plan"). Substantially all of the Company's employees are eligible to participate in the stock purchase plan through regular payroll deductions. Options under the stock purchase plan are granted for an indeterminable number of shares on semi-annual offering dates and are automatically exercised six months from the offering date, subject to employee withdrawal from the stock purchase plan. Options are exercised at the lesser of:
(1) 85% of the fair market value of the common stock on the offering date (beginning of six month period); or (2) 85% of the fair market value of the common stock on the exercise date (end of six month period). Sale of

                                  MINIMED INC.

     YEARS ENDED DECEMBER 31, 1994, DECEMBER 29, 1995 AND DECEMBER 27, 1996

shares issued under the stock purchase is prohibited for one year from the exercise date. Transactions related to the employee stock purchase plan are summarized as follows:

                                                                             WEIGHTED AVERAGE
                                                                SHARES        EXERCISE PRICE
                                                               ---------     ----------------
    Shares available.........................................  1,000,000
    Exercised................................................     14,822          $18.38
                                                               ---------
    Shares available at December 27, 1996....................    985,178
                                                               =========

     All stock options under the stock option plan are granted at the fair market value of the Company's common stock at the grant date. The weighted average estimated fair value of the stock purchase plan and options granted in 1995 and 1996 was $3,854,544 and $2,089,754, respectively. The Company applies Accounting Principles Board Opinion No. 25 and related Interpretations in accounting for its stock option plan and stock purchase plan. Accordingly, no compensation cost for the Company's stock option plan and stock purchase plan has been recognized in 1994, 1995 or 1996. Had compensation cost for the Company's stock option plan and stock purchase plan been determined based on the fair value at the grant dates for awards under those plans consistent with FASB Statement No. 123, Accounting for Stock Based Compensation, the Company's net income and earnings per share for the years ended December 29, 1995 and December 27, 1996 would have been reduced to the pro forma amounts indicated below:

                                                                          YEARS ENDED
                                                                 -----------------------------
                                                                 DECEMBER 29,     DECEMBER 27,
                                                                     1995             1996
                                                                 ------------     ------------
    Net income:
      As reported..............................................   $1,809,000       $4,672,000
      Pro forma................................................    1,157,000        3,812,000
    Net income per common and common equivalent share:
      As reported..............................................     $0.17            $0.38
      Pro forma................................................     $0.11            $0.31

     The fair value of options granted under the stock option plan during 1995 and 1996 was determined using the Black-Scholes option pricing model utilizing the following weighted-average assumptions:

                                                                          YEARS ENDED
                                                                 -----------------------------
                                                                 DECEMBER 29,     DECEMBER 27,
                                                                     1995             1996
                                                                 ------------     ------------
    Dividend yield.............................................      0%               0%
    Anticipated volatility.....................................     325%             66%
    Risk-free interest rate....................................    7.40%            6.09%
    Expected lives.............................................   5 years          5 years

     Pro forma compensation cost of options granted under the employee stock purchase plan is measured based upon the discount from market value.

 9. EMPLOYEE BENEFIT PLAN

     The Company has a defined contribution plan which is available to substantially all full-time employees of the Company. No contributions were made during 1994. Subsequent to December 31, 1994, the Company revised the terms of the Plan. During 1995 and future periods, the Company is obligated to contribute a certain

                                  MINIMED INC.

     YEARS ENDED DECEMBER 31, 1994, DECEMBER 29, 1995 AND DECEMBER 27, 1996

percentage of all employee contributions with limits specified by the Plan. Contributions to the Plan in the years ended December 29, 1995 and December 27, 1996 were $69,000 and $93,000, respectively.

10. INCOME TAXES

     Pretax income (loss) from continuing operations for the three years in the period ended December 27, 1996 was subject to income tax in the following jurisdictions:

                                                                     YEAR ENDED
                                                   ----------------------------------------------
                                                   DECEMBER 31,     DECEMBER 29,     DECEMBER 27,
                                                       1994             1995             1996
                                                   ------------     ------------     ------------
    Domestic.....................................   $ (962,000)      $2,208,000       $6,756,000
    Foreign......................................       62,000           23,000         (422,000)
                                                     ---------       ----------       ----------
    Pretax income (loss).........................   $ (900,000)      $2,231,000       $6,334,000
                                                     =========       ==========       ==========

     Significant components of the provision for income taxes are as follows:

                                                                     YEAR ENDED
                                                   ----------------------------------------------
                                                   DECEMBER 31,     DECEMBER 29,     DECEMBER 27,
                                                       1994             1995             1996
                                                   ------------     ------------     ------------
    Current:
      Federal....................................   $       --       $  812,000      $  1,613,000
      Foreign....................................           --               --            10,000
      State......................................           --          220,000           453,000
                                                    ----------       ----------       -----------
                                                            --       $1,032,000      $  2,076,000
    Effect of nonqualified stock option exercises
      upon income taxes currently payable........           --          179,000           994,000
    Deferred:
      Federal....................................           --         (789,000)       (1,100,000)
      Foreign....................................           --               --                --
      State......................................           --               --          (308,000)
                                                    ----------       ----------       -----------
                                                            --         (789,000)       (1,408,000)
                                                    ----------       ----------       -----------
                                                    $       --       $  422,000      $  1,662,000
                                                    ==========       ==========       ===========

     The following table summarizes the changes in the Company's valuation allowance against deferred tax assets:

                                                                          YEAR ENDED
                                                                 -----------------------------
                                                                 DECEMBER 29,     DECEMBER 27,
                                                                     1995             1996
                                                                 ------------     ------------
    Beginning balance..........................................   $1,629,000       $1,268,000
    Change.....................................................     (361,000)        (653,000)
                                                                  ----------       ----------
    Ending balance.............................................   $1,268,000       $  615,000
                                                                  ==========       ==========

                                  MINIMED INC.

     YEARS ENDED DECEMBER 31, 1994, DECEMBER 29, 1995 AND DECEMBER 27, 1996

     The components of deferred tax assets (liabilities) at December 29, 1995 and December 27, 1996 are as follows:

                                                     DECEMBER 29, 1995        DECEMBER 27, 1996
                                                  -----------------------   ----------------------
                                                    FEDERAL       STATE      FEDERAL       STATE
                                                  -----------   ---------   ----------   ---------
Deferred tax assets:
  Accrued warranties............................  $1,137,000    $ 302,000   $1,006,000   $ 267,000
  Accrued vacation..............................     152,000       40,000      174,000      48,000
  Allowance for doubtful accounts...............     404,000      108,000      834,000     228,000
  Inventory reserve.............................     614,000      163,000      792,000     225,000
  Other.........................................      36,000      (13,000)     128,000      21,000
                                                  ----------    ---------   ----------   ---------
                                                   2,343,000      600,000    2,934,000     789,000
Deferred tax liabilities:
  Depreciation..................................    (700,000)    (186,000)    (633,000)   (173,000)
  Deferred state income taxes...................                              (105,000)
                                                  ----------    ---------   ----------   ---------
Net deferred tax assets.........................   1,643,000      414,000    2,196,000     616,000
Valuation allowance.............................    (854,000)    (414,000)    (307,000)   (308,000)
                                                  ----------    ---------   ----------   ---------
Total...........................................  $  789,000    $       0   $1,889,000   $ 308,000
                                                  ==========    =========   ==========   =========

     A reconciliation of the Company's provision for income taxes for 1995 and 1996 to the U.S. Federal Statutory rates is as follows:

                                                                              YEAR ENDED
                                                                     -----------------------------
                                                                     DECEMBER 29,     DECEMBER 27,
                                                                         1995             1996
                                                                     ------------     ------------
Provision for income taxes at U.S. Statutory rates.................    $716,000        $2,217,000
State taxes, net of Federal benefit................................     134,000            94,000
Non-deductible expenses............................................     107,000           112,000
Utilization of Federal and State operating loss carryforwards......    (201,000)
Foreign loss not usable............................................                       148,000
Difference between actual rate and Federal Statutory rate..........                       (63,000)
Reduction of valuation allowance...................................    (361,000)         (653,000)
Other..............................................................      27,000          (193,000)
                                                                      ---------        ----------
                                                                       $422,000        $1,662,000
                                                                      =========        ==========

                                  MINIMED INC.

     YEARS ENDED DECEMBER 31, 1994, DECEMBER 29, 1995 AND DECEMBER 27, 1996

11. OPERATIONS BY GEOGRAPHIC AREA

                                                       YEAR ENDED       YEAR ENDED       YEAR ENDED
                                                      DECEMBER 31,     DECEMBER 29,     DECEMBER 27,
                                                      ------------     ------------     ------------
                                                          1994             1995             1996
                                                      ------------     ------------     ------------
NET SALES
  North American operations.........................  $ 33,283,000     $ 40,675,000     $ 53,569,000
  European operations...............................     2,991,000        4,432,000        5,511,000
                                                       -----------      -----------      -----------
  Consolidated......................................  $ 36,274,000     $ 45,107,000     $ 59,080,000
                                                       ===========      ===========      ===========
OPERATING INCOME (LOSS)
  North American operations.........................  $   (617,000)    $  1,722,000     $  5,526,000
  European operations...............................        22,000         (104,000)        (254,000)
                                                       -----------      -----------      -----------
  Consolidated......................................  $   (595,000)    $  1,618,000     $  5,272,000
                                                       ===========      ===========      ===========
IDENTIFIABLE ASSETS AT END OF PERIOD
  North American operations.........................  $ 22,954,000     $ 50,443,000     $ 56,026,000
  European operations...............................     1,556,000        2,086,000        3,477,000
                                                       -----------      -----------      -----------
  Consolidated......................................  $ 24,510,000     $ 52,529,000     $ 59,503,000
                                                       ===========      ===========      ===========

     No dealer, salesperson or any other person has been authorized to give any information or make any representation not contained in this Prospectus in connection with the offer made by this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the Company or the Underwriters. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby to anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information herein is correct as of any time subsequent to the date of this Prospectus.

                          ---------------------------

                               Table of Contents

                                             Page
                                             ----
Prospectus Summary.........................    3
Risk Factors...............................    6
Use of Proceeds............................   11
Price Range of Common Stock................   12
Dividend Policy............................   12
Capitalization.............................   12
Selected Consolidated Financial Data.......   13
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...............................   14
Business...................................   19
Management.................................   42
Principal and Selling Stockholders.........   47
Underwriting...............................   48
Legal Matters..............................   49
Experts....................................   49
Available Information......................   50
Incorporation of Certain Documents by
  Reference................................   50
Index to Financial Statements..............   51
Independent Auditor's Report...............  F-1

                                2,000,000 SHARES

                                 (MINIMEDLOGO)

                                  COMMON STOCK

                         ------------------------------
                                   PROSPECTUS
                                 March  , 1997

                         ------------------------------

                                 UBS SECURITIES

                            DILLON, READ & CO. INC.

                               HAMBRECHT & QUIST

                               SMITH BARNEY INC.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the estimated fees and expenses payable by MiniMed Inc. (the "Company") in connection with the issuance and distribution of the securities registered hereby:

        Registration fee..................................................  $ 19,472
        NASD filing fee...................................................     6,925
        The Nasdaq National Market fees...................................    17,500
        Printing, duplicating and engraving expenses......................   175,000
        Legal fees and expenses (other than Blue Sky).....................   150,000
        Transfer Agent and Registrar fees.................................     2,500
        Accounting fees and expenses......................................    50,000
        Blue sky fees and expenses........................................     5,000
        Miscellaneous.....................................................    73,603
                                                                            --------
                  Total...................................................  $500,000
                                                                            ========

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the Delaware General Corporation Law (the "DGCL") makes provision for the indemnification of officers and directors in terms sufficiently broad to indemnify officers and directors of the Company under certain circumstances from liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933. The Company's Charter and Bylaws and the indemnification agreements between the Company and its officers and directors provide, in effect, that, to the fullest extent and under the circumstances permitted by Section 145 of the DGCL, the Company will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is a director or officer of the Company or is or was serving at the request of the Company as a director or officer of another corporation or enterprise. The Company may, in its discretion, similarly indemnify its employees and agents. The Charter relieves its directors from monetary damages to the Company or its stockholders for breach of such director's fiduciary duty as directors to the fullest extent permitted by the DGCL. Under Section 102(b)(7) of the DGCL, a corporation may relieve its directors from personal liability to such corporation or its stockholders for monetary damages for any breach of their fiduciary duty as directors except (i) for a breach of the duty of loyalty, (ii) for failure to act in good faith, (iii) for intentional misconduct or knowing violation of law, (iv) for willful or negligent violation of certain provisions in the DGCL imposing certain requirements with respect to stock repurchases, redemption and dividends, or (v) for any transactions from which the director derived an improper personal benefit. Depending upon the character of the proceedings, under Delaware law, the Company may indemnify against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding if the person indemnified acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interest of the Company, and, with respect to any criminal action or proceeding, had no cause to believe his or her conduct was unlawful. To the extent that a director or officer of the Company has been successful in the defense of any action, suit or proceeding referred to above, the Company will be obligated to indemnify him or her against expenses (including attorneys' fees) actually and reasonably incurred in connection therewith. The Company will continue to maintain its director and officer liability insurance policy in the amount of at least $5 million and may increase the amount of the policy to a higher amount not exceeding $7.5 million prior to the commencement of the offering contemplated by this Registration Statement.

ITEM 16. EXHIBITS.

     See Exhibit Index attached hereto and incorporated by reference.

ITEM 17. UNDERTAKINGS.

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended (the "Securities Act"), each filing of the Registrant's annual report pursuant to
Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sylmar, State of California, on March 25 1997.


                                          MINIMED INC.


Dated: March 25, 1997


                                          By:        /s/ ERIC S. KENTOR

                                            ------------------------------------

                                            Eric S. Kentor, Senior Vice
                                              President,


                                            General Counsel



     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.



Dated: March 25, 1997                                *  ALFRED E. MANN

                                          --------------------------------------
                                          Alfred E. Mann, Chairman of the Board
                                          and Chief Executive Officer,
                                          (Principal Executive Officer)


Dated: March 25, 1997                              *  TERRANCE H. GREGG

                                          --------------------------------------
                                          Terrance H. Gregg, President and Chief
                                          Operating Officer


Dated: March 25, 1997                                *  KEVIN R. SAYER

                                          --------------------------------------
                                          Kevin R. Sayer, Senior Vice President,
                                          Finance and Chief Financial Officer
                                          (Principal Financial Officer and
                                          Principal Accounting Officer)


Dated: March 25, 1997                             *  DAVID CHERNOF, M.D.

                                          --------------------------------------
                                          David Chernof, M.D., Director

Dated: March 25, 1997                               *  WILLIAM R. GRANT

                                          --------------------------------------
                                          William R. Grant, Director


Dated: March 25, 1997                              *  DAVID H. MACCALLUM

                                          --------------------------------------
                                          David H. MacCallum, Director


Dated: March 25, 1977                              *  THOMAS R. TESTMAN

                                          --------------------------------------
                                          Thomas R. Testman, Director


Dated: March 25, 1997                              *  JOHN C. VILLFORTH

                                          --------------------------------------
                                          John C. Villforth, Director


                                          *By:      /s/ ERIC S. KENTOR

                                             -----------------------------------

                                                       Eric S. Kentor,


                                               As attorney-in-fact pursuant to


                                                power of attorney previously


                                                  filed with the Commission

                                  MINIMED INC.

               VALUATION AND QUALIFYING ACCOUNTS -- SCHEDULE VIII

                                                         COLUMN C--ADDITIONS
                                          COLUMN B--   -----------------------
                                          BALANCE AT     (1)--
                                          BEGINNING    CHARGED TO   CHARGED TO      (2)         COLUMN E
                                              OF       COSTS AND      OTHER       COLUMN D     BALANCE AT
         COLUMN A--DESCRIPTION              PERIOD      EXPENSES     ACCOUNTS    DEDUCTIONS   END OF PERIOD
----------------------------------------  ----------   ----------   ----------   ----------   -------------
Allowance for doubtful accounts:
  1994..................................  1,149,000     1,168,000                 (961,000)     1,356,000
  1995..................................  1,356,000       391,000                 (420,000)     1,327,000
  1996..................................  1,327,000     1,750,000                 (502,000)     2,575,000
Accrued warranties:
  1994..................................  2,334,000       549,000                               2,883,000
  1995..................................  2,883,000       360,000                               3,243,000
  1996..................................  3,243,000                               (370,000)     2,873,000

---------------

(1) For the allowance for doubtful accounts, represents charges to bad debt expense for the year.

(2) For the allowance for doubtful accounts, represents reductions for pricing adjustments, return estimates, and bad debts. For accrued warranties, reductions represent lower warranty rates experienced in 1996.

                                 EXHIBIT INDEX


                                                                                     SEQUENTIALLY
EXHIBIT                                                                                NUMBERED
NUMBER                                   DESCRIPTION                                     PAGE
------     ------------------------------------------------------------------------  ------------
   1.1     Form of Underwriting Agreement*.........................................
   4.1     Specimen Certificate of Common Stock (previously filed as Exhibit 4.1 to the Company's Registration Statement on Form S-1, Registration No.
           33-92710, on July 21, 1995, and incorporated herein by reference).......
   5.1     Opinion of Gibson, Dunn & Crutcher LLP*.................................
  23.1     Consent of Deloitte & Touche LLP*.......................................
  23.2     Consent of Gibson, Dunn & Crutcher LLP*.................................
  24.1     Power of Attorney*......................................................
  27.1     Financial Data Schedule*................................................


---------------

* Previously filed.